Exhibit 10.28

EXECUTION VERSION

Published CUSIP Number: 64579QAA7

REVOLVING CREDIT AND TERM LOAN AGREEMENT

dated as of September 30¸ 2015 among
THE NEW JERSEY IMAGING NETWORK, L.L.C.,
as Borrower

THE LENDERS FROM TIME TO TIME PARTY HERETO

and

SUNTRUST BANK
as Administrative Agent

SUNTRUST ROBINSON HUMPHREY, INC.
as Sole Lead Arranger and Sole Book Manager

TABLE OF CONTENTS
Page

ARTICLE I    DEFINITIONS; CONSTRUCTION    1
Section 1.1.    Definitions    1
Section 1.2.    Classifications of Loans and Borrowings    32
Section 1.3.    Accounting Terms and Determination    32
Section 1.4.    Terms Generally    32
ARTICLE II    AMOUNT AND TERMS OF THE COMMITMENTS    32
Section 2.1.    General Description of Facilities    32
Section 2.2.    Revolving Loans    33
Section 2.3.    Procedure for Revolving Borrowings    33
Section 2.4.    Swingline Commitment    33
Section 2.5.    Term Loan Commitments    35
Section 2.6.    Funding of Borrowings    35
Section 2.7.    Interest Elections.    35
Section 2.8.    Optional Reduction and Termination of Commitments    36
Section 2.9.    Repayment of Loans    37
Section 2.10.    Evidence of Indebtedness    38
Section 2.11.    Optional Prepayments    38
Section 2.12.    Mandatory Prepayments    39
Section 2.13.    Interest on Loans    40
Section 2.14.    Fees    41
Section 2.15.    Computation of Interest and Fees    42
Section 2.16.    Inability to Determine Interest Rates    42
Section 2.17.    Illegality    42
Section 2.18.    Increased Costs    43
Section 2.19.    Funding Indemnity    44
Section 2.20.    Taxes    44
Section 2.21.    Payments Generally; Pro Rata Treatment; Sharing of Set-offs    48
Section 2.22.    Letters of Credit    49
Section 2.23.    Increase of Commitments; Additional Lenders    53
Section 2.24.    Mitigation of Obligations    56
Section 2.25.    Replacement of Lenders    56
Section 2.26.    Defaulting Lenders and Potential Defaulting Lenders    57
ARTICLE III    CONDITIONS PRECEDENT TO LOANS AND LETTERS OF CREDIT. 60
Section 3.1.    Conditions to Effectiveness    60
Section 3.2.    Conditions to Each Credit Event    63
Section 3.3.    Delivery of Documents    63
ARTICLE IV    REPRESENTATIONS AND WARRANTIES    63
Section 4.1.    Existence; Power.    63
Section 4.2.    Organizational Power; Authorization    64
Section 4.3.    Governmental Approvals; No Conflicts    64
Section 4.4.    Financial Statements    64
Section 4.5.    Litigation and Environmental Matters    64
Section 4.6.    Compliance with Laws and Agreements    65
Section 4.7.    Investment Company Act.    65

Section 4.8.    Taxes    65

Section 4.9.    Margin Regulations    65
Section 4.10.    ERISA    65
Section 4.11.    Ownership of Property; Insurance    66
Section 4.12.    Disclosure    66
Section 4.13.    Labor Relations    67
Section 4.14.    Subsidiaries    67
Section 4.15.    Solvency    67
Section 4.16.    Deposit and Disbursement Accounts    67
Section 4.17.    Collateral Documents    67
Section 4.18.    Material Agreements    68
Section 4.19.    Healthcare Matters    68
Section 4.20.    Sanctions    70
Section 4.21.    Patriot Act    70
ARTICLE V    AFFIRMATIVE COVENANTS    70
Section 5.1.    Financial Statements and Other Information    70
Section 5.2.    Notices of Material Events    72
Section 5.3.    Existence; Conduct of Business    74
Section 5.4.    Compliance with Laws.    74
Section 5.5.    Payment of Obligations    74
Section 5.6.    Books and Records    74
Section 5.7.    Visitation and Inspection.    74
Section 5.8.    Maintenance of Properties; Insurance    74
Section 5.9.    Use of Proceeds; Margin Regulations.    75
Section 5.10.    Casualty and Condemnation    75
Section 5.11.    Cash Management.    75
Section 5.12.    Additional Subsidiaries and Collateral    76
Section 5.13.    Additional Real Estate; Leased Locations    77
Section 5.14.    Further Assurances    78
Section 5.15.    [Healthcare Matters    78
Section 5.16    Anti-Corruption Laws    79
ARTICLE VI    FINANCIAL COVENANTS    79
Section 6.1.    Leverage Ratio    79
Section 6.2.    Fixed Charge Coverage Ratio    80
ARTICLE VII    NEGATIVE COVENANTS    80
Section 7.1.    Indebtedness and Preferred Equity    80
Section 7.2.    Liens    81
Section 7.3.    Fundamental Changes    82
Section 7.4.    Investments, Loans.    82
Section 7.5.    Restricted Payments    83
Section 7.6.    Sale of Assets    83
Section 7.7.    Transactions with Affiliates    84
Section 7.8.    Restrictive Agreements    84
Section 7.9.    Sale and Leaseback Transactions.    85
Section 7.10.    Hedging Transactions    85
Section 7.11.    Amendment to Material Documents    85
Section 7.12.    Accounting Changes    85
Section 7.13    Sanctions    85

Section 7.14    Anti-Corruption Laws    85

ARTICLE VIII    EVENTS OF DEFAULT    86
Section 8.1.    Events of Default    86
Section 8.2.    Application of Proceeds from Collateral    88
ARTICLE IX    THE ADMINISTRATIVE AGENT    89
Section 9.1.    Appointment of the Administrative Agent    89
Section 9.2.    Nature of Duties of the Administrative Agent    90
Section 9.3.    Lack of Reliance on the Administrative Agent    90
Section 9.4.    Certain Rights of the Administrative Agent    91
Section 9.5.    Reliance by the Administrative Agent    91
Section 9.6.    The Administrative Agent in its Individual Capacity    91
Section 9.7.    Successor Administrative Agent    91
Section 9.8.    Withholding Tax    92
Section 9.9.    The Administrative Agent May File Proofs of Claim    92
Section 9.10.    Authorization to Execute Other Loan Documents    93
Section 9.11.    Collateral and Guaranty Matters    93
Section 9.12.    Documentation Agent; Syndication Agent.    93
Section 9.13.    Right to Realize on Collateral and Enforce Guarantee    93
Section 9.14.    Secured Bank Product Obligations and Hedging Obligations    94
ARTICLE X    MISCELLANEOUS    94
Section 10.1.    Notices    94
Section 10.2.    Waiver; Amendments    97
Section 10.3.    Expenses; Indemnification    99
Section 10.4.    Successors and Assigns    100
Section 10.5.    Governing Law; Jurisdiction; Consent to Service of Process    104
Section 10.6.    WAIVER OF JURY TRIAL    105
Section 10.7.    Right of Set-off    105
Section 10.8.    Counterparts; Integration    105
Section 10.9.    Survival    106
Section 10.10. Severability    106
Section 10.11. Confidentiality    106
Section 10.12. Interest Rate Limitation    107
Section 10.13. Waiver of Effect of Corporate Seal    107
Section 10.14. Patriot Act    107
Section 10.15. No Advisory or Fiduciary Responsibility    107
Section 10.16. Location of Closing    108
Section 10.17. Swaps    108

Schedules
Schedule I        Commitment Amounts Schedule 1.1    -    Consolidated EBITDA
Schedule 4.14    -    Subsidiaries
Schedule 4.16    -    Deposit and Disbursement Accounts Schedule 4.18    -    Material Agreements
Schedule 4.19    -    Healthcare Matters
Schedule 7.1    -    Existing Indebtedness
Schedule 7.2    -    Existing Liens
Schedule 7.4    -    Existing Investments
Schedule 7.7    -    Existing Transactions with Affiliates Exhibits
Exhibit A    -    Form of Assignment and Acceptance Exhibit B    -    Form of Guaranty and Security Agreement

Exhibit 2.3    -    Form of Notice of Revolving Borrowing Exhibit 2.4    -    Form of Notice of Swingline Borrowing Exhibit 2.7    -    Form of Notice of Conversion/Continuation Exhibits 2.20A – D    -    Forms of Tax Compliance Certificates Exhibit 3.1(b)(ii)    -    Form of Secretary’s Certificate
Exhibit 3.1(b)(v)    -    Form of Officer’s Certificate Exhibit 5.1(c)    -    Form of Compliance Certificate

REVOLVING CREDIT AND TERM LOAN AGREEMENT

THIS    REVOLVING    CREDIT    AND    TERM    LOAN    AGREEMENT    (this
“Agreement”) is made and entered into as of September 30, 2015, by and among THE NEW JERSEY IMAGING NETWORK, L.L.C., a New Jersey limited liability company (the “Borrower”), the several banks and other financial institutions and lenders from time to time party hereto (the “Lenders”) and SUNTRUST BANK, in its capacity as administrative agent for the Lenders (the “Administrative Agent”), as issuing bank (the “Issuing Bank”) and as swingline lender (the “Swingline Lender”).

W I T N E S S E T H:

WHEREAS, the Borrower has requested that the Lenders (a) establish a $10,000,000 revolving credit facility in favor of, and (b) make term loans in an aggregate principal amount equal to
$40,000,000 to, the Borrower;

WHEREAS, subject to the terms and conditions of this Agreement, the Lenders, the Issuing Bank and the Swingline Lender, to the extent of their respective Commitments as defined herein, are willing severally to establish the requested revolving credit facility, letter of credit subfacility and swingline subfacility in favor of and severally to make the term loans to the Borrower;

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Borrower, the Lenders, the Administrative Agent, the Issuing Bank and the Swingline Lender agree as follows:

ARTICLE I DEFINITIONS; CONSTRUCTION
Section 1.1.    Definitions. In addition to the other terms defined herein, the following terms used herein shall have the meanings herein specified (to be equally applicable to both the singular and plural forms of the terms defined):

“Acquisition” shall mean (a) any Investment by the Borrower or any of its Subsidiaries in any other Person organized in the United States (with substantially all of the assets of such Person and its Subsidiaries located in the United States), pursuant to which such Person shall become a Subsidiary of the Borrower or any of its Subsidiaries or shall be merged with the Borrower or any of its Subsidiaries or (b) any acquisition by the Borrower or any of its Subsidiaries of the assets of any Person (other than a Subsidiary of the Borrower) that constitute all or substantially all of the assets of such Person or a division or business unit of such Person, whether through purchase, merger or other business combination or transaction (and substantially all of such assets, division or business unit are located in the United States). With respect to a determination of the amount of an Acquisition, such amount shall include all consideration (including any deferred payments) set forth in the applicable agreements governing such Acquisition as well as the assumption of any Indebtedness in connection therewith.

“Acquired Business” shall mean the assets of Diagnostic Radiology Associates of Northfield acquired by the Borrower pursuant to the DIN Closing Date Acquisition Agreement and the assets of New Jersey Imaging Partners, Inc. acquired by the Borrower pursuant to the NJIP Closing Date Acquisition Agreement.

“Additional Lender” shall have the meaning set forth in Section 2.23.

“Adjusted LIBOR” means, with respect to each Interest Period for a Eurodollar Loan, (i) the rate per annum equal to the London interbank offered rate for deposits in U.S. Dollars appearing on Reuters screen page LIBOR 01 (or on any successor or substitute page of such service or any successor to such service, or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at approximately 11:00 A.M. (London time) two (2) Business Days prior to the first day of such Interest Period, with a maturity comparable to such Interest Period (provided that in no event shall the foregoing rate be less than zero), divided by (ii) a percentage equal to 100% minus the then stated maximum rate of all reserve requirements (including any marginal, emergency, supplemental, special or other reserves and without benefit of credits for proration, exceptions or offsets that may be available from time to time) applicable to any member bank of the Federal Reserve System in respect of Eurocurrency liabilities as defined in Regulation D (or any successor category of liabilities under Regulation D); provided that if the rate referred to in clause (i) above is not available at any such time for any reason, then the rate referred to in clause (i) shall instead be the interest rate per annum, as determined by the Administrative Agent, to be the arithmetic average of the rates per annum at which deposits in U. S. Dollars in an amount equal to the amount of such Eurodollar Loan with a maturity comparable to such Interest Period, are offered by major banks in the London interbank market to the Administrative Agent at approximately 11:00 A.M. (London time), two (2) Business Days prior to the first day of such Interest Period.

“Administrative Agent” shall have the meaning set forth in the introductory paragraph hereof.

“Administrative Questionnaire” shall mean, with respect to each Lender, an administrative questionnaire in the form provided by the Administrative Agent and submitted to the Administrative Agent duly completed by such Lender.

“Affiliate” shall mean, as to any Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person. For the purposes of this definition, “Control” shall mean the power, directly or indirectly, either to (i) vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of a Person; provided that any shareholder of Radnet, Inc. that owns 10% or more of such securities of Radnet, Inc. shall not be deemed an Affiliate hereunder solely as a result of such ownership, or (ii) direct or cause the direction of the management and policies of a Person, whether through the ability to exercise voting power, by control or otherwise. The terms “Controlled by” and “under common Control with” have the meanings correlative thereto.

"Affiliated Person" shall mean, with respect to the Borrower or any of its Subsidiaries, any Person that directly, or indirectly through one or more intermediaries, Controls the Borrower or any Subsidiary of the Borrower. For the purposes of this definition, “Control” shall mean the power, directly or indirectly, either to (i) vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of the Borrower or a Subsidiary of the Borrower; provided that any shareholder of Radnet, Inc. that owns 10% or more of such securities of Radnet, Inc. shall not be deemed an Affiliated Person hereunder solely as a result of such ownership, or (ii) direct or cause the direction of the management and policies of the Borrower or a Subsidiary of the Borrower, whether through the ability to exercise voting power, by control or otherwise.

“Aggregate Revolving Commitment Amount” shall mean the aggregate principal amount of the Aggregate Revolving Commitments from time to time. On the Closing Date, the Aggregate Revolving Commitment Amount is $10,000,000.

“Aggregate Revolving Commitments” shall mean, collectively, all Revolving Commitments of all Lenders at any time outstanding.

“Anti-Corruption Laws” shall mean all laws, rules, and regulations of any jurisdiction applicable to Borrower, any of its Subsidiaries or any Affiliated Person from time to time concerning or relating to bribery or corruption.

“Anti-Terrorism Order” shall mean Executive Order 13224, signed by President George
W. Bush on September 23, 2001.

“Applicable Lending Office” shall mean, for each Lender and for each Type of Loan, the “Lending Office” of such Lender (or an Affiliate of such Lender) designated for such Type of Loan in the Administrative Questionnaire submitted by such Lender or such other office of such Lender (or such Affiliate of such Lender) as such Lender may from time to time specify to the Administrative Agent and the Borrower as the office by which its Loans of such Type are to be made and maintained.

“Applicable Margin” shall mean, as of any date, with respect to interest on all Loans outstanding on such date or the letter of credit fee, as the case may be, the percentage per annum determined by reference to the applicable Leverage Ratio in effect on such date as set forth in the pricing grid below (the “Pricing Grid”); provided that a change in the Applicable Margin resulting from a change in the Leverage Ratio shall be effective on the second Business Day after the Borrower delivers each of the financial statements required by Section 5.1(a) and (b) and the Compliance Certificate required by Section 5.1(d); provided, further, that if at any time the Borrower shall have failed to deliver such financial statements and such Compliance Certificate when so required, the Applicable Margin shall be at Pricing Level I as set forth in the Pricing Grid until such time as such financial statements and Compliance Certificate are delivered, at which time the Applicable Margin shall be determined as provided above. Notwithstanding the foregoing, the Applicable Margin from the Closing Date until the date by which the financial statements and Compliance Certificate for the Fiscal Quarter ending December 31, 2015 are required to be delivered shall be at Pricing Level I as set forth in the Pricing Grid. In the event that any financial statement or Compliance Certificate delivered hereunder is shown to be inaccurate (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin based upon the Pricing Grid (the “Accurate Applicable Margin”) for any period that such financial statement or Compliance Certificate covered, then (i) the Borrower shall immediately deliver to the Administrative Agent a correct financial statement or Compliance Certificate, as the case may be, for such period, (ii) the Applicable Margin shall be adjusted such that after giving effect to the corrected financial statement or Compliance Certificate, as the case may be, the Applicable Margin shall be reset to the Accurate Applicable Margin based upon the Pricing Grid for such period and (iii) the Borrower shall immediately pay to the Administrative Agent, for the account of the Lenders, the accrued additional interest owing as a result of such Accurate Applicable Margin for such period. The provisions of this definition shall not limit the rights of the Administrative Agent and the Lenders with respect to Section 2.13(c) or Article VIII.

Pricing Grid

Pricing Level	Leverage Ratio	Applicable Margin for Eurodollar Loans	Applicable Margin for Base Rate Loans	Applicable Margin for Letter of Credit Fees	Applicable Percentage for Commitment Fee
I	Greater than or equal to 3.00:1.00	3.00% per annum	2.00% per annum	3.00% per annum	0.45% per annum
II	Less than 3.00:1.00 but greater than or equal to	2.50% per annum	1.50% per annum	2.50% per annum	0.40% per annum

2.50:1.00
III	Less than 2.50:1.00 but greater than or equal to 2.00:1.00	2.25% per annum	1.25% per annum	2.25% per annum	0.35% per annum
IV	Less than 2.00:1.00 but greater than or equal to 1.50:1.00	2.00% per annum	1.00% per annum	2.00% per annum	0.30% per annum
V	Less than 1.50:1:00	1.75% per annum	0.75% per annum	1.75% per annum	0.30% per annum

“Applicable Percentage” shall mean, as of any date, with respect to the commitment fee as of such date, the percentage per annum determined by reference to the Leverage Ratio in effect on such date as set forth in the Pricing Grid; provided that a change in the Applicable Percentage resulting from a change in the Leverage Ratio shall be effective on the second Business Day after which the Borrower delivers each of the financial statements required by Section 5.1(a) and (b) and the Compliance Certificate required by Section 5.1(d); provided, further, that if at any time the Borrower shall have failed to deliver such financial statements and such Compliance Certificate when so required, the Applicable Percentage shall be at Pricing Level I as set forth in the Pricing Grid until such time as such financial statements and Compliance Certificate are delivered, at which time the Applicable Percentage shall be determined as provided above. Notwithstanding the foregoing, the Applicable Percentage for the commitment fee from the Closing Date until the date by which the financial statements and Compliance Certificate for the Fiscal Quarter ending December 31, 2015 are required to be delivered shall be at Pricing Level I as set forth in the Pricing Grid. In the event that any financial statement or Compliance Certificate delivered hereunder is shown to be inaccurate (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Percentage based upon the Pricing Grid (the “Accurate Applicable Percentage”) for any period that such financial statement or Compliance Certificate covered, then (i) the Borrower shall immediately deliver to the Administrative Agent a correct financial statement or Compliance Certificate, as the case may be, for such period, (ii) the Applicable Percentage shall be adjusted such that after giving effect to the corrected financial statement or Compliance Certificate, as the case may be, the Applicable Percentage shall be reset to the Accurate Applicable Percentage based upon the Pricing Grid for such period and (iii) the Borrower shall immediately pay to the Administrative Agent, for the account of the Lenders, the accrued additional commitment fee owing as a result of such Accurate Applicable Percentage for such period. The provisions of this definition shall not limit the rights of the Administrative Agent and the Lenders with respect to Section 2.13(c) or Article VIII.

“Approved Fund” shall mean any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.4(b)) and accepted by the Administrative Agent, in the form of Exhibit A attached hereto or any other form approved by the Administrative Agent.

“Availability Period” shall mean the period commencing on the Closing Date to but excluding the Revolving Commitment Termination Date.

“Bank Product Obligations” shall mean, collectively, all obligations and other liabilities of any Loan Party to any Bank Product Provider arising with respect to any Bank Products.

“Bank Product Provider” shall mean any Person that, at the time it provides any Bank Product to any Loan Party, (i) is a Lender or an Affiliate of a Lender and (ii) except when the Bank Product Provider is SunTrust Bank and its Affiliates, has provided prior written notice to the Administrative Agent which has been acknowledged by the Borrower of (x) the existence of such Bank Product, (y) the maximum dollar amount of obligations arising thereunder (the “Bank Product Amount”) and (z) the methodology to be used by such parties in determining the obligations under such Bank Product from time to time. In no event shall any Bank Product Provider acting in such capacity be deemed a Lender for purposes hereof to the extent of and as to Bank Products except that each reference to the term “Lender” in Article IX and Section 10.3(b) shall be deemed to include such Bank Product Provider and in no event shall the approval of any such person in its capacity as Bank Product Provider be required in connection with the release or termination of any security interest or Lien of the Administrative Agent. The Bank Product Amount may be changed from time to time upon written notice to the Administrative Agent by the applicable Bank Product Provider. No Bank Product Amount may be established at any time that a Default or Event of Default exists.

“Bank Products” shall mean any of the following services provided to any Loan Party by any Bank Product Provider: (a) any treasury or other cash management services, including deposit accounts, automated clearing house (ACH) origination and other funds transfer, depository (including cash vault and check deposit), zero balance accounts and sweeps, return items processing, controlled disbursement accounts, positive pay, lockboxes and lockbox accounts, account reconciliation and information reporting, payables outsourcing, payroll processing, trade finance services, investment accounts and securities accounts, and (b) card services, including credit cards (including purchasing cards and commercial cards), prepaid cards, including payroll, stored value and gift cards, merchant services processing, and debit card services.

“Base Rate” shall mean the highest of (i) the rate which the Administrative Agent announces from time to time as its prime lending rate, as in effect from time to time, (ii) the Federal Funds Rate, as in effect from time to time, plus one-half of one percent (0.50%) per annum and (iii) Adjusted LIBOR determined on a daily basis for an Interest Period of one (1) month, plus one percent (1.00%) per annum (any changes in such rates to be effective as of the date of any change in such rate). The Administrative Agent’s prime lending rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. The Administrative Agent may make commercial loans or other loans at rates of interest at, above, or below the Administrative Agent’s prime lending rate. In no event shall the Base Rate be less than 0%.
“Borrower” shall have the meaning set forth in the introductory paragraph hereof. “Borrowing” shall mean a borrowing consisting of (i) Loans of the same Class and Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect, or (ii) a Swingline Loan.

“Business Day” shall mean any day other than (i) a Saturday, Sunday or other day on which commercial banks in Atlanta, Georgia are authorized or required by law to close and (ii) if such day relates to a Borrowing of, a payment or prepayment of principal or interest on, a conversion of or into, or an Interest Period for, a Eurodollar Loan or a notice with respect to any of the foregoing, any day on which banks are not open for dealings in Dollar deposits in the London interbank market.

“Capital Expenditures” shall mean, for any period, without duplication, the additions to property, plant and equipment and other capital expenditures of the Borrower and its Subsidiaries that are

(or would be) set forth on a consolidated statement of cash flows of the Borrower for such period prepared in accordance with GAAP, excluding (i) any expenditure to the extent such expenditure is part of the aggregate amounts payable in connection with, or other consideration for, any Permitted Acquisition consummated during or prior to such period and (ii) replacements of and substitutions for fixed assets, capital assets or equipment to the extent made with proceeds invested pursuant to Section 2.12(a).

“Capital Lease Obligations” of any Person shall mean all obligations of such Person to pay rent or other amounts under any lease (or other arrangement conveying the right to use) of real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Capital Stock” shall mean all shares, options, warrants, general or limited partnership interests, membership interests or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity whether voting or nonvoting, including common stock, preferred stock or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Exchange Act).

“Cash Collateralize” shall mean, in respect of any obligations, to provide and pledge (as a first priority perfected security interest) cash collateral for such obligations in Dollars with the Administrative Agent pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent (and “Cash Collateralized” and “Cash Collateralization” have the corresponding meanings).

“Cash Equivalents” shall mean (a) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition (“Government Obligations”), (b) Dollar denominated time deposits, certificates of deposit, Eurodollar time deposits and Eurodollar certificates of deposit of (i) any domestic commercial bank of recognized standing having capital and surplus in excess of $500,000,000 or (ii) any bank whose short-term commercial paper rating at the time of the acquisition thereof is at least A-1 or the equivalent thereof from S&P or from Moody’s is at least P-1 or the equivalent thereof from Moody’s (any such bank being an “Approved Bank”), in each case with maturities of not more than 364 days from the date of acquisition, (c) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by any domestic corporation rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody’s and maturing within six months of the date of acquisition, (d) repurchase agreements with a term of not more than thirty (30) days with a bank or trust company (including a Lender) or a recognized securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed by the United States of America,
(e) obligations of any state of the United States or any political subdivision thereof for the payment of the principal and redemption price of and interest on which there shall have been irrevocably deposited Government Obligations maturing as to principal and interest at times and in amounts sufficient to provide such payment, (f) money market accounts subject to Rule 2a-7 of the Investment Company Act of 1940 (“Rule 2a-7”) which consist primarily of cash and cash equivalents set forth in clauses (a) through
(e) above and of which 95% shall at all times be comprised of First Tier Securities (as defined in Rule 2a-
7) and any remaining amount shall at all times be comprised of Second Tier Securities (as defined in Rule 2a-7) and (g) shares of any so-called “money market fund”; provided that such fund is registered under the Investment Company Act of 1940, has net assets of at least $500,000,000 and has an investment portfolio with an average maturity of 365 days or less.

“CHAMPVA” shall mean, collectively, the Civilian Health and Medical Program of the Department of Veterans Affairs, a program of medical benefits covering retirees and dependents of former members of the armed services administered by the United States Department of Veterans Affairs, and all laws, rules, regulations, manuals, orders, or requirements pertaining to such program.

“Change in Control” shall mean the occurrence of one or more of the following events:
(i) any sale, lease, exchange or other transfer (in a single transaction or a series of related transactions) of all or substantially all of the assets of the Borrower to any Person or “group” (within the meaning of the Exchange Act and the rules of the Securities and Exchange Commission thereunder in effect on the date hereof), (ii) the Permitted Holders cease to own and control, directly or indirectly, beneficially and of record more than 50% of the outstanding shares of the voting and economic equity interests of the Borrower, (iii) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or “group” (within the meaning of the Exchange Act and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof) other than the Permitted Holders of 35% or more of the outstanding shares of the voting equity interests of the Borrower, or (iv) during any period of 24 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Borrower cease to be composed of individuals who are Continuing Directors.

“Change in Law” shall mean (i) the adoption of any applicable law, rule or regulation after the date of this Agreement, (ii) any change in any applicable law, rule or regulation, or any change in the interpretation, implementation or application thereof, by any Governmental Authority after the date of this Agreement, or (iii) compliance by any Lender (or its Applicable Lending Office) or the Issuing Bank (or, for purposes of Section 2.18(b), by the Parent Company of such Lender or the Issuing Bank, if applicable) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that for purposes of this Agreement, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or each of the Loans comprising such Borrowing, is a Revolving Loan, a Swingline Loan or a Term Loan and, when used in reference to any Commitment, refers to whether such Commitment is a Revolving Commitment, a Swingline Commitment or a Term Loan Commitment.

“Closing Date” shall mean the date on which the conditions precedent set forth in Section
3.1 and Section 3.2 have been satisfied or waived in accordance with Section 10.2.

“Closing Date Acquisition” shall mean the purchase by the Borrower of certain imaging centers and other assets of (i) Diagnostic Radiology Associates of Northfield pursuant to the terms of the DIN Closing Date Acquisition Agreement. and (ii) New Jersey Imaging Partners, Inc. pursuant to the terms of the NJIP Closing Date Acquisition Agreement.

“Closing Date Acquisition Agreements” shall mean the DIN Closing Date Acquisition Agreement and the NJIP Closing Date Acquisition Agreement.

“Closing Date Acquisition Documents” shall mean, collectively, the Closing Date Acquisition Agreements and each other document, instrument, certificate and agreement executed and delivered in connection therewith.

“CMS” shall mean The Centers for Medicare and Medicaid Services, which administers the Medicare and Medicaid programs under the Department of Health and Human Services, and any successor thereto.

“Code” shall mean the Internal Revenue Code of 1986, as amended and in effect from time to time.

“Collateral” shall mean all tangible and intangible property, real and personal, of any
Loan Party that is or purports to be the subject of a Lien in favor of the Administrative Agent to secure the whole or any part of the Obligations or any Guarantee thereof, and shall include, without limitation, all casualty insurance proceeds and condemnation awards with respect to any of the foregoing.

“Collateral Access Agreement” shall mean each landlord waiver or bailee agreement granted to, and in form and substance reasonably acceptable to, the Administrative Agent.

“Collateral Assignment” shall mean that certain Collateral Assignment of Representations, Warranties, Covenants and Indemnities (Acquisition Documents), dated as of the date hereof, executed by the Borrower in favor of the Administrative Agent.

“Collateral Documents” shall mean, collectively, the Guaranty and Security Agreement, any Real Estate Documents, the Control Account Agreements, the Collateral Assignment, the Perfection Certificate, all Copyright Security Agreements, all Patent Security Agreements, all Trademark Security Agreements, all Collateral Access Agreements, all assignments of key man life insurance policies and all other instruments and agreements now or hereafter securing or perfecting the Liens securing the whole or any part of the Obligations or any Guarantee thereof, all UCC financing statements, fixture filings and stock powers, and all other documents, instruments, agreements and certificates executed and delivered by any Loan Party to the Administrative Agent and the Lenders in connection with the foregoing.

“Commitment” shall mean a Revolving Commitment, a Swingline Commitment or a Term Loan Commitment or any combination thereof (as the context shall permit or require).

“Commodity Exchange Act” shall mean the Commodity Exchange Act of 1936, as amended and in effect from time to time, and any successor statute thereto

“Compliance Certificate” shall mean a certificate from the principal executive officer or the principal financial officer or the treasurer of the Borrower in the form of, and containing the certifications set forth in, the certificate attached hereto as Exhibit 5.1(d).

“Connection Income Taxes” shall mean Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated EBITDA” shall mean, for the Borrower and its Subsidiaries for any period, an amount equal to the sum of (i) Consolidated Net Income for such period plus (ii) to the extent deducted in determining Consolidated Net Income for such period, and without duplication, (A) Consolidated Interest Expense, (B) the provision for Federal, state, local and foreign income taxes payable determined on a consolidated basis in accordance with GAAP, (C) depreciation and amortization determined on a consolidated basis in accordance with GAAP, (D) all other non-cash charges determined on a consolidated basis in accordance with GAAP, in each case for such period, including, without limitation, non-cash stock compensation expenses, (E) transaction costs and expenses paid in cash in connection with the Related Transactions,1 (F) specified operating lease expenses to the extent that a specific operating lease has been terminated or converted to a capital lease or purchased for cash prior to the end of the term thereof (and during such period), (G) pro forma cost savings related to the Closing Date Acquisition that are expected to be realized within 12 months of the Closing Date Acquisition, (H) pro forma cost savings relating to any Permitted Acquisition or, if approved by the Required Lenders, any other Acquisition, that are expected to be realized within 12 months of such Permitted Acquisition or other Acquisition, (I) the amount of cost savings and other operating improvements and synergies projected by the Borrower in good faith to be realized as a result of actions taken (calculated on a pro forma basis as though such cost savings and other operational improvements and synergies had been realized on the first date of such period), (J) non-recurring employee severance expenses during such period, and (K) non-recurring, non-operational expenses including settlements of legal proceedings (net of any non-recurring, non-operational income), reflected on the consolidated statements of operations for the Borrower and its Subsidiaries; provided that the aggregate amount added back to Consolidated EBITDA for any period pursuant to the foregoing clauses (G), (H), (I), (J) and (K) shall not exceed 20% of Consolidated EBITDA for the applicable period; provided further that, for purposes of calculating compliance with the financial covenants set forth in Article VI, to the extent that during such period any Loan Party shall have consummated the Closing Date Acquisition, a Permitted Acquisition or other Acquisition approved in writing by the Required Lenders, or any sale, transfer or other disposition of any Person or business units, Consolidated EBITDA shall be calculated on a Pro Forma Basis with respect to the Person or assets or the Person or business unit disposed of. Notwithstanding the foregoing, Consolidated EBITDA for the fiscal months ending from January 31, 2015 through and including June 30, 2015 shall be as set forth on Schedule 1.1.

“Consolidated Fixed Charges” shall mean, for the Borrower and its Subsidiaries for any period, the sum (without duplication) of (i) Consolidated Interest Expense paid in cash for such period, and (ii) scheduled principal payments (excluding prepayments required to be made pursuant to Section 2.12(c) and other optional or mandatory prepayments) made on Consolidated Total Debt during such period.

“Consolidated Interest Expense” shall mean, for the Borrower and its Subsidiaries for any period, interest expense determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Income” shall mean, for the Borrower and its Subsidiaries for any period, the net income (or loss) of the Borrower and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from Consolidated Net Income (to the extent otherwise included therein) (i) any extraordinary gains or losses, (ii) any non- cash gains or losses attributable to write-ups or write-downs of assets or the sale of assets (other than the sale of inventory in the ordinary course of business and write-downs of accounts receivable and inventory), (iii) any equity interest of the Borrower or any Subsidiary of the Borrower in the unremitted earnings of any Person that is not a Subsidiary and (iv) any income (or loss) of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with the Borrower or any Subsidiary or the date that such Person’s assets are acquired by the Borrower or any Subsidiary.

“Consolidated Total Debt” shall mean, as of any date, all Indebtedness of the Borrower and its Subsidiaries measured on a consolidated basis as of such date, but excluding Indebtedness of the type described in subsection (xi) of the definition thereto.

1 Please provide the anticipated amount of fees and expenses.

“Continuing Director” shall mean, with respect to any period, any individuals (A) who were members of the board of directors or other equivalent governing body of the Borrower on the first day of such period, (B) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (A) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body, (C) whose election or nomination to that board or other equivalent governing body was made or approved by the board of directors (or equivalent governing body) or chief executive officer of a Permitted Holder or (D) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (A), (B) and (C) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body.

“Contractual Obligation” of any Person shall mean any provision of any security issued by such Person or of any agreement, instrument or undertaking under which such Person is obligated or by which it or any of the property in which it has an interest is bound.

“Control Account Agreement” shall mean any tri-party agreement by and among a Loan Party, the Administrative Agent and a depository bank or securities intermediary at which such Loan Party maintains a Controlled Account, in each case in form and substance satisfactory to the Administrative Agent.

“Controlled Account” shall have the meaning set forth in Section 5.11.

“Copyright” shall have the meaning assigned to such term in the Guaranty and Security
Agreement.

“Copyright Security Agreement” shall mean any Copyright Security Agreement executed by a Loan Party owning registered Copyrights or applications for Copyrights in favor of the Administrative Agent for the benefit of the Secured Parties, both on the Closing Date and thereafter.

“Current Assets” shall mean, with respect to any Person, all current assets of such Person as of any date of determination calculated in accordance with GAAP, but excluding cash, Cash Equivalents and Indebtedness owing from Affiliates.

“Current Liabilities” shall mean, with respect to any Person, all liabilities of such Person that should, in accordance with GAAP, be classified as current liabilities as of any date of determination, and in any event including all Indebtedness payable on demand or within one year from such date of determination without any option on the part of the obligor to extend or renew beyond such year and all accruals for federal or other taxes based on or measured by income and payable within such year, but excluding (i) the current portion of long-term debt, (ii) and the aggregate outstanding principal balance of the Revolving Loans and the Swingline Loans and (iii) cash, Cash Equivalents and Indebtedness owing to Affiliates.

“Debtor Relief Laws” shall mean the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” shall mean any condition or event that, with the giving of notice or the lapse of time or both, would constitute an Event of Default.

“Default Interest” shall have the meaning set forth in Section 2.13(c).

“Defaulting Lender” shall mean, subject to Section 2.26(c), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any Issuing Bank, any Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within two (2) Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent or any Issuing Bank or Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied),
(c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.26(b)) upon delivery of written notice of such determination to the Borrower, each Issuing Bank, each Swingline Lender and each Lender.

“DIN Closing Date Acquisition Agreement” shall mean that certain Asset Purchase Agreement, dated as of August 6, 2015, by and between the Borrower and Saint Barnabas Outpatient Centers Corp., a New Jersey non-profit corporation.

“Dollar(s)” and the sign “$” shall mean lawful money of the United States.

“Domestic Subsidiary” shall mean each Subsidiary of the Borrower that is organized under the laws of the United States or any state or district thereof.

“Environmental Indemnity” shall mean each environmental indemnity made by each Loan Party which owns Real Estate that is required to be pledged as Collateral in favor of the Administrative Agent for the benefit of the Secured Parties, in each case in form and substance satisfactory to the Administrative Agent.

“Environmental Laws” shall mean all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by or with any Governmental Authority relating in any way to the environment, preservation or reclamation of natural resources, the management, Release or threatened Release of any Hazardous Material or to health and safety matters.

“Environmental Liability” shall mean any liability, contingent or otherwise (including any liability for damages, costs of environmental investigation and remediation, costs of administrative oversight, fines, natural resource damages, penalties or indemnities), of the Borrower or any of its Subsidiaries directly or indirectly resulting from or based upon (i) any actual or alleged violation of any Environmental Law, (ii) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (iii) any actual or alleged exposure to any Hazardous Materials, (iv) the Release or threatened Release of any Hazardous Materials or (v) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended and in effect from time to time, and any successor statute thereto and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” shall mean any person that for purposes of Title I or Title IV of ERISA or Section 412 of the Code would be deemed at any relevant time to be a “single employer” or otherwise aggregated with the Borrower or any of its Subsidiaries under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

“ERISA Event” shall mean (i) any “reportable event” as defined in Section 4043 of ERISA with respect to a Plan (other than an event as to which the PBGC has waived under subsection
.22, .23, .25, .27 or .28 of PBGC Regulation Section 4043 the requirement of Section 4043(a) of ERISA that it be notified of such event); (ii) any failure to make a required contribution to any Plan that would result in the imposition of a lien or other encumbrance or the provision of security under Section 430 of the Code or Section 303 or 4068 of ERISA, or the arising of such a lien or encumbrance, there being or arising any “unpaid minimum required contribution” or “accumulated funding deficiency” (as defined or otherwise set forth in Section 4971 of the Code or Part 3 of Subtitle B of Title 1 of ERISA), whether or not waived, or any filing of any request for or receipt of a minimum funding waiver under Section 412 of the Code or Section 303 of ERISA with respect to any Plan or Multiemployer Plan, or that such filing may be made, or any determination that any Plan is, or is expected to be, in at-risk status under Title IV of ERISA; (iii) any incurrence by the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates of any liability under Title IV of ERISA with respect to any Plan or Multiemployer Plan (other than for premiums due and not delinquent under Section 4007 of ERISA); (iv) any institution of proceedings, or the occurrence of an event or condition which would reasonably be expected to constitute grounds for the institution of proceedings by the PBGC, under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (v) any incurrence by the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan, or the receipt by the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates of any notice that a Multiemployer Plan is in endangered or critical status under Section 305 of ERISA; (vi) any receipt by the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates of any notice, or any receipt by any Multiemployer Plan from the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; (vii) engaging in a non-exempt prohibited transaction within the meaning of Section 4975 of the Code or Section 406 of ERISA; or (viii) any filing of a notice of intent to terminate any Plan if such termination would require material additional contributions in order to be considered a standard termination within the meaning of Section 4041(b) of ERISA, any filing under Section 4041(c) of ERISA of a notice of intent to terminate any Plan, or the termination of any Plan under Section 4041(c) of ERISA.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bears interest at a rate determined by reference to Adjusted LIBOR (but not any Loan or Borrowing bearing interest at the Base Rate or the Adjusted LIBOR component of the Base Rate).

“Event of Default” shall have the meaning set forth in Section 8.1.

“Excess Cash Flow” shall mean, without duplication, with respect to any Fiscal Year of the Borrower and its Subsidiaries, Consolidated Net Income plus (a) to the extent deducted in determining Consolidated Net Income, depreciation, amortization, income taxes and Consolidated Interest Expense, plus decreases or minus increases (as the case may be) in (b) Working Capital, minus (c) Unfinanced Cash Capital Expenditures during such Fiscal Year, minus (d) Consolidated Interest Expense paid in cash and scheduled principal payments paid in cash in respect of Consolidated Total Debt (excluding prepayments of Revolving Loans and Swingline Loans), minus (e) voluntary prepayments of the Term Loans pursuant to Section 2.11 and, solely to the extent accompanied by a permanent reduction in the Aggregate Revolving Commitments in accordance with Section 2.8, voluntary prepayments of the Revolving Loans, plus (in the case of gains) or minus (in the case of losses) (f) extraordinary gains or losses which are cash items not included in the calculation of Consolidated Net Income, minus (g) income taxes paid in cash, except to the extent such income taxes were deducted from Excess Cash Flow for a prior Fiscal Year as a reserve, minus (h) non-cash gains increasing Consolidated Net Income for such period, minus (i) Investments permitted by Section 7.4(e), (f), (h) or (i), in any case, made in cash by the Borrower and its Subsidiaries during such period, to the extent such Investments or Acquisitions were permitted under Section 7.4, and minus (j) Permitted Tax Distributions.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended and in effect from time to time.

“Excluded Swap Obligation” shall mean, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act at the time the Guarantee of such Guarantor becomes effective with respect to such related Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Excluded Taxes” shall mean any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case,
(i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender,
U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which
(i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.25) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.20, amounts with respect to such Taxes were payable either to such Lender's assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.20 and (d) any U.S. federal withholding Taxes imposed under FATCA.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Rate” shall mean, for any day, the rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with member banks of the Federal Reserve System arranged by Federal funds brokers, as published by the Federal Reserve Bank of New York on the next succeeding Business Day or, if such rate is not so published for any Business Day, the Federal Funds Rate for such day shall be the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent.

“Fee Letter” shall mean that certain fee letter, dated as of August 6, 2015, executed by SunTrust Robinson Humphrey, Inc. and SunTrust Bank and accepted by the Borrower.

“Fiscal Quarter” shall mean any fiscal quarter of the Borrower. “Fiscal Year” shall mean any fiscal year of the Borrower.
“Fixed Charge Coverage Ratio” shall mean, as of any date, the ratio of (a) Consolidated EBITDA minus Unfinanced Cash Capital Expenditures minus Restricted Payments paid in cash to Persons other than the Loan Parties during such period minus all cash income taxes paid during such period to (b) Consolidated Fixed Charges, in each case measured for the four consecutive Fiscal Quarters ending on or immediately prior to such date for which financial statements are required to have been delivered under this Agreement.

“Foreign Lender” shall mean (a) if the Borrower is a U.S. Person, a Lender that is not a
U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.

“Foreign Person” shall mean any Person that is not a U.S. Person.

“Foreign Subsidiary” shall mean each Subsidiary of the Borrower that is organized under the laws of a jurisdiction other than one of the fifty states of the United States or the District of Columbia.

“GAAP” shall mean generally accepted accounting principles in the United States applied on a consistent basis and subject to the terms of Section 1.3.

“Governmental Authority” shall mean any nation, sovereign or government, any state or other political subdivision thereof, any branch of government, agency, department, authority or instrumentality thereof and any Person or authority exercising executive, legislative, taxing, judicial, regulatory or administrative functions of or pertaining to government, including any central bank, stock exchange, regulatory body, arbitrator, public sector entity, supra-national entity (including the European Union and the European Central Bank) and any self-regulatory organization (including the National Association of Insurance Commissioners). Governmental Authority shall include any agency, branch or other governmental body charged with the responsibility and/or vested with the authority to administer and/or enforce any Health Care Laws, including any contractor administering the Medicare or Medicaid programs.

“Governmental Payor” shall mean Medicare, Medicaid, TRICARE, CHAMPVA, any state health plan adopted pursuant to Title XIX of the Social Security Act and any other state or federal health care program.

“Government Receivables” shall have the meaning set forth in the Guaranty and Security
Agreement.

“Government Receivables Deposit Account” shall have the meaning set forth in the Guaranty and Security Agreement.

“Guarantee” of or by any Person (the “guarantor”) shall mean any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly and including any obligation, direct or indirect, of the guarantor (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (iv) as an account party in respect of any letter of credit or letter of guaranty issued in support of such Indebtedness or obligation; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made or, if not so stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantor” shall mean each of the Subsidiary Loan Parties.

“Guaranty and Security Agreement” shall mean the Guaranty and Security Agreement, dated as of the date hereof and substantially in the form of Exhibit B, made by the Loan Parties in favor of the Administrative Agent for the benefit of the Secured Parties.

“Hazardous Materials” shall mean all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Health Care Laws” shall mean all Requirements of Law relating to (a) fraud and abuse (including without limitation the following statutes, as amended, modified or supplemented from time to time and any successor statutes thereto and regulations promulgated from time to time thereunder: the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)); the Stark Law (42 U.S.C. § 1395nn and
§1395(q)); the civil False Claims Act (31 U.S.C. § 3729 et seq.); Sections 1320a-7 and 1320a-7a and 1320a-7b of Title 42 of the United States Code; the Medicare Prescription Drug, Improvement, and Modernization Act of 2003 (Pub. L. No. 108-173)); (b) Medicare, Medicaid, CHAMPVA or TRICARE;

(c)	the licensure or regulation of healthcare providers, suppliers, professionals, facilities or payors; (d) the provision of, or payment for, health care services, items or supplies; (e) patient health care; (f) quality, safety certification and accreditation standards and requirements; (g) the billing, coding or submission of claims or collection of accounts receivable or refund of overpayments in connection with any of the foregoing; (h) HIPAA; (i) the practice of medicine and other health care professions or the organization of medical or professional entities; (j) fee-splitting prohibitions; (k) health planning or rate-setting laws, including laws regarding certificates of need and certificates of exemption; (l) certificates of operations and authority; (m) laws regulating the provision of free or discounted care or services; and (n) any and all other applicable federal, state or local health care laws, rules, codes, statutes, regulations, manuals, orders, ordinances, statutes, policies, professional or ethical rules, administrative guidance and requirements, as the same may be amended, modified or supplemented from time to time, and any successor statute thereto.

“Health Care Permits” shall mean any and all Permits issued or required under applicable Health Care Laws.

“Hedge Termination Value” shall mean, in respect of any one or more Hedging Transactions, after taking into account the effect of any legally enforceable netting agreement relating to such Hedging Transactions, (a) for any date on or after the date such Hedging Transactions have been closed out and termination value(s) determined in accordance therewith, such termination value(s) and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedging Transactions, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedging Transactions (which may include a Lender or any Affiliate of a Lender).

“Hedging Obligations” of any Person shall mean any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired under (i) any and all Hedging Transactions, (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any Hedging Transactions and (iii) any and all renewals, extensions and modifications of any Hedging Transactions and any and all substitutions for any Hedging Transactions.

“Hedging Transaction” of any Person shall mean (a) any transaction (including an agreement with respect to any such transaction) now existing or hereafter entered into by such Person that is a rate swap transaction, swap option, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap or option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option, spot transaction, credit protection transaction, credit swap, credit default swap, credit default option, total return swap, credit spread transaction, repurchase transaction, reverse repurchase transaction, buy/sell-back transaction, securities lending transaction, or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“HIPAA” shall mean the (a) Health Insurance Portability and Accountability Act of 1996; (b) the Health Information Technology for Economic and Clinical Health Act (Title XIII of the American Recovery and Reinvestment Act of 2009); and (c) any state and local laws regulating the privacy and/or security of individually identifiable information, including state laws providing for notification of breach of privacy or security of individually identifiable information, in each case with respect to the laws described in clauses (a), (b) and (c) of this definition, as the same may be amended, modified or supplemented from time to time, any successor statutes thereto and any and all rules or regulations promulgated from time to time thereunder.

“Increasing Lender” shall have the meaning set forth in Section 2.23. “Incremental Commitment” shall have the meaning set forth in Section 2.23.
“Incremental Revolving Commitment” shall have the meaning set forth in Section 2.23.
“Incremental Term Loan” shall have the meaning set forth in Section 2.23. “Indebtedness” of any Person shall mean, without duplication, (i) all obligations of such
Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person in respect of the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business; provided that, for purposes of Section 8.1(g), trade payables overdue by more than 180 days shall be included in this definition except to the extent that any of such trade payables are being disputed in good faith and by appropriate measures), (iv) all obligations of such Person under any conditional sale or other title retention agreement(s) relating to property acquired by such Person, (v) all Capital Lease Obligations of such Person, (vi) all obligations, contingent or otherwise, of such Person in respect of letters of credit, acceptances or similar extensions of credit, (vii) all Guarantees of such Person of the type of Indebtedness described in clauses (i) through (vi) above, (viii) all Indebtedness of a third party secured by any Lien on property owned by such Person, whether or not such Indebtedness has been assumed by such Person, (ix) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any Capital Stock of such Person, (x) all Off-Balance Sheet Liabilities and (xi) all net Hedging Obligations. The Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer, except to the extent that the terms of such Indebtedness provide that such Person is not liable therefor or such joint venture is a corporation or limited liability company and such Person is not legally obligated therefor. The amount of any net Hedging Obligations on any date shall be deemed to be the Hedge Termination Value thereof as of such date.

“Indemnified Taxes” shall mean Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document.

“Interest Period” shall mean with respect to any Eurodollar Borrowing, a period of one, two, three or six months (or, if available to all applicable Lenders, 12 months); provided that:

(i)    the initial Interest Period for such Borrowing shall commence on the date of such Borrowing (including the date of any conversion from a Borrowing of another Type), and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding Interest Period expires;

(ii)    if any Interest Period would otherwise end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless such Business Day falls in another calendar month, in which case such Interest Period would end on the next preceding Business Day;

(iii)    any Interest Period which begins on the last Business Day of a calendar month or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period shall end on the last Business Day of such calendar month;

(iv)    each principal installment of the Term Loans shall have an Interest Period ending on each installment payment date and the remaining principal balance (if any) of the Term Loans shall have an Interest Period determined as set forth above; and

(v)    no Borrowing of Revolving Loans shall have an Interest Period which extends beyond the Revolving Commitment Termination Date and no Interest Period with respect to Term Loans may extend beyond the Maturity Date.

“Investments” shall have the meaning set forth in Section 7.4. “IRS” shall mean the United States Internal Revenue Service.
“Issuing Bank” shall mean SunTrust Bank in its capacity as the issuer of Letters of Credit pursuant to Section 2.22.

“LC Commitment” shall mean that portion of the Aggregate Revolving Commitments that may be used by the Borrower for the issuance of Letters of Credit in an aggregate face amount not to exceed $2,000,000.

“LC Disbursement” shall mean a payment made by the Issuing Bank pursuant to a Letter of Credit.

“LC Documents” shall mean all applications, agreements and instruments relating to the
Letters of Credit but excluding the Letters of Credit.

“LC Exposure” shall mean, at any time, the sum of (i) the aggregate undrawn amount of all outstanding Letters of Credit at such time, plus (ii) the aggregate amount of all LC Disbursements that have not been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Revolving Lender shall be its Pro Rata Share of the total LC Exposure at such time.

“Lender-Related Hedge Provider” shall mean any Person that, at the time it enters into a Hedging Transaction with any Loan Party, (i) is a Lender or an Affiliate of a Lender and (ii) except when the Lender-Related Hedge Provider is SunTrust Bank or any of its Affiliates, has provided prior written notice to the Administrative Agent which has been acknowledged by the Borrower of (x) the existence of such Hedging Transaction and (y) the methodology to be used by such parties in determining the obligations under such Hedging Transaction from time to time. In no event shall any Lender-Related Hedge Provider acting in such capacity be deemed a Lender for purposes hereof to the extent of and as to Hedging Obligations except that each reference to the term “Lender” in Article IX and Section 10.3(b) shall be deemed to include such Lender-Related Hedge Provider. In no event shall the approval of any such Person in its capacity as Lender-Related Hedge Provider be required in connection with the release or termination of any security interest or Lien of the Administrative Agent.

“Lenders” shall have the meaning set forth in the introductory paragraph hereof and shall include, where appropriate, the Swingline Lender, each Increasing Lender and each Additional Lender that joins this Agreement pursuant to Section 2.23.

“Letter of Credit” shall mean any stand-by letter of credit issued pursuant to Section 2.22 by the Issuing Bank for the account of the Borrower pursuant to the LC Commitment.

“Leverage Ratio” shall mean, as of any date, the ratio of (i) (a) Consolidated Total Debt as of such date less (b) cash balances of the Borrower and its Subsidiaries as of such date that are subject to Controlled Accounts or in Government Receivables Deposit Accounts in an aggregate amount not to exceed $5,000,000 to (ii) Consolidated EBITDA for the four consecutive Fiscal Quarters ending on or immediately prior to such date for which financial statements are required to have been delivered under this Agreement.

“Licensed Personnel” shall mean any Person (including any physician) involved in the delivery of health care or medical items, services or supplies, employed or retained by any Loan Party.

“Lien” shall mean any mortgage, pledge, security interest, lien (statutory or otherwise), charge, encumbrance, hypothecation, assignment, deposit arrangement, or other arrangement having the practical effect of any of the foregoing or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having the same economic effect as any of the foregoing).

“Loan Documents” shall mean, collectively, this Agreement, the Collateral Documents, the LC Documents, the Fee Letter, all Notices of Borrowing, all Notices of Conversion/Continuation, all Compliance Certificates, any promissory notes issued hereunder and any and all other instruments, agreements, documents and writings executed by a Loan Party for the benefit of the Administrative Agent, the Issuing Bank or any Lender in connection with any of the foregoing.

“Loan Parties” shall mean the Borrower and the Subsidiary Loan Parties.

“Loans” shall mean all Revolving Loans, Swingline Loans and Term Loans in the aggregate or any of them, as the context shall require, and shall include, where appropriate, any loan made pursuant to Section 2.23.

“Management Agreement” shall mean that certain Management Agreement dated as of September 30, 2015 by and between New Jersey Imaging Partners, Inc. and the Borrower as in effect on the Closing Date.

“Material Adverse Effect” shall mean any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singularly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences whether or not related, resulting in a material adverse change in, or a material adverse effect on, (i) the business, results of operations, financial condition, assets or liabilities of the Borrower and its Subsidiaries taken as a whole, (ii) the ability of the Loan Parties to perform their respective obligations under the Loan Documents, (iii) the rights and remedies of the Administrative Agent, the Issuing Bank, the Swingline Lender or the Lenders under any of the Loan Documents or (iv) the legality, validity or enforceability of any of the Loan Documents.

“Material Agreements” shall mean (i) all agreements, indentures or notes governing the terms of any Material Indebtedness (other than the Loan Documents), (ii) the Management Agreement,
(iii) the material Related Transaction Documents, and (iv) any other agreement, document, contract or instrument (other than any Third Party Payor Programs) pursuant to which (A) any Loan Party or any of its Subsidiaries are obligated to make payments in any twelve month period of $2,500,000 or more, (B) any Loan Party or any of its Subsidiaries expects to receive revenue in any twelve month period of
$2,500,000 or more and (C) a default, breach or termination thereof could reasonably be expected to result in a Material Adverse Effect.

“Material Indebtedness” shall mean any Indebtedness (other than the Loans and the Letters of Credit) of the Borrower or any of its Subsidiaries individually or in an aggregate committed or outstanding principal amount exceeding $1,000,000. For purposes of determining the amount of attributed Indebtedness from Hedging Obligations, the “principal amount” of any Hedging Obligations at any time shall be the Net Mark-to-Market Exposure of such Hedging Obligations.

“Maturity Date” shall mean, with respect to the Term Loans, the earlier of (i) September 30, 2020 and (ii) the date on which the principal amount of all outstanding Term Loans have been declared or automatically have become due and payable (whether by acceleration or otherwise).

“Medicaid” shall mean, collectively, the health care assistance program established by Title XIX of the Social Security Act (42 U.S.C. 1396 et seq.) and any statutes succeeding thereto, and all laws, rules, regulations, manuals, orders or requirements pertaining to such program, including (a) all federal statutes affecting such program; (b) all state statutes and plans for medical assistance enacted in connection with such program and federal rules and regulations promulgated in connection with such program; and (c) all applicable provisions of all rules, regulations, manuals, orders and administrative, reimbursement, and requirements of all Government Authorities promulgated in connection with such program (whether or not having the force of law), in each case as the same may be amended, supplemented or otherwise modified from time to time.

“Medicare” shall mean, collectively, the health insurance program for the aged and disabled established by Title XVIII of the Social Security Act (42 U.S.C. 1395 et seq.) and any statutes succeeding thereto, and all laws, rules, regulations, manuals, orders or requirements pertaining to such program including (a) all federal statutes (whether set forth in Title XVIII of the Social Security Act (42
U.S.C. 1395 et seq.) or elsewhere) affecting such program; and (b) all applicable provisions of all rules, regulations, manuals, orders and administrative, reimbursement and requirements of all Governmental Authorities promulgated in connection with such program (whether or not having the force of law), in each case as the same may be amended, supplemented or otherwise modified from time to time.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Mortgaged Property” shall mean, collectively, the fee-owned Real Estate subject to the
Mortgages.

“Mortgages” shall mean each mortgage, deed of trust, deed to secure debt or other real estate security documents delivered by any Loan Party to the Administrative Agent from time to time, all in form and substance reasonably satisfactory to the Administrative Agent.

“Multiemployer Plan” shall mean any “multiemployer plan” as defined in Section 4001(a)(3) of ERISA, which is contributed to by (or to which there is or may be an obligation to contribute of) the Borrower, any of its Subsidiaries or an ERISA Affiliate, and each such plan for the five- year period immediately following the latest date on which the Borrower, any of its Subsidiaries or an ERISA Affiliate contributed to or had an obligation to contribute to such plan.

“Net Mark-to-Market Exposure” of any Person shall mean, as of any date of determination with respect to any Hedging Obligation, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from such Hedging Obligation. “Unrealized losses” shall mean the fair market value of the cost to such Person of replacing the Hedging Transaction giving rise to such Hedging Obligation as of the date of determination (assuming such Hedging Transaction were to be terminated as of that date), and “unrealized profits” shall mean the fair market value of the gain to such Person of replacing such Hedging Transaction as of the date of determination (assuming such Hedging Transaction were to be terminated as of that date).

“Non-Consenting Lender” shall mean any Lender that does not approve any consent, waiver or amendment that (i) requires the approval of all or all affected Lenders in accordance with the terms of Section 10.2 and (ii) has been approved by the Required Lenders.

“Non-Defaulting Lender” shall mean, at any time, a Lender that is not a Defaulting
Lender.

“Northfield Property” shall mean the Real Estate located at 772 Northfield Ave., West
Orange, NJ 07052.

“Northfield Sale/Leaseback Transaction” shall mean a Sale/Leaseback Transaction entered into by a Loan Party with respect to the Northfield Property.

“NJIP Closing Date Acquisition Agreement” shall mean that certain Asset Purchase Agreement, dated as of August 6, 2015, by and between the Borrower and New Jersey Imaging Partners, Inc., a New Jersey corporation.

“Non-Public Information” shall mean any material non-public information (within the meaning of United States federal and state securities laws) with respect to the Borrower, its Affiliates or any of their securities or loans.

“Non-U.S. Plan” shall mean any plan, fund (including, without limitation, any superannuation fund) or other similar program established, contributed to (regardless of whether through direct contributions or through employee withholding) or maintained outside the United States by the Borrower or one or more of its Subsidiaries primarily for the benefit of employees of the Borrower or such Subsidiaries residing outside the United States, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement, or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.

“Notices of Borrowing” shall mean, collectively, the Notices of Revolving Borrowing and the Notices of Swingline Borrowing.

“Notice of Conversion/Continuation” shall have the meaning set forth in Section 2.7(b). “Notice of Revolving Borrowing” shall have the meaning set forth in Section 2.3. “Notice of Swingline Borrowing” shall have the meaning set forth in Section 2.4.
“Obligations” shall mean (a) all amounts owing by the Loan Parties to the Administrative Agent, the Issuing Bank, any Lender (including the Swingline Lender) or the Sole Lead Arranger pursuant to or in connection with this Agreement or any other Loan Document or otherwise with respect to any Loan or Letter of Credit including, without limitation, all principal, interest (including any interest accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or like proceeding relating to the Borrower, whether or not a claim for post-filing or post- petition interest is allowed in such proceeding), reimbursement obligations, fees, indemnification and reimbursement payments, costs and expenses (including all fees and expenses of counsel to the Administrative Agent, the Issuing Bank and any Lender (including the Swingline Lender) incurred pursuant to this Agreement or any other Loan Document), whether direct or indirect, absolute or contingent, liquidated or unliquidated, now existing or hereafter arising hereunder or thereunder, (b) all Hedging Obligations owed by any Loan Party to any Lender-Related Hedge Provider, and (c) all Bank Product Obligations, together with all renewals, extensions, modifications or refinancings of any of the foregoing; provided, however, that with respect to any Guarantor, the Obligations shall not include any Excluded Swap Obligations.

“OFAC” shall mean the U.S. Department of the Treasury’s Office of Foreign Assets
Control.

“Off-Balance Sheet Liabilities” of any Person shall mean (i) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (ii) any liability of such Person under any sale and leaseback transactions that do not create a liability on the balance sheet of such Person, (iii) any Synthetic Lease Obligation or (iv) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of such Person.

“OSHA” shall mean the Occupational Safety and Health Act of 1970, as amended and in effect from time to time, and any successor statute thereto.

“Other Connection Taxes” shall mean, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” shall mean all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.25).

“Parent Company” shall mean, with respect to a Lender, the “bank holding company” as defined in Regulation Y, if any, of such Lender, and/or any Person owning, beneficially or of record, directly or indirectly, a majority of the shares of such Lender.

“Participant” shall have the meaning set forth in Section 10.4(d).

“Patent” shall have the meaning assigned to such term in the Guaranty and Security
Agreement.

“Patent Security Agreement” shall mean any Patent Security Agreement executed by a Loan Party owning Patents or licenses of Patents in favor of the Administrative Agent for the benefit of the Secured Parties, both on the Closing Date and thereafter.

“Patriot Act” shall mean the USA PATRIOT Improvement and Reauthorization Act of 2005 (Pub. L. 109-177 (signed into law March 9, 2006)), as amended and in effect from time to time.

“Payment Office” shall mean the office of the Administrative Agent located at 303 Peachtree Street, N.E., Atlanta, Georgia 30308, or such other location as to which the Administrative Agent shall have given written notice to the Borrower and the other Lenders.

“PBGC” shall mean the U.S. Pension Benefit Guaranty Corporation referred to and defined in ERISA, and any successor entity performing similar functions.

“Perfection Certificate” shall have the meaning assigned to such term in the Guaranty and Security Agreement.

“Permits” shall mean, with respect to any Person, any permit, approval, consent, authorization, license, provisional license, registration, accreditation, certificate, certification, certificate of need, qualification, operating authority, concession, grant, franchise, variance or permission from any Governmental Authority, in each case whether or not having the force of law and applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject, including without limitation all Health Care Permits.

“Permitted Acquisition” shall mean any Acquisition by a Loan Party that occurs when the following conditions have been satisfied:

(i)before and after giving effect to such Acquisition, no Default or Event of Default has occurred and is continuing or would result therefrom, and all representations and warranties of each Loan Party set forth in the Loan Documents shall be and remain true and correct in all material respects;

(ii)	before and after giving effect to such Acquisition, on a Pro Forma Basis,
(x)the Borrower is in compliance with each of the covenants set forth in Article VI and (y) the Leverage Ratio is less than the then required threshold set forth in Section 6.1 minus 0.25:1.00, in each case, measuring Consolidated Total Debt for purposes of Section 6.1 as of the date of such Acquisition and otherwise recomputing the covenants set forth in Article VI as of the last day of the most recently ended Fiscal Quarter for which financial statements are required to have been delivered pursuant to Section 5.1(a) or (b) as if such Acquisition had occurred, and any Indebtedness incurred in connection therewith was incurred, on the first day of the relevant period for testing compliance, and the Borrower shall have delivered to the Administrative Agent a pro forma Compliance Certificate signed by a Responsible Officer certifying to the foregoing prior to the date of the consummation of such Acquisition;

(iii)    at least 10 Business Days prior to the date of the consummation of such Acquisition, the Borrower shall have delivered to the Administrative Agent notice of such Acquisition, together with historical financial information and analysis with respect to the Person whose stock or assets are being acquired and copies of the acquisition agreement and related documents (including financial information and analysis, environmental assessments and reports, opinions, certificates and lien searches) and information reasonably requested by the Administrative Agent;

(iv)    such Acquisition is consensual and approved by the board of directors (or the equivalent thereof) of the Person whose stock or assets are being acquired;

(v)    the Person or assets being acquired is in the same type of business conducted by the Borrower and its Subsidiaries on the date hereof or any business reasonably related thereto;

(vi)    such Acquisition is consummated in compliance with all Requirements of Law, and all consents and approvals from any Governmental Authority or other Person required in connection with such Acquisition have been obtained;

(vii)    before and after giving effect to such Acquisition and any Indebtedness incurred in connection therewith, each Loan Party is Solvent;

(viii)    after giving effect to such Acquisition and any Indebtedness incurred in connection therewith, the sum of (i) (x) the Aggregate Revolving Commitment Amount minus
(y) the aggregate principal amount of all Revolving Credit Exposure, plus (ii) cash on hand (that is either unencumbered or in Controlled Accounts or in Government Receivables Deposit Accounts) of the Loan Parties is at least $2,000,000;

(ix)    the Borrower shall have executed and delivered, or caused its Subsidiaries to execute and deliver, all guarantees, Collateral Documents and other related documents required under Section 5.12; and

(x)    the Borrower has delivered to the Administrative Agent a certificate executed by a Responsible Officer certifying that each of the conditions set forth above has been satisfied.

“Permitted Encumbrances” shall mean:

(i)Liens imposed by law for taxes not yet due or which are being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves are being maintained in accordance with GAAP;

(ii)statutory Liens of landlords, carriers, warehousemen, mechanics, materialmen and other Liens imposed by law in the ordinary course of business for amounts not yet due or which are being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves are being maintained in accordance with GAAP;

(iii)pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(iv)deposits to secure the performance of bids, trade contracts, leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(v)judgment and attachment liens not giving rise to an Event of Default or Liens created by or existing from any litigation or legal proceeding that are currently being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves are being maintained in accordance with GAAP;

(vi)customary rights of set-off, revocation, refund or chargeback under deposit agreements or under the Uniform Commercial Code or common law of banks or other financial institutions where the Borrower or any of its Subsidiaries maintains deposits (other than deposits intended as cash collateral) in the ordinary course of business; and

(vii)easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any Indebtedness and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of the Borrower and its Subsidiaries taken as a whole;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness (other than any letter of credit).

“Permitted Holders” shall mean RadNet, Inc., Barnabas Health, Inc., and each of their respective direct or indirect wholly-owned Subsidiaries, including, without limitation, New Jersey Imaging Partners, Inc., a wholly-owned Subsidiary of RadNet, Inc., and Center State Health Group, Inc., a wholly-owned Subsidiary of Barnabas Health, Inc.

“Permitted Investments” shall mean:

(i)direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States), in each case maturing within one year from the date of acquisition thereof;

(ii)commercial paper having the highest rating, at the time of acquisition thereof, of S&P or Moody’s and in either case maturing within one year from the date of acquisition thereof;

(iii)certificates of deposit, bankers’ acceptances and time deposits maturing within 180 days of the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States or any state thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(iv)fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (i) above and entered into with a financial institution satisfying the criteria described in clause (iii) above; and

(v)mutual funds investing solely in any one or more of the Permitted Investments described in clauses (i) through (iv) above.

“Permitted Tax Distributions” shall mean tax distributions by a Loan Party (so long as such Loan Party is treated as a pass-through or disregarded entity) to its members (“Tax Distributions”)
(i) on a quarterly basis, pro rata in proportion to their respective percentage interests in such Loan Party (except as otherwise required below), so long as the aggregate amount of such Tax Distributions does not exceed, quarterly, an amount equal to such Loan Party’s good faith estimate of the Applicable Tax (as hereinafter defined) with respect to such taxable year, less the amount paid, if any, with respect to prior quarters of such taxable year; and (ii) on an annual basis after the end of such Loan Party’s taxable year, to the extent necessary so that the sum of the amounts so distributed under this clause (ii) and the amounts distributed under clause (i) above equals the minimum aggregate amount (the “Applicable Tax”) that must be distributed to provide each member with an amount that equals the product of (1) the sum of all items of taxable income or gain allocated to such member for such taxable year less all items of deduction, loss and the loss equivalent of tax credits allocated to such member (or, to the extent applicable, its predecessors in interest) for such taxable year and all prior taxable years to the extent not previously offset by taxable income or gain allocated to such member (or, to the extent applicable, its predecessors in interest) and (2) a percentage equal to [(100%-B) x A] + B, where “A” is the highest marginal federal income tax rate applicable to a corporation or individual (as appropriate) for such preceding taxable year and “B”, with respect to each member, is the highest marginal state income tax rate applicable to such member for such preceding taxable year; provided that if the amount distributed to the members of such Loan Party pursuant to clause (i) for the taxable year exceeds the Applicable Tax for such taxable year (including where the amounts included in taxable income of such Loan Party for such taxable year are decreased as a result of an audit, amended return or otherwise), then such excess shall be credited against the next Tax Distributions permitted to be made with respect to subsequent taxable years.

“Person” shall mean any individual, partnership, firm, corporation, association, joint venture, limited liability company, trust or other entity, or any Governmental Authority.

“Plan” shall mean any “employee benefit plan” as defined in Section 3 of ERISA (other than a Multiemployer Plan) maintained or contributed to by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate has or may have an obligation to contribute, and each such plan that is subject to Title IV of ERISA for the five-year period immediately following the latest date on which the Borrower or any ERISA Affiliate maintained, contributed to or had an obligation to contribute to (or is deemed under Section 4069 of ERISA to have maintained or contributed to or to have had an obligation to contribute to, or otherwise to have liability with respect to) such plan.

“Platform” shall have the meaning set forth in Section 10.1(c).
“Pricing Grid” shall have the meaning set forth in the definition of “Applicable Margin”. “Pro Forma Basis” shall mean, (i) with respect to any Person, business, property or asset acquired in the Closing Date Acquisition, a Permitted Acquisition or any other Acquisition approved in writing by the Required Lenders, the inclusion as “Consolidated EBITDA” of the EBITDA (i.e. net income before interest, taxes, depreciation and amortization) for such Person, business, property or asset as if such Acquisition had been consummated on the first day of the applicable period, based on historical results accounted for in accordance with GAAP, adjusted for any credit received for any acquisition related costs and savings to the extent expressly permitted pursuant to Article 11 of the Securities and Exchange Commission Regulation S-X or as approved by the Administrative Agent and (ii) with respect to any Person, business, property or asset sold, transferred or otherwise disposed of, the exclusion from “Consolidated EBITDA” of the EBITDA (i.e. net income before interest, taxes, depreciation and amortization) for such Person, business, property or asset so disposed of during such period as if such disposition had been consummated on the first day of the applicable period, in accordance with GAAP.

“Pro Rata Share” shall mean (i) with respect to any Class of Commitment or Loan of any Lender at any time, a percentage, the numerator of which shall be such Lender’s Commitment of such Class (or, if such Commitment has been terminated or expired or the Loans have been declared to be due and payable, such Lender’s Revolving Credit Exposure or Term Loan, as applicable), and the denominator of which shall be the sum of all Commitments of such Class of all Lenders (or, if such Commitments have been terminated or expired or the Loans have been declared to be due and payable, all Revolving Credit Exposure or Term Loans, as applicable, of all Lenders) and (ii) with respect to all Classes of Commitments and Loans of any Lender at any time, the numerator of which shall be the sum of such Lender’s Revolving Commitment (or, if such Revolving Commitment has been terminated or expired or the Loans have been declared to be due and payable, such Lender’s Revolving Credit Exposure) and Term Loan and the denominator of which shall be the sum of all Lenders’ Revolving Commitments (or, if such Revolving Commitments have been terminated or expired or the Loans have been declared to be due and payable, all Revolving Credit Exposure of all Lenders funded under such Commitments) and Term Loans.

“Proceeding” shall mean any investigation, inquiry, litigation, review, hearing, suit, claim, audit, arbitration, proceeding or action (in each case, whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.

“Public Lender” shall mean any Lender who does not wish to receive Non-Public Information and who may be engaged in investment and other market related activities with respect to the Borrower, its Affiliates or any of their securities or loans.

Subsidiaries.

“Real Estate” shall mean all real property owned or leased by the Borrower and its

“Real Estate Documents” shall mean, collectively, (a) all Mortgages, (b) all

Environmental Indemnities, (c) evidence of whether the applicable Mortgaged Property is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards and, if such Mortgaged Property is located in an area identified as having special flood hazards, a written acknowledgement of notice from the Borrower that the Mortgaged Property is in a flood zone, a policy of flood insurance that is on terms satisfactory to the Administrative Agent and such other documentation related thereto as the Administrative Agent may require, (d) title insurance policies, (e) maps or plats of an as-built survey of the Mortgaged Property sites, (f) third-party environmental reviews of all Mortgaged Property, (g) opinions of counsel to the Loan Parties for each jurisdiction in which the Mortgaged Property is located and (h) all other documents, instruments, agreements and certificates executed and delivered by any Loan Party to the Administrative Agent and the Lenders in connection with the foregoing, in each case, in form and substance reasonably satisfactory to the Administrative Agent.

“Recipient” shall mean, as applicable, (a) the Administrative Agent, (b) any Lender and
(c) the Issuing Bank.

“Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.

“Regulation T” shall mean Regulation T of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.

“Regulation U” shall mean Regulation U of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.

“Regulation X” shall mean Regulation X of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.

“Regulation Y” shall mean Regulation Y of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective managers, administrators, trustees, partners, directors, officers, employees, agents, advisors or other representatives of such Person and such Person’s Affiliates.

“Related Transaction Documents” shall mean the Loan Documents, the Closing Date Acquisition Documents and all other agreements or instruments executed in connection with the Related Transactions.

“Related Transactions” shall mean, collectively, the making of the initial Loans on the Closing Date, the Closing Date Acquisition, the payment of all fees, costs and expenses associated with all of the foregoing and the execution and delivery of all Related Transaction Documents.

“Release” shall mean any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into the environment (including ambient air,

surface water, groundwater, land surface or subsurface strata) or within any building, structure, facility or fixture.

“Required Lenders” shall mean, at any time, Lenders holding more than 50% of the aggregate outstanding Revolving Commitments and Term Loans at such time or, if the Lenders have no Commitments outstanding, then Lenders holding more than 50% of the aggregate outstanding Revolving Credit Exposure and Term Loans of the Lenders at such time; provided, that if at any time there are (i) two (2) Lenders, Required Lenders shall include both Lenders and (ii) three (3) Lenders, Required Lenders shall include at least two (2) unaffiliated Lenders; provided further that to the extent that any Lender is a Defaulting Lender, such Defaulting Lender and all of its Revolving Commitments, Revolving Credit Exposure and Term Loans shall be excluded for purposes of determining Required Lenders.

“Requirement of Law” shall mean, with respect to any Person, collectively, the common law and all federal, state, local, foreign, multinational or international laws, statutes, codes, treaties, standards, rules and regulations, guidelines, ordinances, orders, judgments, writs, injunctions, decrees (including administrative or judicial precedents or authorities) and the interpretation or administration thereof by, and other determinations, directives, requirements or requests of, any Governmental Authority, in each case whether or not having the force of law and that are applicable to or binding upon such Person or any of its property or to which such Person or any of its property, products, business or operations are subject, including without limitation all Health Care Laws.

“Responsible Officer” shall mean (x) with respect to certifying compliance with the financial covenants set forth in Article VI, the chief executive officer, the chief financial officer or the treasurer of the Borrower and (y) with respect to all other provisions, any of the president, the chief executive officer, the chief operating officer, the chief financial officer, the treasurer or a vice president of the Borrower or such other representative of the Borrower as may be designated in writing by any one of the foregoing with the consent of the Administrative Agent.

“Restricted Payment” shall mean, for any Person, any dividend or distribution on any class of its Capital Stock, or any payment on account of, or set apart of assets for a sinking or other analogous fund for, the purchase, redemption, retirement, defeasance or other acquisition of any shares of its Capital Stock, any Indebtedness subordinated to the Obligations or any Guarantee thereof or any options, warrants or other rights to purchase such Capital Stock or such Indebtedness, whether now or hereafter outstanding.

“Revolving Commitment” shall mean, with respect to each Lender, the commitment of such Lender to make Revolving Loans to the Borrower and to acquire participations in Letters of Credit and Swingline Loans in an aggregate principal amount not exceeding the amount set forth with respect to such Lender on Schedule I, as such schedule may be amended pursuant to Section 2.23, or, in the case of a Person becoming a Lender after the Closing Date, the amount of the assigned “Revolving Commitment” as provided in the Assignment and Acceptance executed by such Person as an assignee, or the joinder executed by such Person, in each case as such commitment may subsequently be increased or decreased pursuant to the terms hereof.

“Revolving Commitment Termination Date” shall mean the earliest of (i) September 30, 2020, (ii) the date on which the Revolving Commitments are terminated pursuant to Section 2.8 and (iii) the date on which all amounts outstanding under this Agreement have been declared or have automatically become due and payable (whether by acceleration or otherwise).

“Revolving Credit Exposure” shall mean, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans, LC Exposure and Swingline Exposure.

“Revolving Lender” shall mean, at any time, any Lender that has a Revolving Commitment at such time.

“Revolving Loan” shall mean a loan made by a Lender (other than the Swingline Lender) to the Borrower under its Revolving Commitment, which may either be a Base Rate Loan or a Eurodollar Loan.

“S&P” shall mean Standard & Poor’s, a division of The McGraw-Hill Companies, Inc.

“Sanctioned Country” shall mean, at any time, a country, region or territory that is, or whose government is, the subject or target of any Sanctions.

“Sanctioned Person” shall mean, at any time, (a) any Person listed in any Sanctions- related list of designated Persons maintained by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union or any EU member state, (b) any Person located, organized or resident in a Sanctioned Country or (c) any Person controlled by any such Person.

“Sanctions” shall mean economic or financial sanctions or trade embargoes administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the
U.S. Department of State or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“Secured Parties” shall mean the Administrative Agent, the Lenders, the Issuing Bank, the Lender-Related Hedge Providers and the Bank Product Providers.

“Sole Lead Arranger” shall mean SunTrust Robinson Humphrey, Inc., in its capacity as sole lead arranger in connection with this Agreement.

“Solvent” shall mean, with respect to any Person on a particular date, that on such date
(a)the fair value of the property of such Person is greater than the total amount of liabilities, including subordinated and contingent liabilities, of such Person; (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts and liabilities, including subordinated and contingent liabilities as they become absolute and matured; (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (d) such Person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities (such as litigation, guaranties and pension plan liabilities) at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that would reasonably be expected to become an actual or matured liability.

“Subsidiary” of a Person shall mean any corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise indicated, all references to “Subsidiary” hereunder shall mean a Subsidiary of the Borrower.

“Subsidiary Loan Party” shall mean any Subsidiary that executes or becomes a party to the Guaranty and Security Agreement.

“Swap Obligation” shall mean, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swingline Commitment” shall mean the commitment of the Swingline Lender to make Swingline Loans in an aggregate principal amount at any time outstanding not to exceed $2,000,000.

“Swingline Exposure” shall mean, with respect to each Revolving Lender, the principal amount of the Swingline Loans in which such Revolving Lender is legally obligated either to make a Base Rate Loan or to purchase a participation in accordance with Section 2.4, which shall equal such Revolving Lender’s Pro Rata Share of all outstanding Swingline Loans.

“Swingline Lender” shall mean SunTrust Bank.

“Swingline Loan” shall mean a loan made to the Borrower by the Swingline Lender under the Swingline Commitment.

“Synthetic Lease” shall mean a lease transaction under which the parties intend that (i) the lease will be treated as an “operating lease” by the lessee pursuant to Accounting Standards Codification Sections 840-10 and 840-20, as amended, and (ii) the lessee will be entitled to various tax and other benefits ordinarily available to owners (as opposed to lessees) of like property.

“Synthetic Lease Obligations” shall mean, with respect to any Person, the sum of (i) all remaining rental obligations of such Person as lessee under Synthetic Leases which are attributable to principal and, without duplication, (ii) all rental and purchase price payment obligations of such Person under such Synthetic Leases assuming such Person exercises the option to purchase the lease property at the end of the lease term.

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including an interest, additions to tax or penalties applicable thereto.

“Term Loan” shall mean a term loan made by a Lender to the Borrower pursuant to Section 2.5 or Section 2.23.

“Term Loan Commitment” shall mean, with respect to each Lender, the obligation of such Lender to make a Term Loan hereunder on the Closing Date, in a principal amount not exceeding the amount set forth with respect to such Lender on Schedule I. The aggregate principal amount of all Lenders’ Term Loan Commitments as of the Closing Date is $40,000,000.

“Third Party Payor” shall mean any Governmental Payor, Blue Cross and/or Blue Shield, private insurers, managed care plans, and any other person or entity which presently or in the future maintains Third Party Payor Programs.

“Third Party Payor Programs” shall mean all payment or reimbursement programs, sponsored or maintained by any Third Party Payor, in which any Loan Party participates.

“Third Party Payor Authorizations” shall mean all participation agreements, provider or supplier agreements, enrollments, accreditations and billing numbers necessary to participate in and receive reimbursement from a Third Party Payor Program, including all Medicare and Medicaid participation agreements.

“Trademark” shall have the meaning assigned to such term in the Guaranty and Security
Agreement.

“Trademark Security Agreement” shall mean any Trademark Security Agreement executed by a Loan Party owning registered Trademarks or applications for Trademarks in favor of the Administrative Agent for the benefit of the Secured Parties, both on the Closing Date and thereafter.

“Trading with the Enemy Act” shall mean the Trading with the Enemy Act of the United States of America (50 U.S.C. App. §§ 1 et seq.), as amended and in effect from time to time.

“TRICARE” shall mean, collectively, a program of medical benefits covering former and active members of the uniformed services and certain of their dependents, financed and administered by the United States Departments of Defense, Health and Human Services and Transportation, and all laws applicable to such programs.

“Type”, when used in reference to a Loan or a Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to Adjusted LIBOR or the Base Rate.

“Unfinanced Cash Capital Expenditures” shall mean, for any period, the amount of Capital Expenditures made by the Borrower and its Subsidiaries during such period in cash, but excluding any such Capital Expenditures financed with Indebtedness permitted under Section 7.1(c) or that constitute reinvestment of proceeds as permitted under Section 2.12(a).

“Unfunded Pension Liability” of any Plan shall mean the amount, if any, by which the value of the accumulated plan benefits under the Plan, determined on a plan termination basis in accordance with actuarial assumptions at such time consistent with those prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds the fair market value of all Plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions).

“Uniform Commercial Code” or “UCC” shall mean the Uniform Commercial Code as amended and in effect from time to time in the State of New York.

“United States” or “U.S.” shall mean the United States of America. “U.S. Borrower” shall mean any Borrower that is a U.S. Person.
“U.S. Person” shall mean any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.
“U.S. Tax Compliance Certificate” shall have the meaning set forth in Section 2.20(f)(ii). “Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” shall mean the Borrower, any other Loan Party or the Administrative Agent, as applicable.

“Working Capital” shall mean, for any Fiscal Year (the “Applicable Fiscal Year”), the amount (which may be a negative number) by which (i) the Current Assets less the Current Liabilities as of the last day of the immediately preceding Fiscal Year exceeds, (ii) the Current Assets less the Current Liabilities as of the last day of the Applicable Fiscal Year.

Section 1.2. Classifications of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g. “Revolving Loan” or “Term Loan”) or by Type (e.g. “Eurodollar Loan” or “Base Rate Loan”) or by Class and Type (e.g. “Revolving Eurodollar Loan”). Borrowings also may be classified and referred to by Class (e.g. “Revolving Borrowing”) or by Type (e.g. “Eurodollar Borrowing”) or by Class and Type (e.g. “Revolving Eurodollar Borrowing”).

Section 1.3. Accounting Terms and Determination. Unless otherwise defined or specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared, in accordance with GAAP as in effect from time to time, applied on a basis consistent with the most recent audited consolidated financial statement of the Borrower delivered pursuant to Section 5.1(a); provided that if the Borrower notifies the Administrative Agent that the Borrower wishes to amend any covenant in Article VI to eliminate the effect of any change in GAAP on the operation of such covenant (or if the Administrative Agent notifies the Borrower that the Required Lenders wish to amend Article VI for such purpose), then the Borrower’s compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Required Lenders. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Accounting Standards Codification Section 825-10 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of any Loan Party or any Subsidiary of any Loan Party at “fair value”, as defined therein.

Section 1.4. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the word “to” means “to but excluding”. Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as it was originally executed or as it may from time to time be amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (ii) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (iii) the words “hereof”, “herein” and “hereunder” and words of similar import shall be construed to refer to this Agreement as a whole and not to any particular provision hereof, (iv) all references to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles, Sections, Exhibits and Schedules to this Agreement and (v) all references to a specific time shall be construed to refer to the time in the city and state of the Administrative Agent’s principal office, unless otherwise indicated.

ARTICLE II

AMOUNT AND TERMS OF THE COMMITMENTS

Section 2.1. General Description of Facilities. Subject to and upon the terms and conditions herein set forth, (i) the Lenders hereby establish in favor of the Borrower a revolving credit facility pursuant to which each Lender severally agrees (to the extent of such Lender’s Revolving Commitment) to make Revolving Loans to the Borrower in accordance with Section 2.2; (ii) the Issuing Bank may issue Letters of Credit in accordance with Section 2.22; (iii) the Swingline Lender may make Swingline Loans in accordance with Section 2.4; (iv) each Revolving Lender agrees to purchase a participation interest in the Letters of Credit and the Swingline Loans pursuant to the terms and conditions hereof; provided that in no event shall the aggregate principal amount of all outstanding Revolving Loans, Swingline Loans and outstanding LC Exposure exceed the Aggregate Revolving Commitment Amount in effect from time to time; and (v) each Lender severally agrees to make a Term Loan to the Borrower in a principal amount not exceeding such Lender’s Term Loan Commitment on the Closing Date.

Section 2.2. Revolving Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make Revolving Loans, ratably in proportion to its Pro Rata Share of the Aggregate Revolving Commitments, to the Borrower, from time to time during the Availability Period, in an aggregate principal amount outstanding at any time that will not result in (a) such Lender’s Revolving Credit Exposure exceeding such Lender’s Revolving Commitment or (b) the aggregate Revolving Credit Exposures of all Lenders exceeding the Aggregate Revolving Commitment Amount. During the Availability Period, the Borrower shall be entitled to borrow, prepay and reborrow Revolving Loans in accordance with the terms and conditions of this Agreement; provided that the Borrower may not borrow or reborrow should there exist a Default or Event of Default. For the avoidance of doubt, no Revolving Loan shall be drawn on the Closing Date.

Section 2.3. Procedure for Revolving Borrowings. The Borrower shall give the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of each Revolving Borrowing, substantially in the form of Exhibit 2.3 attached hereto (a “Notice of Revolving Borrowing”), (x) prior to 11:00 a.m. one (1) Business Day prior to the requested date of each Base Rate Borrowing and (y) prior to 11:00 a.m. three (3) Business Days prior to the requested date of each Eurodollar Borrowing. Each Notice of Revolving Borrowing shall be irrevocable and shall specify (i) the aggregate principal amount of such Borrowing, (ii) the date of such Borrowing (which shall be a Business Day), (iii) the Type of such Revolving Loan comprising such Borrowing and (iv) in the case of a Eurodollar Borrowing, the duration of the initial Interest Period applicable thereto (subject to the provisions of the definition of Interest Period). Each Revolving Borrowing shall consist entirely of Base Rate Loans or Eurodollar Loans, as the Borrower may request. The aggregate principal amount of each Eurodollar Borrowing shall not be less than $500,000 or a larger multiple of $250,000, and the aggregate principal amount of each Base Rate Borrowing shall not be less than $500,000 or a larger multiple of
$100,000; provided that Base Rate Loans made pursuant to Section 2.4 or Section 2.22(d) may be made in lesser amounts as provided therein. At no time shall the total number of Eurodollar Borrowings outstanding at any time exceed eight (8). Promptly following the receipt of a Notice of Revolving Borrowing in accordance herewith, the Administrative Agent shall advise each Lender of the details thereof and the amount of such Lender’s Revolving Loan to be made as part of the requested Revolving Borrowing.

Section 2.4. Swingline Commitment.

(a)    Subject to the terms and conditions set forth herein, the Swingline Lender may, in its sole discretion, make Swingline Loans to the Borrower, from time to time during the Availability Period, in an aggregate principal amount outstanding at any time not to exceed the lesser of (i) the Swingline Commitment then in effect and (ii) the difference between the Aggregate Revolving Commitment Amount and the aggregate Revolving Credit Exposures of all Lenders; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. The Borrower shall be entitled to borrow, repay and reborrow Swingline Loans in accordance with the terms and conditions of this Agreement.

(b)    The Borrower shall give the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of each Swingline Borrowing, substantially in the form of

Exhibit 2.4 attached hereto (a “Notice of Swingline Borrowing”), prior to 10:00 a.m. on the requested date of each Swingline Borrowing. Each Notice of Swingline Borrowing shall be irrevocable and shall specify (i) the principal amount of such Swingline Borrowing, (ii) the date of such Swingline Borrowing (which shall be a Business Day) and (iii) the account of the Borrower to which the proceeds of such Swingline Borrowing should be credited. The Administrative Agent will promptly advise the Swingline Lender of each Notice of Swingline Borrowing. The aggregate principal amount of each Swingline Loan shall not be less than $100,000 or a larger multiple of $50,000, or such other minimum amounts agreed to by the Swingline Lender and the Borrower. The Swingline Lender will make the proceeds of each Swingline Loan available to the Borrower in Dollars in immediately available funds at the account specified by the Borrower in the applicable Notice of Swingline Borrowing not later than 1:00 p.m. on the requested date of such Swingline Borrowing.

(c)    The Swingline Lender, at any time and from time to time in its sole discretion, may, but in no event no less frequently than once each calendar week shall, on behalf of the Borrower (which hereby irrevocably authorizes and directs the Swingline Lender to act on its behalf), give a Notice of Revolving Borrowing to the Administrative Agent requesting the Revolving Lenders (including the Swingline Lender) to make Base Rate Loans in an amount equal to the unpaid principal amount of any Swingline Loan. Each Revolving Lender will make the proceeds of its Base Rate Loan included in such Borrowing available to the Administrative Agent for the account of the Swingline Lender in accordance with Section 2.6, which will be used solely for the repayment of such Swingline Loan.

(d)    If for any reason a Base Rate Borrowing may not be (as determined in the sole discretion of the Administrative Agent), or is not, made in accordance with the foregoing provisions, then each Revolving Lender (other than the Swingline Lender) shall purchase an undivided participating interest in such Swingline Loan in an amount equal to its Pro Rata Share thereof on the date that such Base Rate Borrowing should have occurred. On the date of such required purchase, each Lender shall promptly transfer, in immediately available funds, the amount of its participating interest to the Administrative Agent for the account of the Swingline Lender.

(e)    Each Revolving Lender’s obligation to make a Base Rate Loan pursuant to subsection (c) of this Section or to purchase participating interests pursuant to subsection (d) of this Section shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any set-off, counterclaim, recoupment, defense or other right that such Revolving Lender or any other Person may have or claim against the Swingline Lender, the Borrower or any other Person for any reason whatsoever, (ii) the existence of a Default or an Event of Default or the termination of any Lender’s Revolving Commitment, (iii) the existence (or alleged existence) of any event or condition which has had or could reasonably be expected to have a Material Adverse Effect, (iv) any breach of this Agreement or any other Loan Document by any Loan Party, the Administrative Agent or any Lender or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. If such amount is not in fact made available to the Swingline Lender by any Revolving Lender, the Swingline Lender shall be entitled to recover such amount on demand from such Revolving Lender, together with accrued interest thereon for each day from the date of demand thereof (x) at the Federal Funds Rate until the second Business Day after such demand and (y) at the Base Rate at all times thereafter. Until such time as such Revolving Lender makes its required payment, the Swingline Lender shall be deemed to continue to have outstanding Swingline Loans in the amount of the unpaid participation for all purposes of the Loan Documents. In addition, such Revolving Lender shall be deemed to have assigned any and all payments made of principal and interest on its Loans and any other amounts due to it hereunder to the Swingline Lender to fund the amount of such Revolving Lender’s participation interest in such Swingline Loans that such Revolving Lender failed to fund pursuant to this Section, until such amount has been purchased in full.

Section 2.5. Term Loan Commitments. Subject to the terms and conditions set forth herein, each Lender severally agrees to make a single term loan to the Borrower on the Closing Date in a principal amount equal to the Term Loan Commitment of such Lender. The Term Loans may be, from time to time, Base Rate Loans or Eurodollar Loans or a combination thereof; provided that on the Closing Date all Term Loans shall be Base Rate Loans unless the Borrower executed and delivered a funding indemnity letter in form and substance reasonably satisfactory to the Administrative Agent on or prior to the Closing Date. The execution and delivery of this Agreement by the Borrower and the satisfaction of all conditions precedent pursuant to Section 3.1 shall be deemed to constitute the Borrower’s request to borrow the Term Loans on the Closing Date.

Section 2.6.    Funding of Borrowings.

(a)Each Lender will make available each Loan to be made by it hereunder on the proposed date thereof by wire transfer in immediately available funds by 11:00 a.m. to the Administrative Agent at the Payment Office; provided that the Swingline Loans will be made as set forth in Section 2.4. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts that it receives, in like funds by the close of business on such proposed date, to an account maintained by the Borrower with the Administrative Agent or, at the Borrower’s option, by effecting a wire transfer of such amounts to an account designated by the Borrower to the Administrative Agent.

(b)Unless the Administrative Agent shall have been notified by any Lender prior to 5:00 p.m. one (1) Business Day prior to the date of a Borrowing in which such Lender is to participate that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date, and the Administrative Agent, in reliance on such assumption, may make available to the Borrower on such date a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender on the date of such Borrowing, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest (x) at the Federal Funds Rate until the second Business Day after such demand and (y) at the Base Rate at all times thereafter. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrower, and the Borrower shall immediately pay such corresponding amount to the Administrative Agent together with interest at the rate specified for such Borrowing. Nothing in this subsection shall be deemed to relieve any Lender from its obligation to fund its Pro Rata Share of any Borrowing hereunder or to prejudice any rights which the Borrower may have against any Lender as a result of any default by such Lender hereunder.

(c)All Revolving Borrowings shall be made by the Lenders on the basis of their respective Pro Rata Shares. No Lender shall be responsible for any default by any other Lender in its obligations hereunder, and each Lender shall be obligated to make its Loans provided to be made by it hereunder, regardless of the failure of any other Lender to make its Loans hereunder.

Section 2.7.    Interest Elections.

(a)Each Borrowing initially shall be of the Type specified in the applicable Notice of Borrowing. Thereafter, the Borrower may elect to convert such Borrowing into a different Type or to continue such Borrowing, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b)To make an election pursuant to this Section, the Borrower shall give the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of each Borrowing that is to be converted or continued, as the case may be, substantially in the form of Exhibit
2.7 attached hereto (a “Notice of Conversion/Continuation”) (x) prior to 10:00 a.m. one (1) Business Day prior to the requested date of a conversion into a Base Rate Borrowing and (y) prior to 11:00 a.m. three
(3) Business Days prior to a continuation of or conversion into a Eurodollar Borrowing. Each such Notice of Conversion/Continuation shall be irrevocable and shall specify (i) the Borrowing to which such Notice of Conversion/Continuation applies and, if different options are being elected with respect to different portions thereof, the portions thereof that are to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) shall be specified for each resulting Borrowing), (ii) the effective date of the election made pursuant to such Notice of Conversion/Continuation, which shall be a Business Day, (iii) whether the resulting Borrowing is to be a Base Rate Borrowing or a Eurodollar Borrowing, and (iv) if the resulting Borrowing is to be a Eurodollar Borrowing, the Interest Period applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of “Interest Period”. If any such Notice of Conversion/ Continuation requests a Eurodollar Borrowing but does not specify an Interest Period, the Borrower shall be deemed to have selected an Interest Period of one month. The principal amount of any resulting Borrowing shall satisfy the minimum borrowing amount for Eurodollar Borrowings and Base Rate Borrowings set forth in Section 2.3.

(c)If, on the expiration of any Interest Period in respect of any Eurodollar Borrowing, the Borrower shall have failed to deliver a Notice of Conversion/Continuation, then, unless such Borrowing is repaid as provided herein, the Borrower shall be deemed to have elected to convert such Borrowing to a Base Rate Borrowing. No Borrowing may be converted into, or continued as, a Eurodollar Borrowing if a Default or an Event of Default exists, unless the Administrative Agent and each of the Lenders shall have otherwise consented in writing. No conversion of any Eurodollar Loan shall be permitted except on the last day of the Interest Period in respect thereof.

(d)Upon receipt of any Notice of Conversion/Continuation, the Administrative Agent shall promptly notify each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

Section 2.8.    Optional Reduction and Termination of Commitments.

(a)Unless previously terminated, all Revolving Commitments, Swingline Commitments and LC Commitments shall terminate on the Revolving Commitment Termination Date. The Term Loan Commitments shall terminate on the Closing Date upon the making of the Term Loans pursuant to Section 2.5.

(b)Upon at least three (3) Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent (which notice shall be irrevocable), the Borrower may reduce the Aggregate Revolving Commitments in part or terminate the Aggregate Revolving Commitments in whole; provided that (i) any partial reduction shall apply to reduce proportionately and permanently the Revolving Commitment of each Lender, (ii) any partial reduction pursuant to this Section shall be in an amount of at least $1,000,000 and any larger multiple of
$1,000,000, and (iii) no such reduction shall be permitted which would reduce the Aggregate Revolving Commitment Amount to an amount less than the aggregate outstanding Revolving Credit Exposure of all Lenders (after giving effect to any reduction of the Revolving Credit Exposure resulting from any payment by the Borrower occurring on such commitment reduction date). Any such reduction in the Aggregate Revolving Commitment Amount below the principal amount of the Swingline Commitment and the LC Commitment shall result in a dollar-for-dollar reduction in the Swingline Commitment and the LC Commitment.

(c)With the written approval of the Administrative Agent (and without having to satisfy the requirements set forth in Section 2.8(b)), the Borrower may terminate (on a non-ratable basis) the unused amount of the Revolving Commitment of a Defaulting Lender, and in such event the provisions of Section 2.21(e) will apply to all amounts thereafter paid by the Borrower for the account of any such Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts); provided that such termination will not be deemed to be a waiver or release of any claim that the Borrower, the Administrative Agent, the Issuing Bank, the Swingline Lender or any other Lender may have against such Defaulting Lender.

Section 2.9.    Repayment of Loans.

(a)The outstanding principal amount of all Revolving Loans and Swingline Loans shall be due and payable (together with accrued and unpaid interest thereon) on the Revolving Commitment Termination Date.

(b)The Borrower unconditionally promises to pay to the Administrative Agent for the account of the Lenders the principal amount of the Term Loans made pursuant to Section 2.5 in installments payable on the dates set forth below, with each such installment being in the aggregate principal amount for all Lenders set forth opposite such date below (and on such other date(s) and in such other amounts as may be required from time to time pursuant to this Agreement):

Installment Date	Aggregate Principal Amount
December 31, 2015	$500,000
March 31, 2016	$500,000
June 30, 2016	$500,000
September 30, 2016	$500,000

December 31, 2016	$750,000
March 31, 2017	$750,000
June 30, 2017	$750,000
September 30, 2017	$750,000
December 31, 2017	$1,000,000
March 31, 2018	$1,000,000
June 30, 2018	$1,000,000
September 30, 2018	$1,000,000

December 31, 2018	$1,250,000

March 31, 2019	$1,250,000
June 30, 2019	$1,250,000
September 30, 2019	$1,250,000
December 31, 2019	$2,000,000
March 31, 2020	$2,000,000
June 30, 2020	$2,000,000
Maturity Date	Remaining principal balance of the Term Loans

provided that, to the extent not previously paid, the entire unpaid principal balance of the Term Loans shall be due and payable in full on the Maturity Date.

Section 2.10.    Evidence of Indebtedness.

(a)Each Lender shall maintain in accordance with its usual practice appropriate records evidencing the Indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable thereon and paid to such Lender from time to time under this Agreement. The Administrative Agent shall maintain appropriate records in which shall be recorded (i) the Revolving Commitment and the Term Loan Commitment of each Lender, (ii) the amount of each Loan made hereunder by each Lender, the Class and Type thereof and, in the case of each Eurodollar Loan, the Interest Period applicable thereto, (iii) the date of any continuation of any Loan pursuant to Section 2.7, (iv) the date of any conversion of all or a portion of any Loan to another Type pursuant to Section 2.7, (v) the date and amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder in respect of the Loans and (vi) both the date and amount of any sum received by the Administrative Agent hereunder from the Borrower in respect of the Loans and each Lender’s Pro Rata Share thereof. The entries made in such records shall be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided that the failure or delay of any Lender or the Administrative Agent in maintaining or making entries into any such record or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans (both principal and unpaid accrued interest) of such Lender in accordance with the terms of this Agreement.

(b)This Agreement evidences the obligation of the Borrower to repay the Loans and is being executed as a “noteless” credit agreement. However, at the request of any Lender (including the Swingline Lender) at any time, the Borrower agrees that it will prepare, execute and deliver to such Lender a promissory note payable to such Lender and its registered assigns and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment permitted hereunder) be represented by one or more promissory notes in such form payable to the payee named therein and its registered assigns.

Section 2.11. Optional Prepayments. The Borrower shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, without premium or penalty, by giving written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent no later than
(i)in the case of any prepayment of any Eurodollar Borrowing, 11:00 a.m. not less than three (3) Business Days prior to the date of such prepayment, (ii) in the case of any prepayment of any Base Rate

Borrowing, not less than one (1) Business Day prior to the date of such prepayment, and (iii) in the case of any prepayment of any Swingline Borrowing, prior to 11:00 a.m. on the date of such prepayment. Each such notice shall be irrevocable and shall specify the proposed date of such prepayment and the principal amount of each Borrowing or portion thereof to be prepaid, provided that any prepayment contemplated to be made with the proceeds of a refinancing may be conditioned on the consummation of the refinancing transaction. Upon receipt of any such notice, the Administrative Agent shall promptly notify each affected Lender of the contents thereof and of such Lender’s Pro Rata Share of any such prepayment. If such notice is given, the aggregate amount specified in such notice shall be due and payable on the date designated in such notice (provided that any prepayment contemplated to be made with the proceeds of a refinancing may be conditioned on the consummation of the refinancing transaction), together with accrued interest to such date on the amount so prepaid in accordance with Section 2.13(d); provided that if a Eurodollar Borrowing is prepaid on a date other than the last day of an Interest Period applicable thereto, the Borrower shall also pay all amounts required pursuant to Section 2.19. Each partial prepayment of any Loan shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing of the same Type pursuant to Section 2.2 or, in the case of a Swingline Loan, pursuant to Section 2.4. Each prepayment of a Borrowing shall be applied ratably to the Loans comprising such Borrowing and, in the case of a prepayment of a Term Loan Borrowing, to principal installments thereof on a pro rata basis.

Section 2.12.    Mandatory Prepayments.

(a)    No later than one (1) Business Day following the date of receipt by the Borrower or any of its Subsidiaries of any proceeds of any sale or disposition by the Borrower or any of its Subsidiaries of any of its assets, or any proceeds from any casualty insurance policies or eminent domain, condemnation or similar proceedings, or any earnings, balance sheet or similar adjustment payment under the Closing Date Acquisition Agreements, the Borrower shall prepay the Obligations in an amount equal to all such proceeds, net of commissions and other reasonable and customary transaction costs, fees and expenses properly attributable to such transaction and payable by the Borrower in connection therewith (in each case, paid to non-Affiliates), and net of income taxes reasonably estimated to be actually payable for the taxable year in which the relevant transaction occurs as a result of any gain recognized in connection therewith; provided that the Borrower shall not be required to prepay the Obligations with respect to (i) proceeds from the sales of assets in the ordinary course of business and (ii) proceeds from other asset sales permitted under Section 7.6 and (iii) proceeds from casualty insurance policies or eminent domain, condemnation or similar proceedings that are reinvested in assets then used or usable in the business of the Borrower and its Subsidiaries within 180 days following receipt thereof, so long as such proceeds are held in Controlled Accounts at SunTrust Bank. Any such prepayment shall be applied in accordance with subsection (d) of this Section.

(b)    No later than the Business Day following the date of receipt by the Borrower or any of its Subsidiaries of any proceeds from any issuance of Indebtedness by the Borrower or any of its Subsidiaries, the Borrower shall prepay the Obligations in an amount equal to all such proceeds, net of underwriting discounts and commissions and other reasonable and customary transaction costs, fees and expenses properly attributable to such transaction and payable by the Borrower in connection therewith (in each case, paid to non-Affiliates); provided that the Borrower shall not be required to prepay the Obligations with respect to proceeds of Indebtedness permitted under Section 7.1. Any such prepayment shall be applied in accordance with subsection (d) of this Section.

(c)	Commencing with the Fiscal Year ending December 31, 2016, no later than five
(5) Business Days after the date on which the Borrower’s annual audited financial statements for such Fiscal Year are required to be delivered pursuant to Section 5.1(a), (i) to the extent that the Leverage Ratio as of the last day of such Fiscal Year is greater than or equal to 2.50:1.00, the Borrower shall prepay the Obligations in an amount equal to 50% of Excess Cash Flow for such Fiscal Year, (ii) to the extent that the Leverage Ratio as of the last day of such Fiscal Year is less than 2.50:1.00 but greater than or equal to 2.00:1.00, the Borrower shall prepay the Obligations in an amount equal to 25% of Excess Cash Flow for such Fiscal Year and (iii) to the extent that the Leverage Ratio as of the last day of such Fiscal Year is less than 2.00:1.00, the Borrower shall not be required to make any prepayment under this clause
(c)for such Fiscal Year. Any such prepayment shall be applied in accordance with subsection (d) of this Section. Any such prepayment shall be accompanied by a certificate signed by the Borrower’s chief executive officer, the chief financial officer or treasurer certifying in reasonable detail the manner in which Excess Cash Flow and the resulting prepayment were calculated, which certificate shall be in form and substance reasonably satisfactory to the Administrative Agent.

(d)Any prepayments made by the Borrower pursuant to subsection (a), (b) or (c) of this Section shall be applied as follows: first, to the Administrative Agent’s fees and reimbursable expenses then due and payable pursuant to any of the Loan Documents; second, to the principal balance of the Term Loans, until the same shall have been paid in full, pro rata to the Lenders based on their Pro Rata Shares of the Term Loans, and applied to installments of the Term Loans on a pro rata basis (including, without limitation, the final payment due on the Maturity Date); third, to the principal balance of the Swingline Loans, until the same shall have been paid in full, to the Swingline Lender; fourth, to the principal balance of the Revolving Loans, until the same shall have been paid in full, pro rata to the Lenders based on their respective Revolving Commitments; fifth, to Cash Collateralize the Letters of Credit in an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid fees thereon; and sixth, any remaining amount after application of the funds set forth in the foregoing clauses first through fifth shall be returned to the Borrower. The Revolving Commitments of the Lenders shall not be permanently reduced by the amount of any prepayments made pursuant to clauses second through fifth above, unless an Event of Default has occurred and is continuing and the Required Lenders so request.

(e)If at any time the aggregate Revolving Credit Exposure of all Lenders exceeds the Aggregate Revolving Commitment Amount, as reduced pursuant to Section 2.8 or otherwise, the Borrower shall immediately repay the Swingline Loans and the Revolving Loans in an amount equal to such excess, together with all accrued and unpaid interest on such excess amount and any amounts due under Section 2.19. Each prepayment under this clause (e) shall be applied as follows: first, to the Swingline Loans to the full extent thereof; second, to the Base Rate Loans to the full extent thereof; and third, to the Eurodollar Loans to the full extent thereof. If, after giving effect to prepayment of all Swingline Loans and Revolving Loans, the aggregate Revolving Credit Exposure of all Lenders exceeds the Aggregate Revolving Commitment Amount, the Borrower shall Cash Collateralize its reimbursement obligations with respect to all Letters of Credit in an amount equal to such excess plus any accrued and unpaid fees thereon.

Section 2.13.    Interest on Loans.

(a)The Borrower shall pay interest on (i) each Base Rate Loan at the Base Rate plus the Applicable Margin in effect from time to time and (ii) each Eurodollar Loan at Adjusted LIBOR for the applicable Interest Period in effect for such Loan plus the Applicable Margin in effect from time to time.

(b)The Borrower shall pay interest on each Swingline Loan at the Base Rate plus the Applicable Margin in effect from time to time.

(c)Notwithstanding subsections (a) and (b) of this Section, automatically after any Event of Default pursuant to Section 8.1(a), (b), (g) or (h) and at the option of the Required Lenders after any other Event of Default has occurred and is continuing, the Borrower shall pay interest (“Default Interest”) with respect to all Eurodollar Loans and all letter of credit fees payable pursuant to Section 2.14(c)(i) at the rate per annum equal to 200 basis points above the otherwise applicable interest rate for such Eurodollar Loans or letter of credit fees, as applicable, and with respect to all Base Rate Loans and all other Obligations hereunder (other than Loans and letter of credit fees payable pursuant to Section 2.14(c)), at the rate per annum equal to 200 basis points above the otherwise applicable interest rate for Base Rate Loans.

(d)Interest on the principal amount of all Loans shall accrue from and including the date such Loans are made to but excluding the date of any repayment thereof. Interest on all outstanding Base Rate Loans and Swingline Loans shall be payable quarterly in arrears on the last day of each March, June, September and December and on the Revolving Commitment Termination Date or the Maturity Date, as the case may be. Interest on all outstanding Eurodollar Loans shall be payable on the last day of each Interest Period applicable thereto, and, in the case of any Eurodollar Loans having an Interest Period in excess of three months, on each day which occurs every three months after the initial date of such Interest Period, and on the Revolving Commitment Termination Date or the Maturity Date, as the case may be. Interest on any Loan which is converted into a Loan of another Type or which is repaid or prepaid shall be payable on the date of such conversion or on the date of any such repayment or prepayment (on the amount repaid or prepaid) thereof. All Default Interest shall be payable on demand.

(e)The Administrative Agent shall determine each interest rate applicable to the Loans hereunder and shall promptly notify the Borrower and the Lenders of such rate in writing (or by telephone, promptly confirmed in writing). Any such determination shall be conclusive and binding for all purposes, absent manifest error.

Section 2.14.    Fees.

(a)The Borrower shall pay to the Administrative Agent for its own account fees in the amounts and at the times previously agreed upon in the Fee Letter and otherwise agreed upon in writing by the Borrower and the Administrative Agent.

(b)The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at the Applicable Percentage per annum (determined daily in accordance with the Pricing Grid) on the daily amount of the unused Revolving Commitment of such Lender during the Availability Period. For purposes of computing the commitment fee, the Revolving Commitment of each Lender shall be deemed used to the extent of the outstanding Revolving Loans and LC Exposure, but not Swingline Exposure, of such Lender.

(c)The Borrower agrees to pay (i) to the Administrative Agent, for the account of each Revolving Lender, a letter of credit fee with respect to its participation in each Letter of Credit, which shall accrue at a rate per annum equal to the Applicable Margin (for letter of credit fees as set forth in the Pricing Grid) then in effect on the average daily amount of such Lender’s LC Exposure attributable to such Letter of Credit during the period from and including the date of issuance of such Letter of Credit to but excluding the date on which such Letter of Credit expires or is drawn in full (including, without limitation, any LC Exposure that remains outstanding after the Revolving Commitment Termination Date) and (ii) to the Issuing Bank for its own account a fronting fee, which shall accrue at the rate of 0.25
% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the Availability Period (or until the date that such Letter of Credit is irrevocably cancelled, whichever is later), as well as the Issuing Bank’s standard fees with respect to issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Notwithstanding the foregoing, if the Required Lenders elect to increase the interest rate on the Loans to the rate for Default Interest pursuant to Section 2.13(c), the rate per annum used to calculate the letter of credit fee pursuant to clause (i) above shall automatically be increased by 200 basis points.

(d)The Borrower shall pay on the Closing Date to the Administrative Agent and its affiliates all fees in the Fee Letter that are due and payable on the Closing Date. The Borrower shall pay on the Closing Date to the Lenders all upfront fees previously agreed in writing.

(e)Accrued fees under subsections (b) and (c) of this Section shall be payable quarterly in arrears on the last day of each March, June, September and December, commencing on September 30, 2015, and on the Revolving Commitment Termination Date (and, if later, the date the Loans and LC Exposure shall be repaid in their entirety); provided that any such fees accruing after the Revolving Commitment Termination Date shall be payable on demand.

Section 2.15.    Computation of Interest and Fees.

Interest hereunder based on the Administrative Agent’s prime lending rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and paid for the actual number of days elapsed (including the first day but excluding the last day). All other interest and all fees hereunder shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day). Each determination by the Administrative Agent of an interest rate or fee hereunder shall be made in good faith and, except for manifest error, shall be final, conclusive and binding for all purposes.

Section 2.16. Inability to Determine Interest Rates. If, prior to the commencement of any Interest Period for any Eurodollar Borrowing:

(i)    the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant interbank market, adequate means do not exist for ascertaining Adjusted LIBOR for such Interest Period, or

(ii)    the Administrative Agent shall have received notice from the Required Lenders that Adjusted LIBOR does not adequately and fairly reflect the cost to such Lenders of making, funding or maintaining their Eurodollar Loans for such Interest Period, the Administrative Agent shall give written notice (or telephonic notice, promptly confirmed in writing) to the Borrower and to the Lenders as soon as practicable thereafter. Until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist,
(i)the obligations of the Lenders to make Eurodollar Revolving Loans or to continue or convert outstanding Loans as or into Eurodollar Loans shall be suspended and (ii) all such affected Loans shall be converted into Base Rate Loans on the last day of the then current Interest Period applicable thereto unless the Borrower prepays such Loans in accordance with this Agreement. Unless the Borrower notifies the Administrative Agent at least one (1) Business Day before the date of any Eurodollar Borrowing for which a Notice of Revolving Borrowing or a Notice of Conversion/Continuation has previously been given that it elects not to borrow, continue or convert to a Eurodollar Borrowing on such date, then such Revolving Borrowing shall be made as, continued as or converted into a Base Rate Borrowing.

Section 2.17. Illegality. If any Change in Law shall make it unlawful or impossible for any Lender to make, maintain or fund any Eurodollar Loan and such Lender shall so notify the Administrative Agent, the Administrative Agent shall promptly give notice thereof to the Borrower and the other Lenders, whereupon until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such suspension no longer exist, the obligation of such Lender to make Eurodollar Revolving Loans, or to continue or convert outstanding Loans as or into Eurodollar Loans, shall be suspended. In the case of the making of a Eurodollar Borrowing, such Lender’s Revolving Loan shall be made as a Base Rate Loan as part of the same Revolving Borrowing for the same Interest Period and, if the affected Eurodollar Loan is then outstanding, such Loan shall be converted to a Base Rate Loan either (i) on the last day of the then current Interest Period applicable to such Eurodollar Loan if such Lender may lawfully continue to maintain such Loan to such date or (ii) immediately if such Lender shall determine that it may not lawfully continue to maintain such Eurodollar Loan to such date. Notwithstanding the foregoing, the affected Lender shall, prior to giving such notice to the Administrative Agent, designate a different Applicable Lending Office if such designation would avoid the need for giving such notice and if such designation would not otherwise be disadvantageous to such Lender in the good faith exercise of its discretion.

Section 2.18.    Increased Costs.

(a)	If any Change in Law shall:

(i)    impose, modify or deem applicable any reserve, special deposit or similar requirement that is not otherwise included in the determination of Adjusted LIBOR hereunder against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in Adjusted LIBOR) or the Issuing Bank;

(ii)	subject any Recipient to any Taxes (other than (A) Indemnified Taxes,
(B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes, and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)    impose on any Lender, the Issuing Bank or the eurodollar interbank market any other condition (other than Taxes) affecting this Agreement or any Eurodollar Loans made by such Lender or any Letter of Credit or any participation therein; or

and the result of any of the foregoing is to increase the cost to such Lender of making, converting into, continuing or maintaining a Eurodollar Loan or to increase the cost to such Lender or the Issuing Bank of participating in or issuing any Letter of Credit or to reduce the amount received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or any other amount), then, from time to time, such Lender or the Issuing Bank may provide the Borrower (with a copy thereof to the Administrative Agent) with written notice and demand with respect to such increased costs or reduced amounts, and within ten (10) Business Days after receipt of such notice and demand the Borrower shall pay to such Lender or the Issuing Bank, as the case may be, such additional amounts as will compensate such Lender or the Issuing Bank for any such increased costs incurred or reduction suffered.

(b)    If any Lender or the Issuing Bank shall have determined that on or after the date of this Agreement any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital (or on the capital of the Parent Company of such Lender or the Issuing Bank) as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender, the Issuing Bank or such Parent Company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies or the policies of such Parent Company with respect to capital adequacy), then, from time to time, such Lender or the Issuing Bank may provide the Borrower (with a copy thereof to the Administrative Agent) with written notice and demand with respect to such reduced amounts, and within ten (10) Business Days after receipt of such notice and demand the Borrower shall pay to such Lender or the Issuing Bank, as the case may be, such additional amounts as will compensate such Lender, the Issuing Bank or such Parent Company for any such reduction suffered.

(c)    A certificate of such Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender, the Issuing Bank or the Parent Company of such Lender or the Issuing Bank, as the case may be, specified in subsection (a) or (b) of this Section shall be delivered to the Borrower (with a copy to the Administrative Agent) and shall be conclusive, absent manifest error.

(d)    Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s or Issuing Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine month period referred to above shall be extended to include the period of retroactive effect thereof).

Section 2.19. Funding Indemnity. In the event of (a) the payment of any principal of a Eurodollar Loan other than on the last day of the Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion or continuation of a Eurodollar Loan other than on the last day of the Interest Period applicable thereto, or (c) the failure by the Borrower to borrow (for a reason other than the failure of a Lender to make the applicable Loan), prepay, convert or continue any Eurodollar Loan on the date specified in any applicable notice (regardless of whether such notice is withdrawn or revoked), then, in any such event, the Borrower shall compensate each Lender, within ten (10) Business Days after written demand from such Lender, for any loss, cost or expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense shall be deemed to include an amount determined by such Lender to be the excess, if any, of (A) the amount of interest that would have accrued on the principal amount of such Eurodollar Loan if such event had not occurred at Adjusted LIBOR applicable to such Eurodollar Loan for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Eurodollar Loan) over (B) the amount of interest that would accrue on the principal amount of such Eurodollar Loan for the same period if Adjusted LIBOR were set on the date such Eurodollar Loan was prepaid or converted or the date on which the Borrower failed to borrow, convert or continue such Eurodollar Loan. A certificate as to any additional amount payable under this Section submitted to the Borrower by any Lender (with a copy to the Administrative Agent) shall be conclusive, absent manifest error.

Section 2.20.    Taxes.

(a)Defined Terms. For purposes of this Section 2.20, the term “Lender” includes Issuing Bank and the term “applicable law” includes FATCA.

(b)Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c)Payment of Other Taxes by the Borrower. The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d)Indemnification by the Borrower. The Borrower shall indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.4(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f)Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower or any other Loan Party to a Governmental Authority pursuant to this Section 2.20, the Borrower or other Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g)	Status of Lenders.

(i)    Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.20(g) (ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)    Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Borrower,

(A)any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(i)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii)	executed originals of IRS Form W-8ECI;

(iii)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit 2.20A to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

(iv)    to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit 2.20B or Exhibit 2.20C, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit 2.20D on behalf of each such direct and indirect partner;

(C)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(h)Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.20 (including by the payment of additional amounts pursuant to this Section 2.20), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after- Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i)Survival. Each party’s obligations under this Section 2.20 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 2.21.    Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a)The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.18, 2.19 or 2.20, or otherwise) prior to 12:00 noon on the date when due, in immediately available funds, free and clear of any defenses, rights of set-off, counterclaim, or withholding or deduction of taxes. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at the Payment Office, except payments to be made directly to the Issuing Bank or the Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.18, 2.19, 2.20 and 10.3 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be made payable for the period of such extension. All payments hereunder shall be made in Dollars.

(b)If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied as follows: first, to all fees and reimbursable expenses of the Administrative Agent then due and payable pursuant to any of the Loan Documents; second, to all reimbursable expenses of the Lenders and all fees and reimbursable expenses of the Issuing Bank then due and payable pursuant to any of the Loan Documents, pro rata to the Lenders and the Issuing Bank based on their respective pro rata shares of such fees and expenses; third, to all interest and fees then due and payable hereunder, pro rata to the Lenders based on their respective pro rata shares of such interest and fees; and fourth, to all principal of the Loans and unreimbursed LC Disbursements then due and payable hereunder, pro rata to the parties entitled thereto based on their respective pro rata shares of such principal and unreimbursed LC Disbursements.

(c)If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements or Swingline Loans that would result in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Credit Exposure, Term Loans and accrued interest and fees thereon than the proportion received by any other Lender with respect to its Revolving Credit Exposure or Term Loans, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Credit Exposure and Term Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Credit Exposure and Term Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this subsection shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Revolving Credit Exposure or Term Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this subsection shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d)Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount or amounts due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

Section 2.22.    Letters of Credit.

(a)During the Availability Period, the Issuing Bank, in reliance upon the agreements of the other Lenders pursuant to subsections (d) and (e) of this Section, may, in its sole discretion, issue, at the request of the Borrower, Letters of Credit for the account of the Borrower on the terms and conditions hereinafter set forth; provided that (i) each Letter of Credit shall expire on the earlier of (A) the date one year after the date of issuance of such Letter of Credit (or, in the case of any renewal or extension thereof (including any automatic extension), one year after such renewal or extension) and (B) the date that is five (5) Business Days prior to the Revolving Commitment Termination Date; (ii) each Letter of Credit shall be in a stated amount of at least $100,000; (iii) the Borrower may not request any Letter of Credit if, after giving effect to such issuance, (A) the aggregate LC Exposure would exceed the LC Commitment or (B) the aggregate Revolving Credit Exposure of all Lenders would exceed the Aggregate Revolving Commitment Amount and (iv) the Borrower shall not request, and the Issuing Bank shall have no obligation to issue, any Letter of Credit the proceeds of which would be made available to any Person (A) to fund any activity or business of or with any Sanctioned Person or in any Sanctioned Countries, that, at the time of such funding, is the subject of any Sanctions or (B) in any manner that would result in a violation of any Sanctions by any party to this Agreement. Each Revolving Lender shall be deemed to have purchased, and hereby irrevocably and unconditionally purchases from the relevant Issuing Bank without recourse a participation in each Letter of Credit equal to such Revolving Lender’s Pro Rata Share of the aggregate amount available to be drawn under such Letter of Credit on the date of issuance. Each issuance of a Letter of Credit shall be deemed to utilize the Revolving Commitment of each Lender by an amount equal to the amount of such participation.

(b)To request the issuance of a Letter of Credit (or any amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall give the Issuing Bank and the Administrative Agent irrevocable written notice at least three (3) Business Days prior to the requested date of such issuance specifying the date (which shall be a Business Day) such Letter of Credit is to be issued (or amended, renewed or extended, as the case may be), the expiration date of such Letter of Credit, the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. In addition to the satisfaction of the conditions in Article III, the issuance of such Letter of Credit (or any amendment which increases the amount of such Letter of Credit) will be subject to the further conditions that such Letter of Credit shall be in such form and contain such terms as the Issuing Bank shall approve and that the Borrower shall have executed and delivered any additional applications, agreements and instruments relating to such Letter of Credit as the Issuing Bank shall reasonably require; provided that in the event of any conflict between such applications, agreements or instruments and this Agreement, the terms of this Agreement shall control.

(c)At least two (2) Business Days prior to the issuance of any Letter of Credit, the Issuing Bank will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received such notice, and, if not, the Issuing Bank will provide the Administrative Agent with a copy thereof. Unless the Issuing Bank has received notice from the Administrative Agent, on or before the Business Day immediately preceding the date the Issuing Bank is to issue the requested Letter of Credit, directing the Issuing Bank not to issue the Letter of Credit because such issuance is not then permitted hereunder because of the limitations set forth in subsection (a) of this Section or that one or more conditions specified in Article III are not then satisfied, then, subject to the terms and conditions hereof, the Issuing Bank shall, on the requested date, issue such Letter of Credit in accordance with the Issuing Bank’s usual and customary business practices.

(d)The Issuing Bank shall examine all documents purporting to represent a demand for payment under a Letter of Credit promptly following its receipt thereof. The Issuing Bank shall notify the Borrower and the Administrative Agent of such demand for payment and whether the Issuing Bank has made or will make a LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Lenders with respect to such LC Disbursement. The Borrower shall be irrevocably and unconditionally obligated to reimburse the Issuing Bank for any LC Disbursements paid by the Issuing Bank in respect of such drawing, without presentment, demand or other formalities of any kind. Unless the Borrower shall have notified the Issuing Bank and the Administrative Agent prior to 10:00 a.m. on the Business Day on which such drawing is honored that the Borrower intends to reimburse the Issuing Bank for the amount of such drawing in funds other than from the proceeds of Revolving Loans, the Borrower shall be deemed to have timely given a Notice of Revolving Borrowing to the Administrative Agent requesting the Revolving Lenders to make a Base Rate Borrowing on the date on which such drawing is honored in an exact amount due to the Issuing Bank; provided that for purposes solely of such Borrowing, the conditions precedent set forth in Section 3.2 hereof shall not be applicable. The Administrative Agent shall notify the Lenders of such Borrowing in accordance with Section 2.3, and each Lender shall make the proceeds of its Base Rate Loan included in such Borrowing available to the Administrative Agent for the account of the Issuing Bank in accordance with Section 2.6. The proceeds of such Borrowing shall be applied directly by the Administrative Agent to reimburse the Issuing Bank for such LC Disbursement.

(e)If for any reason a Base Rate Borrowing may not be (as determined in the sole discretion of the Administrative Agent), or is not, made in accordance with the foregoing provisions, then each Revolving Lender (other than the Issuing Bank) shall be obligated to fund the participation that such Lender purchased pursuant to subsection (a) of this Section in an amount equal to its Pro Rata Share of such LC Disbursement on and as of the date which such Base Rate Borrowing should have occurred. Each Lender’s obligation to fund its participation shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any set-off, counterclaim, recoupment, defense or other right that such Lender or any other Person may have against the Issuing Bank or any other Person for any reason whatsoever, (ii) the existence of a Default or an Event of Default or the termination of the Aggregate Revolving Commitments, (iii) any adverse change in the condition (financial or otherwise) of the Borrower or any of its Subsidiaries, (iv) any breach of this Agreement by the Borrower or any other Lender, (v) any amendment, renewal or extension of any Letter of Credit or
(vi) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. On the date that such participation is required to be funded, each Revolving Lender shall promptly transfer, in immediately available funds, the amount of its participation to the Administrative Agent for the account of the Issuing Bank. Whenever, at any time after the Issuing Bank has received from any such Revolving Lender the funds for its participation in a LC Disbursement, the Issuing Bank

(or the Administrative Agent on its behalf) receives any payment on account thereof, the Administrative Agent or the Issuing Bank, as the case may be, will distribute to such Revolving Lender its Pro Rata Share of such payment; provided that if such payment is required to be returned for any reason to the Borrower or to a trustee, receiver, liquidator, custodian or similar official in any bankruptcy proceeding, such Revolving Lender will return to the Administrative Agent or the Issuing Bank any portion thereof previously distributed by the Administrative Agent or the Issuing Bank to it.

(f)To the extent that any Revolving Lender shall fail to pay any amount required to be paid pursuant to subsection (d) or (e) of this Section on the due date therefor, such Revolving Lender shall pay interest to the Issuing Bank (through the Administrative Agent) on such amount from such due date to the date such payment is made at a rate per annum equal to the Federal Funds Rate; provided that if such Revolving Lender shall fail to make such payment to the Issuing Bank within three (3) Business Days of such due date, then, retroactively to the due date, such Revolving Lender shall be obligated to pay interest on such amount at the rate set forth in Section 2.13(c).

(g)If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders demanding that its reimbursement obligations with respect to the Letters of Credit be Cash Collateralized pursuant to this subsection, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Issuing Bank and the Revolving Lenders, an amount in cash equal to 105% of the aggregate LC Exposure of all Lenders as of such date plus any accrued and unpaid fees thereon; provided that such obligation to Cash Collateralize the reimbursement obligations of the Borrower with respect to the Letters of Credit shall become effective immediately, and such deposit shall become immediately due and payable, without demand or notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in Section 8.1(g) or (h). Such deposit shall be held by the Administrative Agent in a non-interest bearing account as collateral for the payment and performance of the obligations of the Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. The Borrower agrees to execute any documents and/or certificates to effectuate the intent of this subsection. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it had not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated, with the consent of the Required Lenders, be applied to satisfy other obligations of the Borrower under this Agreement and the other Loan Documents. If the Borrower is required to Cash Collateralize its reimbursement obligations with respect to the Letters of Credit as a result of the occurrence of an Event of Default, such cash collateral so posted (to the extent not so applied as aforesaid) shall be returned to the Borrower within three (3) Business Days after all Events of Default have been cured or waived.

(h)Upon the request of any Lender, but no more frequently than quarterly, the Issuing Bank shall deliver (through the Administrative Agent) to each Lender and the Borrower a report describing the aggregate Letters of Credit then outstanding. Upon the request of any Lender from time to time, the Issuing Bank shall deliver to such Lender any other information reasonably requested by such Lender with respect to each Letter of Credit then outstanding.

(i)The Borrower’s obligation to reimburse LC Disbursements hereunder shall be absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under all circumstances whatsoever and irrespective of any of the following circumstances:

Agreement;

(i)	any lack of validity or enforceability of any Letter of Credit or this

(ii)	the existence of any claim, set-off, defense or other right which the

Borrower or any Subsidiary or Affiliate of the Borrower may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons or entities for whom any such beneficiary or transferee may be acting), any Lender (including the Issuing Bank) or any other Person, whether in connection with this Agreement or the Letter of Credit or any document related hereto or thereto or any unrelated transaction;

(iii)any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect;

(iv)payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document to the Issuing Bank that does not strictly comply with the terms of such Letter of Credit;

(v)any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of set-off against, the Borrower’s obligations hereunder; or

(vi)	the existence of a Default or an Event of Default.

Neither the Administrative Agent, the Issuing Bank, any Lender nor any Related Party of any of the foregoing shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to above), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank); provided, however, the Borrower may have a claim against the Issuing Bank, and the Issuing Bank may be liable to the Borrower, to the extent, but only to the extent, of any actual direct damages (as opposed to special, indirect (including claims for lost profits and other consequential damages) or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower which such Borrower proves (in a final judgment) were caused by the Issuing Bank’s willful misconduct or gross negligence or the Issuing Bank’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit unless the Issuing Bank is prevented or prohibited from so paying as a result of any order or directive of any court or other Governmental Authority. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented that appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(j)Unless otherwise expressly agreed by the Issuing Bank and the Borrower when a Letter of Credit is issued and subject to applicable laws, (i) each standby Letter of Credit shall be governed by the “International Standby Practices 1998” (ISP98) (or such later revision as may be published by the Institute of International Banking Law & Practice on any date any Letter of Credit may be issued), (ii) each documentary Letter of Credit shall be governed by the Uniform Customs and Practices for Documentary Credits (2007 Revision), International Chamber of Commerce Publication No. 600 (or such later revision as may be published by the International Chamber of Commerce on any date any Letter of Credit may be issued) and (iii) the Borrower shall specify the foregoing in each letter of credit application submitted for the issuance of a Letter of Credit.

Section 2.23.    Increase of Commitments; Additional Lenders.

(a)From time to time after the Closing Date and in accordance with this Section, the Borrower and one or more Increasing Lenders or Additional Lenders (each as defined below) may enter into an agreement to increase the aggregate Revolving Commitments and/or the aggregate Term Loan Commitments hereunder (each such increase, an “Incremental Commitment”) so long as the following conditions are satisfied:

(i)    the aggregate principal amount of all such Incremental Commitments made pursuant to this Section shall not exceed $15,000,000 (the principal amount of each such Incremental Commitment, the “Incremental Commitment Amount”);

(ii)    the Borrower shall execute and deliver such documents and instruments and take such other actions as may be reasonably required by the Administrative Agent in connection with and at the time of any such proposed increase;

(iii)    at the time of and immediately after giving effect to any such proposed increase, no Default or Event of Default shall exist, all representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects (other than those representations and warranties that are expressly qualified by a Material Adverse Effect or other materiality, in which case such representations and warranties shall be true and correct in all respects), and, since December 31, 2014, there shall have been no change which has had or could reasonably be expected to have a Material Adverse Effect;

(iv)    (x) any incremental Term Loans made pursuant to this Section (the “Incremental Term Loans”) shall have a maturity date no earlier than the Maturity Date and shall have a Weighted Average Life to Maturity no shorter than that of the Term Loans made pursuant to Section 2.5, and (y) any incremental Revolving Commitments provided pursuant to this Section (the “Incremental Revolving Commitments”) shall be structured as an increase to the existing Revolving Commitments and shall be on the same terms (including pricing and termination date) as the existing Revolving Commitments and Revolving Loans, except that Up- Front Fees with respect to Incremental Revolving Commitments may be higher or lower than the Up-Front Fees paid with respect to the existing Revolving Commitments; provided that to the extent that the Up-Front Fees with respect to any Incremental Revolving Commitment exceed the Up-Front Fees with respect to the existing Revolving Commitments by more than 2.00%, additional fees shall be paid to the Revolving Lenders with respect to the existing Revolving Commitments in an amount equal to (A) the difference between the percentage of Up-Front Fees with respect to such Incremental Revolving Commitment and the percentage of Up-Front Fees with respect to the existing Revolving Commitments and (B) 2.00%;

(v)    (A) the Leverage Ratio shall not exceed the lesser of (x) 3.00:100 and (y) the then required Leverage Ratio set forth in Section 6.1 and (B) the Borrower and its Subsidiaries shall otherwise be in pro forma compliance with each of the financial covenants set forth in Article VI, in each case, as of the most recently ended Fiscal Quarter for which financial statements are required to have been delivered, calculated as if all such Incremental Term Loans had been made and all such Incremental Revolving Commitments had been established (and fully funded) as of the first day of the relevant period for testing compliance;

(vi)    if the Initial Yield applicable to any such Incremental Term Loans exceeds by more than 0.50% per annum the Applicable Margin then in effect for Eurodollar Loans, plus an amount (expressed as a percentage) equal to (A) the Up-Front Fees paid in respect of any existing Term Loans divided by (B) an amount equal to (x) the original principal amount of such existing Term Loans divided by (y) 4 (the “Existing Yield”), then each Pricing Level set forth in the Pricing Grid in Applicable Margin with respect to such existing Term Loans and the existing Revolving Loans shall increase by an amount equal to the difference between the Initial Yield and the Existing Yield minus 0.50% per annum;

(vii)    any collateral securing any such Incremental Commitments shall also secure all other Obligations on a pari passu basis;

(viii)    except as set forth in clauses (iv) and (vi) above, any Incremental Term Loan shall be on terms consistent with the existing Term Loans; and

(ix)    all other terms and conditions with respect to any such Incremental Commitments shall be reasonably satisfactory to the Administrative Agent.

(b)The Borrower shall provide at least 30 days’ written notice to the Administrative Agent (who shall promptly provide a copy of such notice to each Lender) of any proposal to establish an Incremental Commitment. The Borrower may also, but is not required to, specify any fees offered to those Lenders (the “Increasing Lenders”) that agree to increase the principal amount of their Revolving Commitments and/or their Term Loan Commitments, which fees may be variable based upon the amount by which any such Lender is willing to increase the principal amount of its Revolving Commitment and/or its Term Loan Commitment, as applicable. Each Increasing Lender shall as soon as practicable, and in any case within 15 days following receipt of such notice, specify in a written notice to the Borrower and the Administrative Agent the amount of such proposed Incremental Commitment that it is willing to provide. No Lender (or any successor thereto) shall have any obligation, express or implied, to offer to increase the aggregate principal amount of its Revolving Commitment and/or its Term Loan Commitment, and any decision by a Lender to increase its Revolving Commitment and/or its Term Loan Commitment shall be made in its sole discretion independently from any other Lender. Only the consent of each Increasing Lender shall be required for an increase in the aggregate principal amount of the Revolving Commitments and/or the Term Loan Commitments, as applicable, pursuant to this Section. No Lender which declines to increase the principal amount of its Revolving Commitment and/or its Term Loan Commitment may be replaced with respect to its existing Revolving Commitment and/or its Term Loans, as applicable, as a result thereof without such Lender’s consent. If any Lender shall fail to notify the Borrower and the Administrative Agent in writing about whether it will increase its Revolving Commitment and/or its Term Loan Commitment within 15 days after receipt of such notice, such Lender shall be deemed to have declined to increase its Revolving Commitment and/or its Term Loan Commitment, as applicable. The Borrower may accept some or all of the offered amounts or designate new lenders that are acceptable to the Administrative Agent (such approval not to be unreasonably withheld) and, with respect to any Incremental Revolving Commitment, the Issuing Bank and Swingline Lender (such approval not to be unreasonably withheld), as additional Lenders hereunder in accordance with this Section (the “Additional Lenders”), which Additional Lenders may assume all or a portion of such Incremental Commitment. The Borrower and the Administrative Agent shall have discretion jointly to adjust the allocation of such Incremental Revolving Commitments and/or such Incremental Term Loans among the Increasing Lenders and the Additional Lenders. The sum of the increase in the Revolving Commitments and the Term Loan Commitments of the Increasing Lenders plus the Revolving

Commitments and the Term Loan Commitments of the Additional Lenders shall not in the aggregate exceed the unsubscribed amount of the Incremental Commitment Amount.

(c)Subject to subsections (a) and (b) of this Section, any increase requested by the Borrower shall be effective upon delivery to the Administrative Agent of each of the following documents:

(i)    an originally executed copy of an instrument of joinder, in form and substance reasonably acceptable to the Administrative Agent, executed by the Borrower, by each Additional Lender and by each Increasing Lender, setting forth the new Revolving Commitments and/or new Term Loan Commitments, as applicable, of such Lenders and setting forth the agreement of each Additional Lender to become a party to this Agreement and to be bound by all of the terms and provisions hereof;

(ii)    such evidence of appropriate corporate authorization on the part of the Borrower with respect to such Incremental Commitment and such opinions of counsel for the Borrower with respect to such Incremental Commitment as the Administrative Agent may reasonably request;

(iii)    a certificate of the Borrower signed by a Responsible Officer, in form and substance reasonably acceptable to the Administrative Agent, certifying that each of the conditions in subsection (a) of this Section has been satisfied;

(iv)    to the extent requested by any Additional Lender or any Increasing Lender, executed promissory notes evidencing such Incremental Revolving Commitments and/or such Incremental Term Loans, issued by the Borrower in accordance with Section 2.10; and

(v)    any other certificates or documents that the Administrative Agent shall reasonably request, in form and substance reasonably satisfactory to the Administrative Agent.

Upon the effectiveness of any such Incremental Commitment, the Commitments and Pro Rata Share of each Lender will be adjusted to give effect to the Incremental Revolving Commitments and/or the Incremental Term Loans, as applicable, and Schedule I shall automatically be deemed amended accordingly.

(d)If any Incremental Term Loans are to have terms that are different from the Term Loans outstanding immediately prior to such incurrence (any such Incremental Term Loans, the “Non- Conforming Credit Extensions”), all such terms shall be as set forth in a separate assumption agreement among the Borrower, the Lenders providing such Incremental Term Loans and the Administrative Agent, the execution and delivery of which agreement shall be a condition to the effectiveness of the Non- Conforming Credit Extensions. The scheduled principal payments on the Term Loans to be made pursuant to Section 2.9 shall be ratably increased after the making of any Incremental Term Loans (other than Term Loans that are Non-Conforming Credit Extensions) under this Section to account for the principal amount of such Incremental Term Loans. After the incurrence of any Non-Conforming Credit Extensions, all optional prepayments of Term Loans shall be allocated ratably between the then- outstanding Term Loans and such Non-Conforming Credit Extensions. Notwithstanding anything to the contrary in Section 10.2, the Administrative Agent is expressly permitted to amend the Loan Documents to the extent necessary to give effect to any increase pursuant to this Section and mechanical changes necessary or advisable in connection therewith (including amendments to implement the requirements in the preceding two sentences and amendments to ensure pro rata allocations of Eurodollar Loans and Base Rate Loans between Loans incurred pursuant to this Section and Loans outstanding immediately prior to any such incurrence).

(e)For purposes of this Section, the following terms shall have the meanings specified below:

(i)    “Initial Yield” shall mean, with respect to Incremental Term Loans, the amount (as determined by the Administrative Agent) equal to the sum of (A) the margin above the Eurodollar Rate on such Incremental Term Loans (including as margin the effect of any “LIBOR floor” applicable on the date of the calculation), plus (B) an amount (expressed as a percentage) equal to (x) the amount of any Up-Front Fees on such Incremental Term Loans (including any fee or discount received by the Lenders in connection with the initial extension thereof), divided by (y) an amount equal to (1) the original principal amount of the Incremental Term Loans divided by (2) the lesser of (I) the Weighted Average Life to Maturity of such Incremental Term Loans, and (II) four.

(ii)    “Up-Front Fees” shall mean the amount of any fees or discounts received by the Lenders in connection with the making of Loans or extensions of credit, expressed as a percentage of such Loan or extension of credit. For the avoidance of doubt, “Up-Front Fees” shall not include any arrangement fee paid to the Sole Lead Arranger or any fees paid to the Administrative Agent or the Issuing Bank in its capacity as such.

(iii)    “Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (x) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (y) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (ii) the then outstanding principal amount of such Indebtedness.

Section 2.24. Mitigation of Obligations. If any Lender requests compensation under Section 2.18, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.20, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the sole judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable under Section 2.18 or Section 2.20, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all costs and expenses incurred by any Lender in connection with such designation or assignment.

Section 2.25. Replacement of Lenders. If (a) any Lender requests compensation under Section 2.18, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.20, or (b) any Lender is a Defaulting Lender or Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions set forth in Section 10.4(b)), all of its interests, rights (other than its existing rights to payments pursuant to Section 2.18 or 2.20, as applicable) and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender) (a “Replacement Lender”); provided that (i) if the Replacement Lender is not a Lender, an Affiliate of a Lender or an Approved Fund or if the Replacement Lender will become a Revolving Lender (and is not already a Revolving Lender), the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not be unreasonably withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal amount of all Loans owed to it, accrued interest thereon, accrued fees and all other amounts payable to it hereunder from the assignee (in the case of such outstanding principal and accrued interest) and from the Borrower (in the case of all other amounts), and (iii) in the case of a claim for compensation under Section 2.18 or payments required to be made pursuant to Section 2.20, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Section 2.26.    Defaulting Lenders .

(a)	Cash Collateral.

(i)    At any time that there shall exist a Defaulting Lender, within one (1) Business Day following the written request of the Administrative Agent or the Issuing Bank (with a copy to the Administrative Agent) the Borrower shall Cash Collateralize the Issuing Bank’s LC Exposure with respect to such Defaulting Lender (determined after giving effect to Section 2.26(b)(iv) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than 105% of the Issuing Bank’s LC Exposure with respect to such Defaulting Lender.

(ii)    The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of the Issuing Bank, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lenders’ obligation to fund participations in respect of Letters of Credit, to be applied pursuant to clause (iii) below. If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent and the Issuing Bank as herein provided, or that the total amount of such Cash Collateral is less than the minimum amount required pursuant to clause (i) above, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(iii)    Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 2.26(a) or Section 2.26(b) in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of Letters of Credit or LC Disbursements (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(iv)    Cash Collateral (or the appropriate portion thereof) provided to reduce any Issuing Bank’s LC Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 2.26(a) following (A) the elimination of the applicable LC Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (B) the determination by the Administrative Agent and the Issuing Bank that there exists excess Cash Collateral; provided that, subject to Section 2.26(b) through (d), the Person providing Cash Collateral and each Issuing Bank may agree that Cash Collateral shall be held to support future anticipated LC Exposure or other obligations and provided further that to the extent that such Cash Collateral was provided by the Borrower, such Cash Collateral shall remain subject to the security interest granted pursuant to the Loan Documents.

(b)Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i)    Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders and in Section 10.2.

(ii)    Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.7 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Bank or Swingline Lender hereunder; third, to Cash Collateralize the Issuing Bank’s LC Exposure with respect to such Defaulting Lender in accordance with Section 2.26(a); fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the Issuing Banks’ future LC Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.26(a); sixth, to the payment of any amounts owing to the Lenders, the Issuing Bank or Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Bank or Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender's breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or LC Disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 3.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and LC Disbursements owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or LC Disbursements owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations and Swingline Loans are held by the Lenders pro rata in accordance with the Commitments under the applicable Facility without giving effect to sub-section (iv) below. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.26(b)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)    (A) No Defaulting Lender shall be entitled to receive any commitment fee pursuant to Section 2.14(b) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B)Each Defaulting Lender shall be entitled to receive letter of credit fees pursuant to Section 2.14(c) for any period during which that Lender is a Defaulting Lender only to the extent allocable to that portion of its LC Exposure for which it has provided Cash Collateral pursuant to Section 2.26(a).

(C)With respect to any letter of credit fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrower shall (x) pay to each Non- Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letters of Credit or Swingline Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to each Issuing Bank and Swingline Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to the Issuing Bank’s LC Exposure or Swingline Lender’s Swingline Exposure with respect to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv)    All or any part of such Defaulting Lender’s participation in Letters of Credit and Swingline Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Pro Rata Shares of the Revolving Commitments (calculated without regard to such Defaulting Lender’s Revolving Commitment) but only to the extent that such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v)    If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, (x) first, prepay Swingline Loans in an amount equal to the Swingline Lender’s Swingline Exposure with respect to such Defaulting Lender and (y) second, Cash Collateralize the Issuing Banks’ LC Exposure with respect to such Defaulting Lender in accordance with the procedures set forth in Section 2.26(a).

(c)Defaulting Lender Cure. If the Borrower, the Administrative Agent, Swingline Lender and Issuing Bank agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held pro rata by the Lenders in accordance with the applicable Commitments (without giving effect to Section 2.26(b)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(d)New Swingline Loans/Letters of Credit. So long as any Lender is a Defaulting Lender, (i) the Swingline Lender shall not be required to fund any Swingline Loans unless it is satisfied that it will have no Swingline Exposure after giving effect to such Swingline Loan and (ii) no Issuing

Bank shall be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no LC Exposure after giving effect thereto.

ARTICLE III

CONDITIONS PRECEDENT TO LOANS AND LETTERS OF CREDIT

Section 3.1. Conditions to Effectiveness. The obligations of the Lenders (including the Swingline Lender) to make Loans and the obligation of the Issuing Bank to issue any Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 10.2):

(a)The Administrative Agent shall have received payment of all fees, expenses and other amounts due and payable on or prior to the Closing Date, including, without limitation, reimbursement or payment of all out-of-pocket expenses of the Administrative Agent, the Sole Lead Arranger and their Affiliates (including reasonable fees, charges and disbursements of counsel to the Administrative Agent) required to be reimbursed or paid by the Borrower hereunder, under any other Loan Document and under any agreement with the Administrative Agent or the Sole Lead Arranger.

(b)The Administrative Agent (or its counsel) shall have received the following, each to be in form and substance satisfactory to the Administrative Agent:

(i)    a counterpart of this Agreement signed by or on behalf of each party hereto or written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement;

(ii)    a certificate of a Responsible Officer of each Loan Party in the form of Exhibit 3.1(b)(ii), attaching and certifying copies of its bylaws, or partnership agreement or limited liability company agreement, and of the resolutions of its board of directors or other equivalent governing body, or comparable organizational documents and authorizations, authorizing the execution, delivery and performance of the Loan Documents to which it is a party and certifying the name, title and true signature of each officer of such Loan Party executing the Loan Documents to which it is a party;

(iii)    certified copies of the articles or certificate of incorporation, certificate of organization or limited partnership, or other registered organizational documents of each Loan Party, together with certificates of good standing or existence, as may be available from the Secretary of State of the jurisdiction of organization of such Loan Party and each other jurisdiction where such Loan Party is required to be qualified to do business as a foreign corporation;

(iv)    a favorable written opinion of Sheppard, Mullin, Richter & Hamilton LLP, counsel to the Loan Parties, and such local counsel opinions as the Administrative Agent may require, in each case addressed to the Administrative Agent, the Issuing Bank and each of the Lenders, and covering such matters relating to the Loan Parties, the Loan Documents and the transactions contemplated therein as the Administrative Agent or the Required Lenders shall reasonably request;

(v)    a certificate in the form of Exhibit 3.1(b)(v), dated the Closing Date and signed by a Responsible Officer, certifying that after giving effect to the funding of the Term Loans and any initial Revolving Borrowing, (x) no Default or Event of Default exists, (y) all representations and warranties of each Loan Party set forth in the Loan Documents are true and correct in all material respects (other than those representations and warranties that are expressly qualified by a Material Adverse Effect or other materiality, in which case, such representations and warranties shall be true and correct in all respects) and (z) since the date of the financial statements of the Borrower described in Section 4.4, there shall have been no change which has had or could reasonably be expected to have a Material Adverse Effect;

(vi)    a duly executed funds disbursement agreement, together with a report setting forth the sources and uses of the proceeds hereof;

(vii)    certified copies of all consents, approvals, authorizations, registrations and filings and orders required or advisable to be made or obtained under any Requirement of Law, or by any Contractual Obligation of any Loan Party, in connection with the execution, delivery, performance, validity and enforceability of the Related Transaction Documents or any of the transactions contemplated thereby, and such consents, approvals, authorizations, registrations, filings and orders shall be in full force and effect and all applicable waiting periods shall have expired, and no investigation or inquiry by any governmental authority regarding the Commitments or any transaction being financed with the proceeds thereof shall be ongoing;

(viii)    copies of (A) the internally prepared quarterly financial statements of the Borrower and its Subsidiaries and the Acquired Business on a consolidated basis for each Fiscal Quarter ending after December 31, 2014 and at least 45 days prior to the Closing Date, (B) the audited consolidated and unaudited consolidating financial statements for the Borrower and its Subsidiaries and the Acquired Business for each of the Fiscal Years ending December 31, 2012, December 31, 2013 and December 31, 2014 and (C) financial projections, on a pro forma basis (and on a quarterly basis), for the stub period from June 1, 2015 through December 31, 2015 and annually thereafter through December 31, 2020;

(ix)    a duly completed and executed Compliance Certificate, including (i) calculations of the financial covenants set forth in Article VI hereof as of June 30, 2015 and (ii) calculations demonstrating that Total Leverage is not greater than 3.00:1.00, in each case, calculated on a pro forma basis as if the Term Loans had been funded as of the first day of the relevant period for testing compliance (and setting forth in reasonable detail such calculations);

(x)    a certificate, dated the Closing Date and signed by the chief financial officer of each Loan Party, confirming that each Loan Party is Solvent before and after giving effect to the funding of the Term Loans and any initial Revolving Borrowing and the consummation of the transactions contemplated to occur on the Closing Date;

(xi)    the Guaranty and Security Agreement, duly executed by the Borrower and each of its Domestic Subsidiaries, together with (A) UCC financing statements and other applicable documents under the laws of all necessary or appropriate jurisdictions with respect to the perfection of the Liens granted under the Guaranty and Security Agreement, as requested by the Administrative Agent in order to perfect such Liens, duly authorized by the Loan Parties,
(B) copies of favorable UCC, tax, judgment and fixture lien search reports in all necessary or appropriate jurisdictions and under all legal and trade names of the Loan Parties, the Acquired Business and its Subsidiaries, as requested by the Administrative Agent, indicating that there are no prior Liens on any of the Collateral other than Liens permitted by Section 7.2 and Liens to be released on the Closing Date, (C) a Perfection Certificate, duly completed and executed by the Borrower, (D) duly executed Patent Security Agreements, Trademark Security Agreements and Copyright Security Agreements, if applicable, (E) to the extent applicable, original certificates evidencing all issued and outstanding shares of Capital Stock of all Subsidiaries owned directly by any Loan Party (or, if the pledge of all of the voting Capital Stock of any Foreign Subsidiary would result in materially adverse tax consequences, limited to 65% of the issued and outstanding voting Capital Stock of such Foreign Subsidiary and 100% of the issued and outstanding non- voting Capital Stock of such Foreign Subsidiary, as applicable) and (F) stock or membership interest powers or other appropriate instruments of transfer executed in blank;

(xii)    evidence that all existing Indebtedness of the Loan Parties and their Subsidiaries (other than Indebtedness permitted pursuant to Section 7.1) shall be repaid in full and all security interests related thereto shall be terminated on or prior to the Closing Date;

(xiii)	certified copies of all Material Agreements;

(xiv)    certificates of insurance, in form and detail acceptable to the Administrative Agent, describing the types and amounts of insurance (property and liability) maintained by any of the Loan Parties, in each case naming the Administrative Agent as loss payee or additional insured, as the case may be, together with a lender’s loss payable endorsement and an additional insured endorsement, in each case, in form and substance satisfactory to the Administrative Agent;

(xv)	receipt of CUSIP numbers for the credit facilities provided for under this
Agreement;

(xvi)    a duly executed Collateral Assignment, together with the consent of the sellers party thereto and reliance letters permitting the Administrative Agent and all Lenders to rely on all legal opinions delivered in connection with the Closing Date Acquisition; and

(xvii)	a certified copy of the Management Agreement.

(c)All conditions precedent to the Closing Date Acquisition, other than the funding of the Loans, shall have been satisfied, and the Closing Date Acquisition shall be consummated simultaneously with the closing and funding of the Loans in accordance with the Closing Date Acquisition Agreements, without alteration, amendment or other change, supplement or modification of the Closing Date Acquisition Agreements except for waivers of conditions that are not material or adverse to the Lenders or as otherwise approved in writing by the Required Lenders. The Administrative Agent (or its counsel) shall have received certified copies of the Closing Date Acquisition Agreements, all other material Closing Date Acquisition Documents and a certificate from the sellers party to the Acquisition Agreements certifying the financial statements of the Acquired Business referenced in Section 4.4, each in form and substance satisfactory to the Administrative Agent and the Sole Lead Arranger.

(d)The Administrative Agent (or its counsel) shall have received (i) a certificate from the sellers party to the Acquisition Agreements certifying the financial statements of the Acquired Business referenced in Section 4.4, each in form and substance satisfactory to the Administrative Agent and the Sole Lead Arranger and (ii) a certificate signed by a responsible officer of each of Radnet, Inc. and Barnabas Health certifying that since December 31, 2014, there have been no changes with respect to the Acquired Business which have had or could reasonably be expected to have, either individually or in the aggregate, a material adverse effect (to be defined in a manner consistent with Material Adverse Effect) (collectively, the “Acquired Business Representations”).

Without limiting the generality of the provisions of this Section, for purposes of determining compliance with the conditions specified in this Section, each Lender that has signed this Credit Agreement shall be deemed to have consented to, approved of, accepted or been satisfied with each document or other matter required thereunder to be consented to, approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

Section 3.2. Conditions to Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit is subject to the satisfaction of the following conditions:

(a)at the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default or Event of Default shall exist;

(b)at the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, all representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects (other than those representations and warranties that are expressly qualified by a Material Adverse Effect or other materiality, in which case such representations and warranties shall be true and correct in all respects); and

(c)	the Borrower shall have delivered the required Notice of Borrowing.

Each Borrowing and each issuance, amendment, renewal or extension of any Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in subsections (a), (b) and (c) of this Section. In addition to the foregoing, the obligation of the Swingline Lender to fund any Swingline Loans and the obligation of the Issuing Bank to issue, amend, renew or extend any Letter of Credit shall be subject to the provisions set forth in Section 2.26(d).

Section 3.3. Delivery of Documents. All of the Loan Documents, certificates, legal opinions and other documents and papers referred to in this Article, unless otherwise specified, shall be delivered to the Administrative Agent for the account of each of the Lenders and in sufficient counterparts or copies for each of the Lenders and shall be in form and substance satisfactory in all respects to the Administrative Agent.

ARTICLE IV REPRESENTATIONS AND WARRANTIES
The Borrower represents and warrants, both before and after giving effect to the Related
Transactions, to the Administrative Agent, each Lender and the Issuing Bank as follows as of the Closing Date, each date a Borrowing is made or any Letter of Credit is issued, amended, renewed or extended and each other date on which the following representations and warranties are made or re-made by the Borrower in accordance with the terms of any Loan Document:

Section 4.1. Existence; Power. The Borrower and each of its Subsidiaries (i) is duly organized, validly existing and in good standing as a corporation, partnership or limited liability company under the laws of the jurisdiction of its organization, (ii) has all requisite power and authority to carry on its business as now conducted, and (iii) is duly qualified to do business, and is in good standing, in each jurisdiction where such qualification is required, except where a failure to be so qualified could not reasonably be expected to result in a Material Adverse Effect.

Section 4.2. Organizational Power; Authorization. The execution, delivery and performance by each Loan Party of the Loan Documents and the other Related Transaction Documents to which it is a party are within such Loan Party’s organizational powers and have been duly authorized by all necessary organizational and, if required, shareholder, partner or member action. This Agreement has been duly executed and delivered by the Borrower and constitutes, and each other Loan Document and Related Transaction Document to which any Loan Party is a party, when executed and delivered by such Loan Party, will constitute, valid and binding obligations of the Borrower or such Loan Party (as the case may be), enforceable against it in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

Section 4.3. Governmental Approvals; No Conflicts. The execution, delivery and performance by each Loan Party of the Loan Documents and the other Related Transaction Documents to which it is a party (a) do not require any consent or approval of, registration or filing with, or any action by, any Governmental Authority, except those as have been obtained or made and are in full force and effect and except for filings necessary to perfect or maintain perfection of the Liens created under the Loan Documents, (b) will not violate any Requirement of Law applicable to the Borrower or any of its Subsidiaries or any judgment, order or ruling of any Governmental Authority, (c) will not violate or result in a default under any Contractual Obligation of the Borrower or any of its Subsidiaries or any of its assets or give rise to a right thereunder to require any payment to be made by the Borrower or any of its Subsidiaries and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries, except Liens (if any) created under the Loan Documents.

Section 4.4. Financial Statements. The Borrower has furnished to each Lender (i) the consolidated unaudited balance sheet of the Borrower and the Acquired Business as of December 31, 2014, and the related unaudited consolidated statements of income for the Fiscal Year then ended and
(ii)the unaudited consolidated balance sheet of the Borrower and the Acquired Business as of March 31, 2015, and the related unaudited consolidated statements of income for the Fiscal Quarter and year-to-date period then ended. Such financial statements of the Borrower fairly present the consolidated financial condition of the Borrower as of such dates and the consolidated results of operations for such periods in conformity with GAAP consistently applied, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii). Since December 31, 2014, there have been no changes with respect to the Borrower and its Subsidiaries which have had or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

Section 4.5.    Litigation and Environmental Matters.

(a)    No litigation, investigation or proceeding of or before any arbitrators or Governmental Authorities is pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination that could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect or (ii) which in any manner draws into question the validity or enforceability of this Agreement or any other Loan Document or Related Transaction Document.

(b)    Neither the Borrower nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability, except in each case set forth in clauses (i) through (iv), as could not reasonably be expected to have a Material Adverse Effect.

Section 4.6. Compliance with Laws and Agreements. The Borrower and each of its Subsidiaries is in compliance with (a) all Requirements of Law and all judgments, decrees and orders of any Governmental Authority and (b) all indentures, agreements or other instruments binding upon it or its properties, except where non-compliance, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 4.7.    Investment Company Act. Neither the Borrower nor any of its Subsidiaries is
(a)an “investment company” or is “controlled” by an “investment company”, as such terms are defined in, or subject to regulation under, the Investment Company Act of 1940, as amended and in effect from time to time, or (b) otherwise subject to any other regulatory scheme limiting its ability to incur debt or requiring any approval or consent from, or registration or filing with, any Governmental Authority in connection with the incurrence of Indebtedness.

Section 4.8. Taxes. The Borrower and its Subsidiaries have timely filed or caused to be filed all Federal income tax returns and all other material tax returns that are required to be filed by them, and have paid all taxes shown to be due and payable on such returns or on any assessments made against it or its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority, except where the same are currently being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as the case may be, has set aside on its books adequate reserves in accordance with GAAP. The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of such taxes are adequate, and no tax liabilities that could be materially in excess of the amount so provided are anticipated. No Credit Party has any obligation to pay any material tax liability of the sellers under the Closing Date Acquisition Agreement in connection with the Closing Date Acquisition.

Section 4.9. Margin Regulations. None of the proceeds of any of the Loans or Letters of Credit will be used, directly or indirectly, for “purchasing” or “carrying” any “margin stock” within the respective meanings of each of such terms under Regulation U or for any purpose that violates the provisions of Regulation T, Regulation U or Regulation X. Neither the Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying “margin stock”.

Section 4.10. ERISA. Each Plan is in substantial compliance in form and operation with its terms and with ERISA and the Code (including, without limitation, the Code provisions compliance with which is necessary for any intended favorable tax treatment) and all other applicable laws and regulations. Each Plan (and each related trust, if any) which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service to the effect that it meets the requirements of Sections 401(a) and 501(a) of the Code covering all applicable tax law changes, or is comprised of a master or prototype plan that has received a favorable opinion letter from the Internal Revenue Service, and nothing has occurred since the date of such determination that would adversely affect such determination (or, in the case of a Plan with no determination, nothing has occurred that would adversely affect the issuance of a favorable determination letter or otherwise adversely affect such qualification). No ERISA Event has occurred or is reasonably expected to occur. There exists no Unfunded Pension Liability with respect to any Plan. None of the Borrower, any of its Subsidiaries or any ERISA Affiliate is making or accruing an obligation to make contributions, or has, within any of the five calendar years immediately preceding the date this assurance is given or deemed given, made or accrued an obligation to make, contributions to any Multiemployer Plan. There are no actions, suits or claims pending against or involving a Plan (other than routine claims for benefits) or, to the knowledge of the Borrower, any of its Subsidiaries or any ERISA Affiliate, threatened, which would reasonably be expected to be asserted successfully against any Plan and, if so asserted successfully, would reasonably be expected either singly or in the aggregate to result in liability to the Borrower or any of its Subsidiaries.

The Borrower, each of its Subsidiaries and each ERISA Affiliate have made all contributions to or under each Plan and Multiemployer Plan required by law within the applicable time limits prescribed thereby, by the terms of such Plan or Multiemployer Plan, respectively, or by any contract or agreement requiring contributions to a Plan or Multiemployer Plan. No Plan which is subject to Section 412 of the Code or Section 302 of ERISA has applied for or received an extension of any amortization period within the meaning of Section 412 of the Code or Section 303 or 304 of ERISA. None of the Borrower, any of its Subsidiaries or any ERISA Affiliate have ceased operations at a facility so as to become subject to the provisions of Section 4068(a) of ERISA, withdrawn as a substantial employer so as to become subject to the provisions of Section 4063 of ERISA or ceased making contributions to any Plan subject to Section 4064(a) of ERISA to which it made contributions. Each Non-U.S. Plan has been maintained in compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities, except as would not reasonably be expected to result in liability to the Borrower or any of its Subsidiaries. All contributions required to be made with respect to a Non-U.S. Plan have been timely made. Neither the Borrower nor any of its Subsidiaries has incurred any obligation in connection with the termination of, or withdrawal from, any Non-U.S. Plan. The present value of the accrued benefit liabilities (whether or not vested) under each Non-U.S. Plan, determined as of the end of the Borrower’s most recently ended fiscal year on the basis of reasonable actuarial assumptions, did not exceed the current value of the assets of such Non-U.S. Plan allocable to such benefit liabilities.

Section 4.11.    Ownership of Property; Insurance.

(a)    Each of the Borrower and its Subsidiaries has good title to, or valid leasehold interests in, all of its real and personal property material to the operation of its business, including all such properties reflected in the most recent audited consolidated balance sheet of the Borrower and its Subsidiaries and the Acquired Business referred to in Section 4.4 or purported to have been acquired by the Borrower or any of its Subsidiaries after said date (except as sold or otherwise disposed of in the ordinary course of business or as otherwise expressly permitted hereunder), in each case free and clear of Liens prohibited by this Agreement. All leases that individually or in the aggregate are material to the business or operations of the Borrower and its Subsidiaries are valid and subsisting and are in full force.

(b)    Each of the Borrower and its Subsidiaries owns, or is licensed or otherwise has the right to use, all patents, trademarks, service marks, trade names, copyrights and other intellectual property material to its business, and the use thereof by the Borrower and its Subsidiaries does not infringe in any material respect on the rights of any other Person.

(c)    The properties of the Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies which are not Affiliates of the Borrower, in such amounts with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or any applicable Subsidiary operates.

(d)	As of the Closing Date, neither the Borrower nor any of its Subsidiaries owns any Real Estate.

Section 4.12. Disclosure. The Borrower has disclosed to the Lenders all agreements, instruments, and corporate or other restrictions to which the Borrower or any of its Subsidiaries is subject, and all other matters known to any of them, that, either individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the reports (including, without limitation, all reports that the Borrower is required to file with the Securities and Exchange Commission), financial statements, certificates or other information furnished by or on behalf of the Borrower to the

Administrative Agent or any Lender in connection with the negotiation or syndication of this Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by any other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, taken as a whole in light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

Section 4.13. Labor Relations. There are no strikes, lockouts or other material labor disputes or grievances against the Borrower or any of its Subsidiaries, or, to the Borrower’s knowledge, threatened against or affecting the Borrower or any of its Subsidiaries, and no significant unfair labor practice charges or grievances are pending against the Borrower or any of its Subsidiaries, or, to the Borrower’s knowledge, threatened against any of them before any Governmental Authority. All payments due from the Borrower or any of its Subsidiaries pursuant to the provisions of any collective bargaining agreement have been paid or accrued as a liability on the books of the Borrower or any such Subsidiary, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 4.14. Subsidiaries. Schedule 4.14 sets forth the name of, the ownership interest of the applicable Loan Party in, the jurisdiction of incorporation or organization of, and the type of each Subsidiary of the Borrower and the other Loan Parties and identifies each Subsidiary that is a Subsidiary Loan Party, in each case as of the Closing Date.

Section 4.15. Solvency. After giving effect to the execution and delivery of the Loan Documents and the other Related Transaction Documents, the making of the Loans under this Agreement and the consummation of the other Related Transactions, each Loan Party is Solvent.

Section 4.16. Deposit and Disbursement Accounts. Schedule 4.16 lists all banks and other financial institutions at which any Loan Party maintains deposit accounts, lockbox accounts, disbursement accounts, investment accounts or other similar accounts as of the Closing Date, and such Schedule correctly identifies the name, address and telephone number of each financial institution, the name in which the account is held, the type of the account, and the complete account number therefor.

Section 4.17.    Collateral Documents.

(a)The Guaranty and Security Agreement is effective to create in favor of the Administrative Agent for the ratable benefit of the Secured Parties a legal, valid and enforceable security interest in the Collateral (as defined therein), and when UCC financing statements in appropriate form are filed in the offices specified on Schedule 3 to the Guaranty and Security Agreement, the Guaranty and Security Agreement shall constitute a fully perfected Lien (to the extent that such Lien may be perfected by the filing of a UCC financing statement) on, and security interest in, all right, title and interest of the grantors thereunder in such Collateral, in each case prior and superior in right to any other Person, other than with respect to Liens expressly permitted by Section 7.2. When the certificates evidencing all Capital Stock (to the extent the same constitute certificated securities under the UCC) pledged pursuant to the Guaranty and Security Agreement are delivered to the Administrative Agent, together with appropriate stock powers or other similar instruments of transfer duly executed in blank, the Liens in such Capital Stock shall be fully perfected first priority security interests, perfected by “control” as defined in the UCC.

(b)When the filings in subsection (a) of this Section are made and when, if applicable, the Patent Security Agreements and the Trademark Security Agreements are filed in the United States Patent and Trademark Office and the Copyright Security Agreements are filed in the United States Copyright Office, the Guaranty and Security Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Patents, Trademarks and Copyrights, if any, in which a security interest may be perfected by filing, recording or registering a security agreement, financing statement or analogous document in the United States Patent and Trademark Office or the United States Copyright Office, as applicable, in each case prior and superior in right to any other Person.

(c)Each Mortgage, when duly executed and delivered by the relevant Loan Party, will be effective to create in favor of the Administrative Agent for the ratable benefit of the Secured Parties a legal, valid and enforceable Lien on all of such Loan Party’s right, title and interest in and to the Real Estate of such Loan Party covered thereby and the proceeds thereof, and when such Mortgage is filed in the real estate records where the respective Mortgaged Property is located, such Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of such Loan Party in such Real Estate and the proceeds thereof, in each case prior and superior in right to any other Person, other than with respect to Liens expressly permitted by Section 7.2.

(d)No Mortgage encumbers improved real property that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968, other than real property for which evidence of flood insurance policies has been delivered pursuant to Sections 5.8 and 5.13 of this Agreement and such policies are in full force and effect.

Section 4.18. Material Agreements. As of the Closing Date, all Material Agreements of the Borrower and its Subsidiaries are described on Schedule 4.18, and each such Material Agreement is in full force and effect. As of the Closing Date, the Borrower does not have any knowledge of any pending amendments or threatened termination of any of the Material Agreements. As of the Closing Date, the Borrower has delivered to the Administrative Agent a true, complete and correct copy of each Material Agreement (including all schedules, exhibits, amendments, supplements, modifications, assignments and all other documents delivered pursuant thereto or in connection therewith).

Section 4.19.    Healthcare Matters.

(a)Compliance with Health Care Laws. Each Loan Party is, and at all times during the two calendar years immediately preceding the Closing Date has been, in material compliance with all Health Care Laws applicable to it, its assets, business or operations. No circumstance exists or event has occurred and is continuing which could reasonably be expected to result in a material violation of any Health Care Law.

(b)Health Care Permits. Each Loan Party holds, and at all times during the two calendar years immediately preceding the Closing Date has held, all Health Care Permits necessary for it to own, lease, sublease or operate its assets or to conduct its business or operations as presently conducted (including without limitation, to provide the professional services and to obtain reimbursement for Medicare and Medicaid). All such necessary Health Care Permits are in full force and effect and there is no default under, violation of, or other noncompliance with the terms and conditions of any such Health Care Permit. No condition exists or event has occurred and is continuing which, in itself or with the giving of notice or lapse of time or both, has resulted or would result in the suspension, revocation, termination, restriction, limitation, modification or non-renewal of any Health Care Permit. No Governmental Authority has taken, or to the knowledge of any Loan Party intends to take, action to suspend, revoke, terminate, place on probation, restrict, limit, modify or not renew any Health Care Permit of any Loan Party. As of the Closing Date, Schedule 4.19 sets forth an accurate, complete and current list of all material Health Care Permit.

(c)Third Party Payor Authorizations. Each Loan Party holds, and at all times during the two calendar years immediately preceding the Closing Date has held, in full force and effect, all Third Party Payor Authorizations necessary to participate in and be reimbursed by all material Third Party Payor Programs in which any Loan Party participates as an in-network provider.

(d)Licensed Personnel. The Licensed Personnel currently are in compliance in all material respects with all applicable Health Care Laws, and hold all professional licenses and other Health Care Permits required in the performance of such Licensed Personnel’s duties for Loan Party, and, each such Health Care Permit is in full force and effect and, to the knowledge of each Loan Party, no suspension, revocation, termination, impairment, modification or non-renewal of any such Health Care Permit is pending or threatened.

(e)Proceedings; Audits. There are no pending (or, to the knowledge of any Loan Party, threatened) Proceedings against or affecting any Loan Party or, to the knowledge of any Loan Party, any Licensed Personnel relating to any actual or alleged material non-compliance with any Health Care Law. There are no facts, circumstances or conditions that would reasonably be expected to form the basis for any such Proceeding against or affecting any Loan Party or, to the knowledge of any Loan Party, any Licensed Personnel. There currently exist no restrictions, deficiencies, required plans of correction or other such remedial measures with respect to any Health Care Permit of a Loan Party. Without limiting the foregoing, no validation review, program integrity review, audit or other investigation related to any Loan Party or its operations, or the consummation of the transactions contemplated in the Loan Documents or related to the Collateral (i) has been conducted by or on behalf of any Governmental Authority, or (ii) is scheduled, pending or, to the knowledge of any Loan Party, threatened.

(f)Overpayments. No Loan Party has retained an overpayment received from, or failed to refund any amount due to, Medicare or Medicaid in violation of any Health Care Law.

(g)Material Statements. No Loan Party, nor any officer, affiliate, employee or agent of any Loan Party, has made an untrue statement of a material fact or fraudulent statement to any Governmental Authority, failed to disclose a material fact that must be disclosed to any Governmental Authority, or committed an act, made a statement or failed to make a statement that, at the time such statement, disclosure or failure to disclose occurred, would reasonably be expected to constitute a violation of any Health Care Law in any material respect.

(h)Prohibited Transactions. No Loan Party nor, to the knowledge of any Loan Party, any officer, affiliate, employee or agent of any Loan Party, directly or indirectly, has (i) offered or paid or solicited or received any remuneration, in cash or in kind, or made any financial arrangements, in violation of any Health Care Law; (ii) given or agreed to give, or is aware that there has been made or that there is any agreement to make, any gift or gratuitous payment of any kind, nature or description (whether in money, property or services) in violation of any Health Care Law; (iii) made or agreed to make, or is aware that there has been made or that there is any agreement to make, any contribution, payment or gift of funds or property to, or for the private use of, any governmental official, employee or agent where either the contribution, payment or gift or the purpose of such contribution, payment or gift is or was illegal under the laws of any Governmental Authority having jurisdiction over such payment, contribution or gift; (iv) established or maintained any unrecorded fund or asset for any purpose or made any misleading, false or artificial entries on any of its books or records for any reason; or (v) made, or agreed to make, or is aware that there has been made or that there is any agreement to make, any payment to any person with the intention or understanding that any part of such payment would be in violation of any Health Care Law or used or was given for any purpose other than that described in the documents supporting such payment. To the knowledge of each Loan Party, no person has filed or has threatened to file against any Loan Party or their Affiliates an action under any federal or state whistleblower statute, including without limitation, under the False Claims Act of 1863 (31 U.S.C. § 3729 et seq.).

(i)Exclusion. None of the Loan Parties, nor any officer, director, partner, managing employee or Person with an “ownership interest” or an “indirect ownership interest” (as those phrases are defined in 42 C.F.R. § 420.201) totaling 5 percent or more in any Loan Party, nor any Licensed Personnel of any Loan Party, has been excluded pursuant to 42 U.S.C. § 1320a-7 and related regulations.

(j)Corporate Integrity Agreement. None of the Loan Parties nor, to the knowledge of any Loan Party, any officer, director, partner, managing employee or Person with an “ownership interest” or an “indirect ownership interest” (as those phrases are defined in 42 C.F.R. § 420.201) totaling 5 percent or more in any Loan Party is a party to, or bound by, any order, individual integrity agreement, corporate integrity agreement, corporate compliance agreement, deferred prosecution agreement, or other formal or informal agreement with any Governmental Authority concerning compliance with Health Care Laws.

Section 4.20. Sanctions. The Borrower has implemented and maintains in effect, or has caused its manager to implement and maintain in effect, policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries, Affiliated Persons and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Borrower, its Subsidiaries, Affiliated Persons and their respective officers and employees and to the knowledge of the Borrower its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) the Borrower, any of its Subsidiaries, any Affiliated Person or any of their respective directors, officers or employees, or (b) to the knowledge of the Borrower, any agent of the Borrower, any of its Subsidiaries or any Affiliated Person that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Borrowing or Letter of Credit, use of proceeds or other transaction contemplated by this Agreement will violate any Anti- Corruption Law or applicable Sanctions.

Section 4.21. Patriot Act. Neither any Loan Party nor any of its Subsidiaries is an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act or any enabling legislation or executive order relating thereto. Neither any Loan Party nor any of its Subsidiaries is in violation of (a) the Trading with the Enemy Act, (b) any of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto or (c) the Patriot Act. None of the Loan Parties (i) is a blocked person described in Section 1 of the Anti-Terrorism Order or (ii) to the best of its knowledge, engages in any dealings or transactions, or is otherwise associated, with any such blocked person.

ARTICLE V AFFIRMATIVE COVENANTS
The Borrower covenants and agrees that so long as any Lender has a Commitment hereunder or any Obligation (other than contingent indemnification obligations for which a claim has not been made) remains unpaid or outstanding:

Section 5.1. Financial Statements and Other Information. The Borrower will deliver to the Administrative Agent and each Lender:

(a)    as soon as available and in any event within 90 days after the end of each Fiscal Year of the Borrower (and for the Fiscal Year ended December 31, 2015, as soon as available and in any event no later than April 30, 2016), a copy of the annual audited report for such Fiscal Year for the

Borrower and its Subsidiaries, containing a consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such Fiscal Year and the related consolidated statements of income, stockholders’ equity and cash flows (together with all footnotes thereto) of the Borrower and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all in reasonable detail and reported on by KPMG LLP or other independent public accountants of nationally recognized standing or other independent public accountants otherwise acceptable in the reasonable discretion of the Administrative Agent (without a “going concern” or like qualification, exception or explanation and without any qualification or exception as to the scope of such audit) to the effect that such financial statements present fairly in all material respects the financial condition and the results of operations of the Borrower and its Subsidiaries for such Fiscal Year on a consolidated basis in accordance with GAAP and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards;

(b)    as soon as available and in any event within 45 days after the end of each of the first three Fiscal Quarters of the Borrower, an unaudited consolidated and consolidating balance sheet of the Borrower and its Subsidiaries as of the end of such Fiscal Quarter and the related unaudited consolidated and consolidating statements of income and cash flows of the Borrower and its Subsidiaries for such Fiscal Quarter and the then elapsed portion of such Fiscal Year, and, beginning with the fifth full Fiscal Quarter ending after the Closing Date, setting forth in each case in comparative form the figures for the corresponding Fiscal Quarter and the corresponding portion of the Borrower’s previous Fiscal Year and including management discussion and analysis of operating results inclusive of operating metrics in comparative form;

(c)    as soon as available and in any event within 45 days after the end of each fiscal month (other than the last fiscal month of each Fiscal Quarter) of the Borrower, an unaudited consolidated and consolidating balance sheet of the Borrower and its Subsidiaries as of the end of such fiscal month and the related unaudited consolidated and consolidating statements of income and cash flows of the Borrower and its Subsidiaries for such fiscal month and the then elapsed portion of such Fiscal Year, and, beginning with the thirteenth full fiscal month ending after the Closing Date, setting forth in each case in comparative form the figures for the corresponding fiscal month and the corresponding portion of the Borrower’s previous Fiscal Year;

(d)    concurrently with the delivery of the financial statements referred to in subsections (a) and (b) of this Section, a Compliance Certificate signed by the principal executive officer, the principal financial officer or the treasurer of the Borrower (i) certifying as to whether there exists a Default or Event of Default on the date of such certificate and, if a Default or an Event of Default then exists, specifying the details thereof and the action which the Borrower has taken or proposes to take with respect thereto, (ii) setting forth in reasonable detail calculations demonstrating compliance with the financial covenants set forth in Article VI, (iii) specifying any change in the identity of the Subsidiaries as of the end of such Fiscal Year or Fiscal Quarter from the Subsidiaries identified to the Lenders on the Closing Date or as of the most recent Fiscal Year or Fiscal Quarter, as the case may be, and (iv) stating whether any change in GAAP or the application thereof has occurred since the date of the mostly recently delivered audited financial statements of the Borrower and its Subsidiaries and the Acquired Business, and, if any change has occurred, specifying the effect of such change on the financial statements accompanying such Compliance Certificate;

(e)	[reserved];

(f)    as soon as available and in any event within 45 days after the end of the calendar year, forecasts and a pro forma budget for the succeeding Fiscal Year, containing an income statement, balance sheet and statement of cash flow;

(g)    promptly after the same become publicly available, if applicable, copies of all periodic and other reports, proxy statements and other materials filed with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all functions of said Commission, or with any national securities exchange, or distributed by the Borrower to its shareholders generally, as the case may be; and

(h)    promptly following any request therefor, such other information regarding the results of operations, business affairs and financial condition of the Borrower or any of its Subsidiaries as the Administrative Agent or any Lender may reasonably request.

Section 5.2.    Notices of Material Events. The Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a)	the occurrence of any Default or Event of Default;

(b)the filing or commencement of, or any material development in, any action, suit or proceeding by or before any arbitrator or Governmental Authority against or, to the knowledge of the Borrower, affecting the Borrower or any of its Subsidiaries which could reasonably be expected to result in a Material Adverse Effect;

(c)the occurrence of any event or any other development by which the Borrower or any of its Subsidiaries (i) fails to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) becomes subject to any Environmental Liability, (iii) receives notice of any claim with respect to any Environmental Liability, or (iv) becomes aware of any basis for any Environmental Liability, in each case which, either individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect;

(d)the payment of any Permitted Tax Distribution and a detailed calculation thereof from the chief executive officer, chief financial officer or treasurer of the Borrower;

(e)promptly and in any event within 15 days after (i) the Borrower, any of its Subsidiaries or any ERISA Affiliate knows or has reason to know that any ERISA Event has occurred, a certificate of the chief financial officer of the Borrower describing such ERISA Event and the action, if any, proposed to be taken with respect to such ERISA Event and a copy of any notice filed with the PBGC or the IRS pertaining to such ERISA Event and any notices received by the Borrower, such Subsidiary or such ERISA Affiliate from the PBGC or any other governmental agency with respect thereto, and (ii) becoming aware (1) that there has been an increase in Unfunded Pension Liabilities (not taking into account Plans with negative Unfunded Pension Liabilities) since the date the representations hereunder are given or deemed given, or from any prior notice, as applicable, (2) of the existence of any Withdrawal Liability, (3) of the adoption of, or the commencement of contributions to, any Plan subject to Section 412 of the Code by the Borrower, any of its Subsidiaries or any ERISA Affiliate, or (4) of the adoption of any amendment to a Plan subject to Section 412 of the Code which results in a material increase in contribution obligations of the Borrower, any of its Subsidiaries or any ERISA Affiliate, a detailed written description thereof from the chief financial officer of the Borrower;

(f)the occurrence of any default or event of default, or the receipt by the Borrower or any of its Subsidiaries of any written notice of an alleged default or event of default, with respect to any Material Indebtedness of the Borrower or any of its Subsidiaries;

(g)any material amendment or material modification to any Material Agreement or any of its organizational documents (together with a copy thereof), and prompt notice of any termination, expiration or loss of any Material Agreement that, individually or in the aggregate, could reasonably be expected to result in a reduction in Consolidated Net Income or Consolidated EBITDA of 10% or more on a consolidated basis from the prior Fiscal Year;

(h)the voluntary disclosure by any Loan Party to the Office of the Inspector General of the United States Department of Health and Human Services, any Third Party Payor Program (including to any intermediary, carrier or contractor of such Program), of an actual or potential overpayment matter involving the submission of claims to a Third Party Payor in an amount greater than
$1,000,000;

(i)to the extent Borrower has actual knowledge of the following: (i) that any Loan Party, officer, director, partner, managing employee or Person with an “ownership interest” or an “indirect ownership interest” (as those phrases are defined in 42 C.F.R. § 420.201) totaling five (5) percent or more in any Loan Party: (i) has had a civil monetary penalty assessed against him or her pursuant to 42 U.S.C. §1320a-7a; (ii) has been excluded from participation in a Federal Health Care Program (as that term is defined in 42 U.S.C. §1320a-7b) or is the subject of a proceeding seeking to assess such penalty; (iii) has been convicted (as that term is defined in 42 C.F.R. §1001.2) of any of those offenses described in 42 U.S.C. §1320a-7b or 18 U.S.C. §§669, 1035, 1347, 1518 or is the subject of a proceeding seeking to assess such penalty; or (iv) has been named in a U.S. Attorney complaint made or any other action taken pursuant to the False Claims Act under 31 U.S.C. §§3729-3731 or in any qui tam action brought pursuant to 31 U.S.C. §3729 et seq.;

(j)any claim to recover any alleged overpayments with respect to any receivables in excess of $1,000,000;

(k)any pending or threatened revocation, suspension, termination, probation, restriction, limitation, denial, or non-renewal with respect to any Health Care Permit except for any such revocation, suspension, termination, probation, restriction, limitation, denial or non-renewal as would not, in the aggregate, have a Material Adverse Effect;

(l)without duplication, any failure of any Loan Party to comply with the covenants and conditions of Section 5.15 hereof; and

(m)any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

The Borrower will furnish to the Administrative Agent and each Lender the following:

(x)promptly and in any event at least 30 days (or such shorter time as the Administrative Agent may approve in its sole discretion) prior thereto, notice of any change (i) in any Loan Party’s legal name, (ii) in any Loan Party’s chief executive office, its principal place of business, any office in which it maintains books or records or any office or facility at which Collateral owned by it is located (including the establishment of any such new office or facility), (iii) in any Loan Party’s identity or legal structure, (iv) in any Loan Party’s federal taxpayer identification number or organizational number or (v) in any Loan Party’s jurisdiction of organization; and

(y)as soon as available and in any event within 30 days after receipt thereof, a copy of any environmental report or site assessment obtained by or for the Borrower or any of its Subsidiaries after the Closing Date on any Mortgaged Property or other material fee-owned Real Estate.

Each notice or other document delivered under this Section shall be accompanied by a written statement of a Responsible Officer setting forth the details of the event or development requiring such notice or other document and any action taken or proposed to be taken with respect thereto.

Section 5.3. Existence; Conduct of Business. The Borrower will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and maintain in full force and effect its legal existence and its respective rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business; provided that nothing in this Section shall prohibit any merger, consolidation, liquidation or dissolution permitted under Section 7.3.

Section 5.4. Compliance with Laws. The Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and requirements of any Governmental Authority applicable to its business and properties, including, without limitation, all Environmental Laws, ERISA and OSHA, except where the failure to do so, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. The Borrower will maintain in effect and enforce, or will cause its manager to maintain in effect and enforce, policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries, Affiliated Persons and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

Section 5.5. Payment of Obligations. The Borrower will, and will cause each of its Subsidiaries to, pay and discharge at or before maturity all of its obligations and liabilities (including, without limitation, all taxes, assessments and other governmental charges, levies and all other claims that could result in a statutory Lien) before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

Section 5.6. Books and Records. The Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities to the extent necessary to prepare the consolidated financial statements of the Borrower in conformity with GAAP.

Section 5.7. Visitation and Inspection. The Borrower will, and will cause each of its Subsidiaries to, permit any representative of the Administrative Agent or any Lender to visit and inspect its properties, to examine its books and records and to make copies and take extracts therefrom, and to discuss its affairs, finances and accounts with any of its officers and with its independent certified public accountants, all at such reasonable times and as often as the Administrative Agent or any Lender may reasonably request after reasonable prior notice to the Borrower; provided that if an Event of Default has occurred and is continuing, no prior notice shall be required.

Section 5.8. Maintenance of Properties; Insurance. The Borrower will, and will cause each of its Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, (b) maintain with financially sound and reputable insurance companies which are not Affiliates of the Borrower (i) insurance with respect to its properties and business, and the properties and business of its Subsidiaries, against loss or damage of the kinds customarily insured against by companies in the same or similar businesses operating in the same or similar locations (including, in any event, flood insurance on terms satisfactory to the Administrative Agent) and (ii) all insurance required to be maintained pursuant to the Collateral Documents, and will, upon request of the Administrative Agent, furnish to each Lender at reasonable intervals a certificate of a

Responsible Officer setting forth the nature and extent of all insurance maintained by the Borrower and its Subsidiaries in accordance with this Section, and (c) at all times shall name the Administrative Agent as additional insured on all liability policies of the Borrower and its Subsidiaries and as loss payee (pursuant to a loss payee endorsement approved by the Administrative Agent) on all casualty and property insurance policies of the Borrower and its Subsidiaries.

Section 5.9. Use of Proceeds; Margin Regulations. The Borrower will use the proceeds of all Loans to finance the Closing Date Acquisition, to refinance certain existing Indebtedness of the Loan Parties, to pay transaction costs and expenses arising in connection with the Related Transaction Documents and to finance working capital needs, Permitted Acquisitions and capital expenditures and for other general corporate purposes of the Borrower and its Subsidiaries. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that would violate any rule or regulation of the Board of Governors of the Federal Reserve System, including Regulation T, Regulation U or Regulation X. All Letters of Credit will be used for general corporate purposes.

Section 5.10. Casualty and Condemnation. The Borrower (a) will furnish to the Administrative Agent and the Lenders prompt written notice of any casualty or other insured damage to any material portion of any Collateral or the commencement of any action or preceding for the taking of any material portion of any Collateral or any material part thereof or material interest therein under power of eminent domain or by condemnation or similar proceeding and (b) will ensure that the net cash proceeds of any such event (whether in the form of insurance proceeds, condemnation awards or otherwise) are collected and applied in accordance with the applicable provisions of this Agreement and the Collateral Documents.

Section 5.11. Cash Management. The Borrower shall, and shall cause its Domestic Subsidiaries to:

(a)(a) within ninety (90) after the Closing Date (as such period shall be automatically extended by another 60 days if the Borrower is using commercial reasonable efforts to comply with the requirement set forth herein and as such period may be further extended by the Administrative Agent in its sole discretion after such automatic extension) and thereafter, maintain its primary cash management and treasury business with one or more Lenders, including, without limitation, deposit accounts, disbursement accounts, investment accounts and lockbox accounts, except for those deposit accounts in existence as of the Closing Date (the “Existing Deposit Accounts”); provided that (i) within ninety (90) after the Closing Date (as such period shall be automatically extended by another 60 days if the Borrower is using commercial reasonable efforts to comply with the requirement set forth herein and as such period may be further extended by the Administrative Agent in its sole discretion after such automatic extension) and thereafter, the available balance of the Existing Deposit Accounts shall be swept to one or more accounts at a Lender at least once each Business Day and (ii) within ninety (90) after the Closing Date (as such period shall be automatically extended by another 60 days if the Borrower is using commercial reasonable efforts to comply with the requirement set forth herein and as such period may be further extended by the Administrative Agent in its sole discretion after such automatic extension) and thereafter, Borrower shall have given all notices and filed all applications necessary to direct all account debtors on Government Receivables to remit payment on all Government Receivables to the Government Receivables Deposit Accounts described in clause (b) of this Section 5.11. Within ninety
(90) after the Closing Date (as such period shall be automatically extended by another 60 days if the Borrower is using commercial reasonable efforts to comply with the requirement set forth herein and as such period may be further extended by the Administrative Agent in its sole discretion after such automatic extension) and thereafter, all of the foregoing accounts shall be subject to Control Account Agreements with the applicable Lender or depository institutions (other than (i) zero-balance accounts for the purpose of managing local disbursements, payroll, withholding and other fiduciary accounts, (ii)

Government Receivables Deposit Accounts and (iii) Small Balance Accounts, all of which the Loan Parties may maintain without restriction) (each such deposit account, disbursement account, investment account and lockbox account, a “Controlled Account”);

(b)within ninety (90) after the Closing Date (as such period shall be automatically extended by another 60 days if the Borrower is using commercial reasonable efforts to comply with the requirement set forth herein and as such period may be further extended by the Administrative Agent in its sole discretion after such automatic extension) and thereafter, notwithstanding anything in clause (a) above to the contrary, maintain all Government Receivables Deposit Accounts with a Lender and the available balances in each such Government Receivables Deposit Account shall be swept to one or more Controlled Accounts at a Lender at least once each Business Day;

(c)(c) within ninety (90) after the Closing Date (as such period shall be automatically extended by another 60 days if the Borrower is using commercial reasonable efforts to comply with the requirement set forth herein and as such period may be further extended by the Administrative Agent in its sole discretion after such automatic extension) and thereafter, deposit promptly, and in any event no later than 10 Business Days after the date of receipt thereof, all cash, checks, drafts or other similar items of payment relating to or constituting payments made in respect of any and all accounts and other Collateral into Controlled Accounts, in each case except for (i) cash and Permitted Investments the aggregate value of which does not exceed $250,000 at any time (the “Small Balance Accounts”), (ii) payments that are deposited in the Government Receivables Deposit Accounts and (iii) cash and payments in zero-balance accounts for the purpose of managing local disbursements, payroll, withholding and other fiduciary accounts; and

(d)at any time after the occurrence and during the continuance of an Event of Default, at the request of the Required Lenders, the Borrower will, and will cause each other Loan Party to, cause all payments constituting proceeds of accounts or other Collateral to be directed into lockbox accounts under agreements in form and substance satisfactory to the Administrative Agent.

Section 5.12.    Additional Subsidiaries and Collateral.

(a)In the event that, subsequent to the Closing Date, any Person becomes a Domestic Subsidiary, whether pursuant to formation, acquisition or otherwise, (x) the Borrower shall promptly notify the Administrative Agent and the Lenders thereof and (y) within 30 days after such Person becomes a Domestic Subsidiary, the Borrower shall cause such Domestic Subsidiary (i) to become a new Guarantor and to grant Liens in favor of the Administrative Agent in all of its personal property by executing and delivering to the Administrative Agent a supplement to the Guaranty and Security Agreement in form and substance reasonably satisfactory to the Administrative Agent, executing and delivering a Copyright Security Agreement, Patent Security Agreement and Trademark Security Agreement, as applicable, and authorizing and delivering, at the request of the Administrative Agent, such UCC financing statements or similar instruments required by the Administrative Agent to perfect the Liens in favor of the Administrative Agent and granted under any of the Loan Documents, (ii) to grant Liens in favor of the Administrative Agent in all interests in fee-owned Real Estate by executing and delivering to the Administrative Agent such Real Estate Documents as the Administrative Agent shall require, and (iii) to deliver all such other documentation (including, without limitation, certified organizational documents, resolutions, lien searches, title insurance policies, surveys, environmental reports and legal opinions) and to take all such other actions as such Subsidiary would have been required to deliver and take pursuant to Section 3.1 if such Subsidiary had been a Loan Party on the Closing Date or that such Subsidiary would be required to deliver pursuant to Section 5.13 with respect to any Real Estate. In addition, within 30 days after the date any Person becomes a Domestic Subsidiary, the Borrower shall, or shall cause the applicable Loan Party to (i) pledge all of the Capital Stock of such

Domestic Subsidiary to the Administrative Agent as security for the Obligations by executing and delivering a supplement to the Guaranty and Security Agreement in form and substance satisfactory to the Administrative Agent, and (ii) deliver the original certificates evidencing such pledged Capital Stock to the Administrative Agent, together with appropriate powers executed in blank.

(b)In the event that, subsequent to the Closing Date, any Person becomes a Foreign Subsidiary, whether pursuant to formation, acquisition or otherwise, (x) the Borrower shall promptly notify the Administrative Agent and the Lenders thereof and (y) to the extent such Foreign Subsidiary is owned directly by any Loan Party, within 60 days after such Person becomes a Foreign Subsidiary or, if the Administrative Agent determines in its sole discretion that the Borrower is working in good faith, such longer period as the Administrative Agent shall permit not to exceed 60 additional days, the Borrower shall, or shall cause the applicable Loan Party to (i) pledge all of the Capital Stock of such Foreign Subsidiary (or, if the pledge of all of the voting Capital Stock of such Foreign Subsidiary would result in materially adverse tax consequences, then such pledge shall be limited to 65% of the issued and outstanding voting Capital Stock and 100% of the issued and outstanding non-voting Capital Stock of such Foreign Subsidiary, as applicable) to the Administrative Agent as security for the Obligations pursuant to a pledge agreement in form and substance satisfactory to the Administrative Agent, (ii) deliver the original certificates, if any, evidencing such pledged Capital Stock to the Administrative Agent, together with appropriate powers executed in blank and (iii) deliver all such other documentation (including, without limitation, certified organizational documents, resolutions, lien searches and legal opinions) and to take all such other actions as the Administrative Agent may reasonably request.

(c)The Borrower agrees that, following the delivery of any Collateral Documents required to be executed and delivered by this Section, the Administrative Agent shall have a valid and enforceable, first priority perfected Lien on the property required to be pledged pursuant to subsections
(a)and (b) of this Section (to the extent that such Lien can be perfected by execution, delivery and/or recording of the Collateral Documents or UCC financing statements, or possession of such Collateral), free and clear of all Liens other than Liens expressly permitted by Section 7.2. All actions to be taken pursuant to this Section shall be at the expense of the Borrower or the applicable Loan Party, and shall be taken to the reasonable satisfaction of the Administrative Agent.

Section 5.13.    Additional Real Estate; Leased Locations.

(a)    To the extent otherwise permitted hereunder, if any Loan Party proposes to acquire a fee ownership interest in Real Estate after the Closing Date having a fair market value in excess of $500,000 as of the date of the acquisition thereof, it shall at the time of such acquisition provide to the Administrative Agent all Real Estate Documents requested by the Administrative Agent granting the Administrative Agent a first priority Lien on such Real Estate (subject to Liens permitted by Section 7.2), together with all environmental audits and reports, title insurance policies, real property surveys, flood zone reports, evidence of compliance with zoning and building laws, environmental indemnities, legal opinions, supplemental casualty and flood insurance and other documents requested by Administrative Agent to confirm compliance with flood laws and regulations and other documents, instruments and agreements reasonably requested by the Administrative Agent, in each case in form and substance reasonably satisfactory to the Administrative Agent; provided, however, the Loan Parties shall not be required to cause the Northfield Property to be subject to a first priority, perfected Lien to the extent such Loan Party promptly delivers written notice to the Administrative Agent in connection with the acquisition of the Northfield Property stating that such Loan Party intends to consummate the Northfield Sale/Leaseback Transaction pursuant to Section 7.9 within 90 days following such acquisition (it being understood that the Loan Parties will cause the Northfield Property to be subject to a first priority, perfected Lien in accordance with the terms of this clause (a) to the extent the Northfield Sale/Leaseback Transaction is not consummated during such 90 day period).

(b)    To the extent otherwise permitted hereunder, if any Loan Party proposes to lease any Real Estate that is a headquarters location or a location where books and records are located, it shall first provide to the Administrative Agent a copy of such lease and shall use commercially reasonable efforts to obtain a Collateral Access Agreement from the landlord of such leased property, which agreement or letter shall be reasonably satisfactory in form and substance to the Administrative Agent.

Section 5.14.    Further Assurances and Post-Closing Covenants.

(a)The Borrower will, and will cause each other Loan Party to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, Mortgages and other documents and the receipt of flood zone certifications and related regulatory compliance), which may be required under any applicable law, or which the Administrative Agent or the Required Lenders may reasonably request, to effectuate the transactions contemplated by the Loan Documents or to grant, preserve, protect or perfect the Liens created by the Collateral Documents or the validity or priority of any such Lien, all at the expense of the Loan Parties. The Borrower also agrees to provide to the Administrative Agent, from time to time upon request, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Collateral Documents.

(b)Within thirty (30) days of the Closing Date (or such longer period agreed to by the Administrative Agent in its sole discretion) with respect to the headquarters location located at 3830 Park Ave, Edison, New Jersey, 08820, where the Borrower shall keep a duplicate set of its books and records, the Borrower shall provide the Administrative Agent a copy of the underlying lease, as applicable, and shall use commercially reasonable efforts to obtain a Collateral Access Agreement from the landlord of such leased property, which Collateral Access Agreement shall be reasonably satisfactory in form and substance to the Administrative Agent.

Section 5.15.    Healthcare Matters.

(a)Without limiting or qualifying Section 5.15 hereof, Section 5.4 or any other provision of this Agreement, each Loan Party will comply in all material respects with all applicable Health Care Laws relating to the operation of such Person’s business.

(b)	Each Loan Party shall:

(i)    obtain, maintain and preserve, and cause each of its Subsidiaries to obtain, maintain and preserve, and take all necessary action to timely renew, all material Health Care Permits (including, as applicable, Health Care Permits necessary for it to be eligible to receive payment and compensation from and to participate in Medicare or Medicaid) which are necessary or useful in the proper conduct of its business;

(ii)    be and remain in material compliance with all requirements for participation in, and for licensure required to provide the goods or services that are reimbursable under, Medicare and Medicaid;

(iii)    cause all Licensed Personnel to comply in all material respects with all applicable Health Care Laws in the performance of their duties to or for any Loan Party, and to maintain in full force and effect all professional licenses and other Health Care Permits required to perform such duties;

(iv)    keep and maintain all records required to be maintained by any Governmental Authority or otherwise under any Health Care Law; and

(v)    obtain and maintain all Third Party Payor Authorizations for all material Third Party Payors.

(c)Each Loan Party shall maintain, or cause to be maintained by its manager, a corporate and health care regulatory compliance program (“CCP”) which addresses the requirements of Health Care Laws, including without limitation HIPAA and includes at least the following components and allows the Administrative Agent and/or any consultants from time to time to review such CCP: (i) standards of conduct and procedures that describe compliance policies regarding laws with an emphasis on prevention of fraud and abuse; (ii) a specific officer within high-level personnel identified as having overall responsibility for compliance with such standards and procedures; (iii) training and education programs which effectively communicate the compliance standards and procedures to employees and agents, including, without limitation, fraud and abuse laws and illegal billing practices; (iv) auditing and monitoring systems and reasonable steps for achieving compliance with such standards and procedures including, without limitation, publicizing a report system to allow employees and other agents to anonymously report criminal or suspect conduct and potential compliance problems; (v) disciplinary guidelines and consistent enforcement of compliance policies including, without limitation, discipline of individuals responsible for the failure to detect violations of the CCP; and (vi) mechanisms to immediately respond to detected violations of the CCP. The Loan Parties shall modify, or cause its manager to modify such CCPs from time to time, as may be necessary to ensure continuing compliance with all applicable Health Care Laws.

Section 5.16. Anti-Corruption Laws. Conduct its, and cause its Subsidiaries to conduct their, business in compliance in all material respects with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and other similar and applicable anti-corruption legislation or laws in other jurisdictions and institute and maintain, or cause its manager to institute and maintain, policies and procedures designed to promote and achieve compliance with such Laws.

ARTICLE VI FINANCIAL COVENANTS
The Borrower covenants and agrees that so long as any Lender has a Commitment hereunder or any Obligation (other than contingent indemnification obligations for which a claim has not been made) remains unpaid or outstanding:

Section 6.1. Leverage Ratio. The Borrower will maintain, as of each Fiscal Quarter ending below, commencing with the Fiscal Quarter ending on December 31, 2015, a Leverage Ratio not to exceed the ratio set forth below opposite such Fiscal Quarter:

Fiscal Quarter    Leverage Ratio

Each Fiscal Quarter ending on or    4.00:1.00 prior to September 30, 2016

Each Fiscal Quarter ending on or after    3.75:1.00 December 31, 2016 and on or prior to
September 30, 2017

Each Fiscal Quarter ending on or after    3.50:1.00 December 31, 2017 and on or prior to
September 30, 2018

Each Fiscal Quarter ending on or after    3.00:1.00 December 31, 2018 and on or prior to
September 30, 2019

Each Fiscal Quarter ending on or after    2.50:1.00 December 31, 2019

Section 6.2. Fixed Charge Coverage Ratio. The Borrower will maintain, as of the end of each Fiscal Quarter, commencing with the Fiscal Quarter ending on December 31, 2015, a Fixed Charge Coverage Ratio of not less than 1.25:1.00.

ARTICLE VII NEGATIVE COVENANTS
The Borrower covenants and agrees that so long as any Lender has a Commitment hereunder or any Obligation (other than contingent indemnification obligations for which a claim has not been made) remains outstanding:

Section 7.1.    Indebtedness and Preferred Equity.    The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Indebtedness, except:

(a)	Indebtedness created pursuant to the Loan Documents;

(b)Indebtedness of the Borrower and its Subsidiaries existing on the date hereof and set forth on Schedule 7.1 and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof (immediately prior to giving effect to such extension, renewal or replacement) or shorten the maturity or the weighted average life thereof;

(c)Indebtedness of the Borrower or any of its Subsidiaries incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations, and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof (provided that such Indebtedness is incurred prior to or within 120 days after such acquisition or the completion of such construction or improvements), and extensions, renewals or replacements of any such Indebtedness that do not increase the outstanding principal amount thereof (immediately prior to giving effect to such extension, renewal or replacement) or shorten the maturity or the weighted average life thereof; provided that the aggregate principal amount of such Indebtedness does not exceed $7,500,000 at any time outstanding;

(d)Indebtedness of the Borrower owing to any Subsidiary and of any Subsidiary owing to the Borrower or any other Subsidiary; provided that any such Indebtedness that is owed by a Subsidiary that is not a Subsidiary Loan Party shall be subject to Section 7.4;

(e)Guarantees by the Borrower of Indebtedness of any Subsidiary and by any Subsidiary of Indebtedness of the Borrower or any other Subsidiary; provided that Guarantees by any Loan Party of Indebtedness of any Subsidiary that is not a Subsidiary Loan Party shall be subject to Section 7.4;

(f)Indebtedness of any Person which becomes a Subsidiary after the date of this Agreement; provided that (i) such Indebtedness exists at the time that such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary, and
(ii) the aggregate principal amount of such Indebtedness permitted hereunder shall not exceed $7,500,000 at any time outstanding;

(g)	Hedging Obligations permitted by Section 7.10;

(h)to the extent constituting Indebtedness and permitted by Section 7.9, the Northfield Sale/Leaseback Transaction; and

(i)other unsecured Indebtedness of the Borrower or its Subsidiaries in an aggregate principal amount not to exceed $5,000,000 at any time outstanding.

The Borrower will not, and will not permit any Subsidiary to, issue any preferred stock or other preferred equity interest that (i) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (ii) is or may become redeemable or repurchaseable by the Borrower or such Subsidiary at the option of the holder thereof, in whole or in part, or (iii) is convertible or exchangeable at the option of the holder thereof for Indebtedness or preferred stock or any other preferred equity interest described in this paragraph, on or prior to, in the case of clause (i), (ii) or (iii), the first anniversary of the later of the Revolving Commitment Termination Date and the Maturity Date.

Section 7.2. Liens. The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien on any of its assets or property now owned or hereafter acquired, except:

(a)Liens securing the Obligations; provided that no Liens may secure Hedging Obligations or Bank Product Obligations without securing all other Obligations on a basis at least pari passu with such Hedging Obligations or Bank Product Obligations and subject to the priority of payments set forth in Section 2.21 and Section 8.2;

(b)	Permitted Encumbrances;

(c)Liens on any property or asset of the Borrower or any of its Subsidiaries existing on the date hereof and set forth on Schedule 7.2; provided that such Liens shall encumber only the property or assets of the Borrower or any Subsidiary encumbered as of the Closing Date;

(d)purchase money Liens upon or in any fixed or capital assets to secure the purchase price or the cost of construction or improvement of such fixed or capital assets or to secure Indebtedness incurred solely for the purpose of financing the acquisition, construction or improvement of such fixed or capital assets (including Liens securing any Capital Lease Obligations); provided that
(i) any such Lien secures Indebtedness permitted by Section 7.1(c), (ii) any such Lien attaches to such asset concurrently or within 120 days after the acquisition or the completion of the construction or improvements thereof, (iii) any such Lien does not extend to any other asset, and (iv) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets;

(e)any Lien (x) existing on any asset of any Person at the time such Person becomes a Subsidiary of the Borrower, (y) existing on any asset of any Person at the time such Person is merged with or into the Borrower or any of its Subsidiaries, or (z) existing on any asset prior to the acquisition thereof by the Borrower or any of its Subsidiaries; provided that (i) any such Lien was not created in the contemplation of any of the foregoing and (ii) any such Lien secures only those obligations which it secures on the date that such Person becomes a Subsidiary or the date of such merger or the date of such acquisition; and

(f)extensions, renewals, or replacements of any Lien referred to in subsections (b) through (e) of this Section; provided that the principal amount of the Indebtedness secured thereby is not increased and that any such extension, renewal or replacement is limited to the assets originally encumbered thereby.

Section 7.3.    Fundamental Changes.

(a)The Borrower will not, and will not permit any of its Subsidiaries to, merge into or consolidate into any other Person, or permit any other Person to merge into or consolidate with it, or sell, lease, transfer or otherwise dispose of (in a single transaction or a series of transactions) all or substantially all of its assets (in each case, whether now owned or hereafter acquired) or all or substantially all of the stock of any of its Subsidiaries (in each case, whether now owned or hereafter acquired) or liquidate or dissolve; provided that if, at the time thereof and immediately after giving effect thereto, no Default or Event of Default shall have occurred and be continuing, (i) the Borrower or any Subsidiary may merge with a Person if the Borrower (or such Subsidiary if the Borrower is not a party to such merger) is the surviving Person, (ii) any Subsidiary may merge into another Subsidiary, provided that if any party to such merger is a Subsidiary Loan Party, the Subsidiary Loan Party shall be the surviving Person, (iii) any Subsidiary may sell, transfer, lease or otherwise dispose of all or substantially all of its assets to the Borrower or to a Subsidiary Loan Party, and (iv) any Subsidiary (other than a Subsidiary Loan Party) may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders; provided, further, that any such merger involving a Person that is not a wholly owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 7.4.

(b)The Borrower will not, and will not permit any of its Subsidiaries to, engage in any business other than businesses of the type conducted by the Borrower and its Subsidiaries on the date hereof and businesses reasonably related thereto.

Section 7.4. Investments, Loans. The Borrower will not, and will not permit any of its Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly owned Subsidiary prior to such merger) any Capital Stock, evidence of Indebtedness or other securities (including any option, warrant, or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person that constitute a business unit (all of the foregoing being collectively called “Investments”), except:

(a)Investments (other than Permitted Investments) existing on the date hereof and set forth on Schedule 7.4 (including Investments in Subsidiaries);

(b)	Permitted Investments;

(c)Guarantees by the Borrower and its Subsidiaries constituting Indebtedness permitted by Section 7.1; provided that the aggregate principal amount of Indebtedness of Subsidiaries that are not Subsidiary Loan Parties that is Guaranteed by any Loan Party shall be subject to the limitation set forth in subsection (d) of this Section;

(d)Investments made by the Borrower in or to any Subsidiary and by any Subsidiary to the Borrower or in or to another Subsidiary; provided that the aggregate amount of Investments by the Loan Parties in or to, and Guarantees by the Loan Parties of Indebtedness of, any Subsidiary that is not a Subsidiary Loan Party (including all such Investments and Guarantees existing on the Closing Date) shall not exceed $500,000 at any time outstanding;

(e)loans or advances to employees, officers or directors of the Borrower or any of its Subsidiaries in the ordinary course of business for travel, relocation and related expenses; provided that the aggregate amount of all such loans and advances does not exceed $250,000 at any time outstanding;

Year.

(f)	Hedging Transactions permitted by Section 7.10;

(g)	the Closing Date Acquisition;

(h)	Permitted Acquisitions; and

(i)	other Investments which in the aggregate do not exceed $1,000,000 in any Fiscal

Section 7.5.    Restricted Payments. The Borrower will not, and will not permit any of its

Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except:

(i)	dividends payable by the Borrower solely in interests of any class of its common equity;

(ii)    Restricted Payments made by any Subsidiary to the Borrower or to another Subsidiary, on at least a pro rata basis with any other shareholders if such Subsidiary is not wholly owned by the Borrower and other wholly owned Subsidiaries of the Borrower;

(iii)	Permitted Tax Distributions;

(iv)    (A) for the period from January 1, 2016 through the date on which the Excess Cash Flow prepayment required pursuant to Section 2.12(c) is made for the Fiscal Year ending December 31, 2016, Restricted Payments in an aggregate amount not to exceed
$4,000,000 and (B) commencing with the payment of the Excess Cash Flow prepayment pursuant to Section 2.12(c) for the Fiscal Year ending December 31, 2016, other Restricted Payments in an aggregate amount not to exceed the amount of Excess Cash Flow not required to be prepaid pursuant to Section 2.12(c); provided that no Default or Event of Default shall have occurred and be continuing immediately before and after giving effect to any such Restricted Payment pursuant to clause (A) and (B) above; and

(v)    fees paid pursuant to the Management Agreement or pursuant to any replacement or similar management agreement with respect to operational services provided to the Borrower on terms substantially similar to those provided under the Management Agreement.

Section 7.6. Sale of Assets. The Borrower will not, and will not permit any of its Subsidiaries to, convey, sell, lease, assign, transfer or otherwise dispose of any of its assets, business or property or, in the case of any Subsidiary, any shares of such Subsidiary’s Capital Stock, in each case whether now owned or hereafter acquired, to any Person other than the Borrower or a Subsidiary Loan Party (or to qualify directors if required by applicable law), except:

(a)the sale or other disposition of obsolete or worn out property or other property not necessary for operations disposed of in the ordinary course of business;

(b)	the sale of inventory and Permitted Investments in the ordinary course of business;

(c)	the sale or other disposition of such assets in an aggregate amount not to exceed
$1,000,000 in any 12-month period ending on the date of determination thereof;

(d)	Sale/Leaseback Transactions permitted pursuant to Section 7.9; and

(e)so long as no Default or Event of Default has occurred and is continuing immediately before or after giving effect thereto, leases or subleases in the ordinary course of business so long as the aggregate rental income with respect to all such leases or sublease does not exceed $1,000,000 in any Fiscal Year.

Section 7.7. Transactions with Affiliates. The Borrower will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except:

(a)in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties;

(b)transactions between or among the Borrower and any Subsidiary Loan Party not involving any other Affiliates;

(c)	transactions existing on the date hereof and set forth on Schedule 7.7;

(d)	transactions permitted pursuant to Section 7.3;

(e)	transactions permitted pursuant to Section 7.4(a), (c), (d), (e) and (g); and

(f)	any Restricted Payment permitted by Section 7.5.

Section 7.8. Restrictive Agreements. The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any of its Subsidiaries to create, incur or permit any Lien upon any of its assets or properties, whether now owned or hereafter acquired, or
(b) the ability of any of its Subsidiaries to pay dividends or other distributions with respect to its Capital Stock, to make or repay loans or advances to the Borrower or any other Subsidiary thereof, to Guarantee Indebtedness of the Borrower or any other Subsidiary thereof or to transfer any of its property or assets to the Borrower or any other Subsidiary thereof; provided that (i) the foregoing shall not apply to restrictions or conditions imposed by law or by this Agreement or any other Loan Document, (ii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is sold and such sale is permitted hereunder, (iii) clause (a) shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions and conditions apply only to the property or assets securing such Indebtedness and (iv) clause

(a)	shall not apply to customary provisions in leases and other contracts restricting the assignment thereof.

Section 7.9. Sale and Leaseback Transactions. The Borrower will not, and will not permit any of its Subsidiaries to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereinafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred (each, a “Sale/Leaseback Transaction”); provided that, the Loan Parties may enter into the Northfield Sale/Leaseback Transaction so long as (i) the Loan Parties are in compliance with each of the financial covenants set forth in Article VI after giving effect to such Sale/Leaseback Transaction on a pro forma basis, (ii) no Default or Event of Default shall have occurred and be continuing immediately before and after giving effect to the Northfield Sale/Leaseback Transaction and (iii) proceeds from the sale of the Northfield Property in connection with the Northfield Sale/Leaseback Transaction shall be substantially the same as (or more than) the consideration paid by the Loan Parties for the Northfield Property.

Section 7.10. Hedging Transactions. The Borrower will not, and will not permit any of its Subsidiaries to, enter into any Hedging Transaction, other than Hedging Transactions entered into in the ordinary course of business to hedge or mitigate risks to which the Borrower or any of its Subsidiaries is exposed in the conduct of its business or the management of its liabilities. Solely for the avoidance of doubt, the Borrower acknowledges that a Hedging Transaction entered into for speculative purposes or of a speculative nature (which shall be deemed to include any Hedging Transaction under which the Borrower or any of its Subsidiaries is or may become obliged to make any payment (i) in connection with the purchase by any third party of any Capital Stock or any Indebtedness or (ii) as a result of changes in the market value of any Capital Stock or any Indebtedness) is not a Hedging Transaction entered into in the ordinary course of business to hedge or mitigate risks.

Section 7.11. Amendment to Material Documents. The Borrower will not, and will not permit any of its Subsidiaries to, amend, modify or waive any of its rights under (a) its certificate of incorporation, bylaws or other organizational documents or (b) any Material Agreements, except in any manner that would not have an adverse effect on the Lenders, the Administrative Agent, the Borrower or any of its Subsidiaries. No Loan Party will change its headquarters location without giving the Administrative Agent prompt prior written notice of any such change.

Section 7.12. Accounting Changes. The Borrower will not, and will not permit any of its Subsidiaries to, make any significant change in accounting treatment or reporting practices, except as required by GAAP, or change the fiscal year of the Borrower or of any of its Subsidiaries, except to change the fiscal year of a Subsidiary to conform its fiscal year to that of the Borrower.

Section 7.13. Sanctions. The Borrower will not, and will not permit any Subsidiary to, use any Loan or Letter of Credit or the proceeds of any Loan and/or Letter of Credit, or lend, contribute or otherwise make available any Loan or Letter Credit or the proceeds of any Loan or Letter of Credit to any Sanctioned Person, to fund any activities of or business with any Sanctioned Person or in any Sanctioned Country, or in any other manner that will result in a violation by any Person (including any Person participating in the transaction, whether as a Lead Arranger, the Administrative Agent, any Lender (including a Swingline Lender) or the Issuing Bank or otherwise) of Sanctions.

Section 7.14. Anti-Corruption Laws. The Borrower will not, and will not permit any Subsidiary to, use any Loan or Letter of Credit or the proceeds therefrom for any purpose that would violate the Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and any similar anti- corruption legislation or laws in any other jurisdiction.

ARTICLE VIII EVENTS OF DEFAULT
Section 8.1.    Events of Default. If any of the following events (each, an “Event of Default”)
shall occur:

(a)    the Borrower shall fail to pay any principal of any Loan or of any reimbursement obligation in respect of any LC Disbursement, when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment or otherwise; or

(b)    the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount payable under subsection (a) of this Section or an amount related to a Bank Product Obligation) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3)
Business Days; or

(c)    the Acquired Business Representations or any representation or warranty made or deemed made by or on behalf of the Borrower or any of its Subsidiaries in or in connection with this Agreement or any other Loan Document (including the Schedules attached hereto and thereto), or in any amendments or modifications hereof or waivers hereunder, or in any certificate, report, financial statement or other document submitted to the Administrative Agent or the Lenders by any Loan Party or any representative of any Loan Party pursuant to or in connection with this Agreement or any other Loan Document shall prove to be incorrect in any material respect (other than any representation or warranty that is expressly qualified by a Material Adverse Effect or other materiality, in which case such representation or warranty shall prove to be incorrect in any respect) when made or deemed made or submitted; or

(d)    the Borrower shall fail to observe or perform any covenant or agreement contained in Section 5.1, 5.2, or 5.3 (with respect to the Borrower’s legal existence) or Article VI or VII; or

(e)    any Loan Party shall fail to observe or perform any covenant or agreement contained in this Agreement (other than those referred to in subsections (a), (b) and (d) of this Section) or any other Loan Document or related to any Bank Product Obligation, and such failure shall remain unremedied for 30 days after the earlier of (i) any officer of the Borrower becomes aware of such failure, or (ii) notice thereof shall have been given to the Borrower by the Administrative Agent or any Lender; or

(f)    the Borrower or any of its Subsidiaries (whether as primary obligor or as guarantor or other surety) shall fail to pay any principal of, or premium or interest on, any Material Indebtedness that is outstanding, when and as the same shall become due and payable (whether at scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument evidencing or governing such Indebtedness; or any other event shall occur or condition shall exist under any agreement or instrument relating to any Material Indebtedness and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or permit the acceleration of, the maturity of such Indebtedness; provided, however, if such failure to pay or such default or breach is subsequently waived or cured within the cure period (if any) applicable thereto, then the Event of Default hereunder shall likewise be deemed waived or cured; or

(g)    the Borrower or any of its Subsidiaries shall (i) commence a voluntary case or other proceeding or file any petition seeking liquidation, reorganization or other relief under any federal,

state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a custodian, trustee, receiver, liquidator or other similar official of it or any substantial part of its property, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (i) of this subsection, (iii) apply for or consent to the appointment of a custodian, trustee, receiver, liquidator or other similar official for the Borrower or any such Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, or (vi) take any action for the purpose of effecting any of the foregoing; or

(h)    an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any of its Subsidiaries or its debts, or any substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect or (ii) the appointment of a custodian, trustee, receiver, liquidator or other similar official for the Borrower or any of its Subsidiaries or for a substantial part of its assets, and in any such case, such proceeding or petition shall remain undismissed for a period of 60 days or an order or decree approving or ordering any of the foregoing shall be entered; or

(i)    the Borrower or any of its Subsidiaries shall become unable to pay, shall admit in writing its inability to pay, or shall generally fail to pay, its debts as they become due; or

(j)    (i) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with other ERISA Events that have occurred, could reasonably be expected to result in liability to the Borrower and its Subsidiaries in an aggregate amount exceeding $3,000,000,
(ii) there is or arises an Unfunded Pension Liability (not taking into account Plans with negative Unfunded Pension Liability) in an aggregate amount exceeding $3,000,000, or (iii) there is or arises any potential Withdrawal Liability in an aggregate amount exceeding $3,000,000; or

(k)    any judgment or order for the payment of money in excess of $3,000,000 in the aggregate (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage) shall be rendered against the Borrower or any of its Subsidiaries, and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be a period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(l)    any non-monetary judgment or order shall be rendered against the Borrower or any of its Subsidiaries that could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect, and there shall be a period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(m)	a Change in Control shall occur or exist; or

(n)    any material provision of the Guaranty and Security Agreement or any other Collateral Document shall for any reason cease to be valid and binding on, or enforceable against, any Loan Party, or any Loan Party shall so state in writing, or any Loan Party shall seek to terminate its obligation under the Guaranty and Security Agreement or any other Collateral Document (other than the release of any guaranty or collateral to the extent permitted pursuant to Section 9.11); or

(o)    there shall occur any revocation, suspension, termination, recession, non-renewal (except for any such non-renewal at the election of a Loan Party as would not, in the aggregate, have a Material Adverse Effect) or forfeiture or any similar final administrative action with respect to one or more material Health Care Permits or any Governmental Payor program, in each case of any Loan Party which, in the aggregate, would have a Material Adverse Effect; or

(p)    any Lien purported to be created under any Collateral Document shall fail or cease to be, or shall be asserted by any Loan Party not to be, a valid and perfected Lien on any Collateral, with the priority required by the applicable Collateral Documents;

then, and in every such event (other than an event with respect to the Borrower described in subsection (g), (h) or (i) of this Section) and at any time thereafter during the continuance of such event, the Administrative Agent may, and upon the written request of the Required Lenders shall, by notice to the Borrower, take any or all of the following actions, at the same or different times: (i) terminate the Commitments, whereupon the Commitment of each Lender shall terminate immediately, (ii) declare the principal of and any accrued interest on the Loans, and all other Obligations owing hereunder, to be, whereupon the same shall become, due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower, (iii) exercise all remedies contained in any other Loan Document, and (iv) exercise any other remedies available at law or in equity; provided that, if an Event of Default specified in either subsection (g), (h) or (i) shall occur, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon, and all fees and all other Obligations shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

Section 8.2. Application of Proceeds from Collateral. All proceeds from each sale of, or other realization upon, all or any part of the Collateral by any Secured Party after an Event of Default arises shall be applied as follows:

(a)first, to the reimbursable expenses of the Administrative Agent incurred in connection with such sale or other realization upon the Collateral, until the same shall have been paid in full;

(b)second, to the fees and other reimbursable expenses of the Administrative Agent, the Swingline Lender and the Issuing Bank then due and payable pursuant to any of the Loan Documents, until the same shall have been paid in full;

(c)third, to all reimbursable expenses, if any, of the Lenders then due and payable pursuant to any of the Loan Documents, until the same shall have been paid in full;

(d)fourth, to the fees and interest then due and payable under the terms of this Agreement, until the same shall have been paid in full;

(e)fifth, to the aggregate outstanding principal amount of the Loans, the LC Exposure, the Bank Product Obligations and the Net Mark-to-Market Exposure of the Hedging Obligations that constitute Obligations, until the same shall have been paid in full, allocated pro rata among the Secured Parties based on their respective pro rata shares of the aggregate amount of such Loans, LC Exposure, Bank Product Obligations and Net Mark-to-Market Exposure of such Hedging Obligations;

(f)sixth, to additional cash collateral for the aggregate amount of all outstanding Letters of Credit until the aggregate amount of all cash collateral held by the Administrative Agent pursuant to this Agreement is 105% of the LC Exposure after giving effect to the foregoing clause fifth; and

(g)seventh, to the extent any proceeds remain, to the Borrower or as otherwise provided by a court of competent jurisdiction.

All amounts allocated pursuant to the foregoing clauses third through fifth to the Lenders as a result of amounts owed to the Lenders under the Loan Documents shall be allocated among, and distributed to, the Lenders pro rata based on their respective Pro Rata Shares; provided that all amounts allocated to that portion of the LC Exposure comprised of the aggregate undrawn amount of all outstanding Letters of Credit pursuant to clauses fifth and sixth shall be distributed to the Administrative Agent, rather than to the Lenders, and held by the Administrative Agent in an account in the name of the Administrative Agent for the benefit of the Issuing Bank and the Lenders as cash collateral for the LC Exposure, such account to be administered in accordance with Section 2.22(g). All cash collateral for LC Exposure shall be applied to satisfy drawings under the Letters of Credit as they occur; if any amount remains on deposit on cash collateral after all letters of credit have either been fully drawn or expired, such remaining amount shall be applied to other Obligations, if any, in the order set forth above.

Notwithstanding the foregoing, (a) no amount received from any Guarantor (including any proceeds of any sale of, or other realization upon, all or any part of the Collateral owned by such Guarantor) shall be applied to any Excluded Swap Obligation of such Guarantor and (b) Bank Product Obligations and Hedging Obligations shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the Bank Product Provider or the Lender- Related Hedge Provider, as the case may be. Each Bank Product Provider or Lender-Related Hedge Provider that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article IX hereof for itself and its Affiliates as if a “Lender” party hereto.

ARTICLE IX

THE ADMINISTRATIVE AGENT

Section 9.1.    Appointment of the Administrative Agent.

(a)Each Lender irrevocably appoints SunTrust Bank as the Administrative Agent and authorizes it to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent under this Agreement and the other Loan Documents, together with all such actions and powers that are reasonably incidental thereto. The Administrative Agent may perform any of its duties hereunder or under the other Loan Documents by or through any one or more sub-agents or attorneys-in-fact appointed by the Administrative Agent. The Administrative Agent and any such sub- agent or attorney-in-fact may perform any and all of its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions set forth in this Article shall apply to any such sub-agent, attorney-in-fact or Related Party and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Administrative Agent.

(b)The Issuing Bank shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith until such time and except for so long as the Administrative Agent may agree at the request of the Required Lenders to act for the Issuing Bank with respect thereto; provided that the Issuing Bank shall have all the benefits and immunities (i) provided to the Administrative Agent in this Article with respect to any acts taken or omissions suffered by the Issuing Bank in connection with Letters of Credit issued by it or proposed to be issued by it and the application and agreements for letters of credit pertaining to the Letters of Credit as fully as if the term

“Administrative Agent” as used in this Article included the Issuing Bank with respect to such acts or omissions and (ii) as additionally provided in this Agreement with respect to the Issuing Bank.

Section 9.2. Nature of Duties of the Administrative Agent. The Administrative Agent shall not have any duties or obligations except those expressly set forth in this Agreement and the other Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except those discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.2); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law, and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it, its sub-agents or its attorneys-in-fact with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.2) or in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final non- appealable judgment. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents or attorneys-in-fact except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents. The Administrative Agent shall not be deemed to have knowledge of any Default or Event of Default unless and until written notice thereof (which notice shall include an express reference to such event being a “Default” or “Event of Default” hereunder) is given to the Administrative Agent by the Borrower or any Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements, or other terms and conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article III or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent. The Administrative Agent may consult with legal counsel (including counsel for the Borrower) concerning all matters pertaining to such duties.

Section 9.3. Lack of Reliance on the Administrative Agent. Each of the Lenders, the Swingline Lender and the Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent, the Issuing Bank or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each of the Lenders, the Swingline Lender and the Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Issuing Bank or any other Lender and based on such documents and information as it has deemed appropriate, continue to make its own decisions in taking or not taking any action under or based on this Agreement, any related agreement or any document furnished hereunder or thereunder. Each of the Lenders acknowledges and agrees that outside legal counsel to the Administrative Agent in connection with the preparation, negotiation, execution, delivery and administration (including any amendments, waivers and consents) of this Agreement and the other Loan Documents is acting solely as counsel to the Administrative Agent and is not acting as counsel to any Lender (other than the Administrative Agent and its Affiliates) in connection with this Agreement, the other Loan Documents or any of the transactions contemplated hereby or thereby.

Section 9.4. Certain Rights of the Administrative Agent. If the Administrative Agent shall request instructions from the Required Lenders with respect to any action or actions (including the failure to act) in connection with this Agreement, the Administrative Agent shall be entitled to refrain from such act or taking such act unless and until it shall have received instructions from such Lenders, and the Administrative Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting hereunder in accordance with the instructions of the Required Lenders where required by the terms of this Agreement.

Section 9.5. Reliance by the Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, posting or other distribution) believed by it to be genuine and to have been signed, sent or made by the proper Person. The Administrative Agent may also rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or not taken by it in accordance with the advice of such counsel, accountants or experts.

Section 9.6. The Administrative Agent in its Individual Capacity. The bank serving as the Administrative Agent shall have the same rights and powers under this Agreement and any other Loan Document in its capacity as a Lender as any other Lender and may exercise or refrain from exercising the same as though it were not the Administrative Agent; and the terms “Lenders”, “Required Lenders”, or any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity. The bank acting as the Administrative Agent and its Affiliates may accept de- posits from, lend money to, and generally engage in any kind of business with the Borrower or any Subsidiary or Affiliate of the Borrower as if it were not the Administrative Agent hereunder.

Section 9.7.    Successor Administrative Agent.

(a)The Administrative Agent may resign at any time by giving notice thereof to the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent, subject to approval by the Borrower provided that no Default or Event of Default shall exist at such time. If no successor Administrative Agent shall have been so appointed, and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a commercial bank organized under the laws of the United States or any state thereof or a bank which maintains an office in the United States.

(b)Upon the acceptance of its appointment as the Administrative Agent hereunder by a successor, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. If, within 45 days after written notice is given of the retiring Administrative Agent’s resignation under this Section, no successor Administrative Agent shall have been appointed and shall have accepted such appointment, then on such 45th day (i) the retiring Administrative Agent’s resignation shall become effective, (ii) the retiring Administrative Agent shall thereupon be discharged from its duties and obligations under the Loan Documents and (iii) the Required Lenders shall thereafter perform all duties of the retiring Administrative Agent under the Loan Documents until such time as the Required Lenders appoint a successor Administrative Agent as provided above. After any retiring Administrative Agent’s resignation hereunder, the provisions of this Article shall continue in effect for the benefit of such retiring Administrative Agent and its representatives and agents in respect of any ac- tions taken or not taken by any of them while it was serving as the Administrative Agent.

(c)In addition to the foregoing, if a Lender becomes, and during the period it remains, a Defaulting Lender, and if any Default has arisen from a failure of the Borrower to comply with Section 2.26(a), then the Issuing Bank and the Swingline Lender may, upon prior written notice to the Borrower and the Administrative Agent, resign as Issuing Bank or as Swingline Lender, as the case may be, effective at the close of business Atlanta, Georgia time on a date specified in such notice (which date may not be less than five (5) Business Days after the date of such notice).

Section 9.8. Withholding Tax. To the extent required by any applicable law, the Administrative Agent may withhold from any interest payment to any Lender an amount equivalent to any applicable withholding tax. If the Internal Revenue Service or any authority of the United States or any other jurisdiction asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered or was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances that rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason), such Lender shall indemnify the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including penalties and interest, together with all expenses incurred, including legal expenses, allocated staff costs and any out of pocket expenses.

Section 9.9.    The Administrative Agent May File Proofs of Claim.

(a)In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or any Revolving Credit Exposure shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(i)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans or Revolving Credit Exposure and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Bank and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Bank and the Administrative Agent and its agents and counsel and all other amounts due the Lenders, the Issuing Bank and the Administrative Agent under Section 10.3) allowed in such judicial proceeding; and

(ii)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same.

(b)Any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the Issuing Bank to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Bank, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 10.3.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 9.10. Authorization to Execute Other Loan Documents. Each Lender hereby authorizes the Administrative Agent to execute on behalf of all Lenders all Loan Documents (including, without limitation, the Collateral Documents and any subordination agreements) other than this Agreement.

Section 9.11. Collateral and Guaranty Matters. The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion:

(a)to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon the termination of all Revolving Commitments, the Cash Collateralization of all reimbursement obligations with respect to Letters of Credit in an amount equal to 105% of the aggregate LC Exposure of all Lenders, and the payment in full of all Obligations (other than contingent indemnification obligations and such Cash Collateralized reimbursement obligations), (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (iii) if approved, authorized or ratified in writing in accordance with Section 10.2; and

(b)to release any Loan Party from its obligations under the applicable Collateral Documents if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release its interest in particular types or items of property, or to release any Loan Party from its obligations under the applicable Collateral Documents pursuant to this Section. In each case as specified in this Section, the Administrative Agent is authorized, at the Borrower’s expense, to execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the Liens granted under the applicable Collateral Documents, or to release such Loan Party from its obligations under the applicable Collateral Documents, in each case in accordance with the terms of the Loan Documents and this Section.

Section 9.12.    [Reserved].

Section 9.13. Right to Realize on Collateral and Enforce Guarantee. Anything contained in any of the Loan Documents to the contrary notwithstanding, the Borrower, the Administrative Agent and each Lender hereby agree that (i) no Lender shall have any right individually to realize upon any of the Collateral or to enforce the Collateral Documents, it being understood and agreed that all powers, rights and remedies hereunder and under the Collateral Documents may be exercised solely by the Administrative Agent, and (ii) in the event of a foreclosure by the Administrative Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Administrative Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Administrative Agent, as agent for and representative of the Lenders (but not any

Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing), shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Administrative Agent at such sale or other disposition.

Section 9.14. Secured Bank Product Obligations and Hedging Obligations. No Bank Product Provider or Lender-Related Hedge Provider that obtains the benefits of Section 8.2, the Collateral Documents or any Collateral by virtue of the provisions hereof or of any other Loan Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Bank Product Obligations and Hedging Obligations unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Bank Product Provider or Lender-Related Hedge Provider, as the case may be.

ARTICLE X

MISCELLANEOUS

Section 10.1.    Notices.

(a)	Written Notices.

(i)    Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications to any party herein to be effective shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

To the Borrower:    The New Jersey Imaging Network, L.L.C.
1510 Cotner Avenue Los Angeles, CA 90025
Attention: David Mebane, Senior Vice President

To the Administrative Agent:    SunTrust Bank
3333 Peachtree Road
Atlanta, Georgia 30326 Attention: Garrett O’Malley
Telecopy Number: (404) 439-7327

With a copy to:	SunTrust Bank Agency Services
303 Peachtree Street, N.E. / 25th Floor Atlanta, Georgia 30308
Attention: Doug Weltz
Telecopy Number: (404) 495-2170 and
King & Spalding LLP 1180 Peachtree Street, N.E. Atlanta, Georgia 30309
Attention: Carolyn Z. Alford Telecopy Number: (404) 572-5100

To the Issuing Bank:    SunTrust Bank
245 Peachtree Center Avenue, 17th Floor Atlanta, Georgia 30303
Attention: Standby Letter of Credit Dept. Telephone: (800) 951-7847

To the Swingline Lender:    SunTrust Bank
Agency Services
303 Peachtree Street, N.E. / 25th Floor Atlanta, Georgia 30308
Attention: Doug Weltz
Telecopy Number: (404) 495-2170

To any other Lender:    the address set forth in the Administrative Questionnaire
or the Assignment and Acceptance executed by such Lender

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All such notices and other communications shall be effective upon actual receipt by the relevant Person or, if delivered by overnight courier service, upon the first Business Day after the date deposited with such courier service for overnight (next-day) delivery or, if sent by telecopy, upon transmittal in legible form by facsimile machine or, if mailed, upon the third Business Day after the date deposited into the mail or, if delivered by hand, upon delivery; provided that notices delivered to the Administrative Agent, the Issuing Bank or the Swingline Lender shall not be effective until actually received by such Person at its address specified in this Section.

(ii)    Any agreement of the Administrative Agent, the Issuing Bank or any Lender herein to receive certain notices by telephone or facsimile is solely for the convenience and at the request of the Borrower. The Administrative Agent, the Issuing Bank and each Lender shall be entitled to rely on the authority of any Person purporting to be a Person authorized by the Borrower to give such notice and the Administrative Agent, the Issuing Bank and the Lenders shall not have any liability to the Borrower or other Person on account of any action taken or not taken by the Administrative Agent, the Issuing Bank or any Lender in reliance upon such telephonic or facsimile notice. The obligation of the Borrower to repay the Loans and all other Obligations hereunder shall not be affected in any way or to any extent by any failure of the Administrative Agent, the Issuing Bank or any Lender to receive written confirmation of any telephonic or facsimile notice or the receipt by the Administrative Agent, the Issuing Bank or any Lender of a confirmation which is at variance with the terms understood by the Administrative Agent, the Issuing Bank and such Lender to be contained in any such telephonic or facsimile notice.

(b)	Electronic Communications.

(i)    Notices and other communications to the Lenders and the Issuing Bank hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the Issuing Bank pursuant to Article II unless such Lender, the Issuing Bank, as applicable, and the Administrative Agent have agreed to receive notices under any Section thereof by electronic communication and have agreed to the procedures governing such communications. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(ii)    Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)Certification of Public Information. The Borrower and each Lender acknowledge that certain of the Lenders may be Public Lenders and, if documents or notices required to be delivered pursuant to Section 5.1 or Section 5.2 (collectively, “Borrower Materials”) otherwise are being distributed through Syndtrak, Intralinks or any other Internet or intranet website or other information platform (the “Platform”), any document or notice that the Borrower has indicated contains Non-Public Information shall not be posted on that portion of the Platform designated for such Public Lenders. The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States Federal and state securities laws; (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent and the Lenders shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”

(d)The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” NEITHER THE ADMINISTRATIVE AGENT (INCLUDING ANY SUB-AGENT THEREOF), NOR ANY LENDER, THE ISSUING BANK, OR ANY RELATED PARTY OF ANY OF THE FOREGOING PERSONS WARRANTS THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND THE

ADMINISTRATIVE AGENT, LENDER, ISSUING BANK AND ANY RELATED PARTY OF THE FOREGOING PERSONS EACH EXPRESSLY DISCLAIMS LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the
Administrative Agent (or any sub-agent thereof), any Lender or the Issuing Bank, or any Related Party of any of the foregoing Persons have any liability to the Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet or the use by others of any information or other materials obtained through any Platform.

(e)Private Side Information Contacts. Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including Unites States federal and state securities laws, to make reference to information that is not made available through the “Public Side Information” portion of the Platform and that may contain Non-Public Information with respect to the Borrower, its Affiliates or any of their securities or loans for purposes of United States federal or state securities laws. In the event that any Public Lender has determined for itself not to access any information disclosed through the Platform or otherwise, such Public Lender acknowledges that (i) other Lenders may have availed themselves of such information and
(ii)neither the Borrower nor the Administrative Agent has any responsibility for such Public Lender’s decision to limit the scope of the information it has obtained in connection with this Agreement and the other Loan Documents.

Section 10.2.    Waiver; Amendments.

(a)    No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document, and no course of dealing between the Borrower and the Administrative Agent or any Lender, shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power hereunder or thereunder. The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies provided by law. No waiver of any provision of this Agreement or of any other Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by subsection (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or the issuance of a Letter of Credit shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default or Event of Default at the time.

(b)    No amendment or waiver of any provision of this Agreement or of the other Loan Documents (other than the Fee Letter), nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Borrower and the Required Lenders, or the Borrower and the Administrative Agent with the consent of the Required Lenders, and then such amendment, waiver or consent shall be effective only in the specific instance and for the spe-

cific purpose for which given; provided that, in addition to the consent of the Required Lenders, no amendment, waiver or consent shall:

(i)	increase the Commitment of any Lender without the written consent of such Lender;

(ii)	reduce the principal amount of any Loan or reimbursement obligation with respect to a LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary (A) to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest or letter of credit fees at the Default Rate or (B) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or LC Disbursement or to reduce any fee payable hereunder;

(iii)    postpone the date fixed for any payment (excluding prepayments) of any principal of, or interest on, any Loan or LC Disbursement or any fees hereunder or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date for the termination or reduction of any Commitment, without the written consent of each Lender affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary (A) to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest or letter of credit fees at the Default Rate or (B) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or LC Disbursement or to reduce any fee payable hereunder;

(iv)	change Section 2.21(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender;

(v)    change any of the provisions of this subsection (b) or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders which are required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the consent of each Lender;

(vi)    release all or substantially all of the guarantors, or limit the liability of such guarantors, under any guaranty agreement guaranteeing any of the Obligations, without the written consent of each Lender; or

(vii)    release all or substantially all collateral (if any) securing any of the Obligations, without the written consent of each Lender;

provided, further, that no such amendment, waiver or consent shall amend, modify or otherwise affect the rights, duties or obligations of the Administrative Agent, the Swingline Lender or the Issuing Bank without the prior written consent of such Person.

Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended, and amounts payable to such Lender hereunder may not be permanently reduced, without the consent of such Lender (other than reductions in fees and interest in which such reduction does not disproportionately affect such Lender). Notwithstanding anything contained herein to the contrary, this Agreement may be amended and restated without the consent of any Lender (but with the consent of the Borrower and the Administrative Agent) if, upon giving effect to such amendment and restatement, such Lender shall no longer be a party to this Agreement (as so amended and restated), the Commitments of such Lender shall have terminated (but such Lender shall continue to be entitled to the benefits of Sections 2.18, 2.19, 2.20 and 10.3), such Lender shall have no other commitment or other obligation hereunder and such Lender shall have been paid in full all principal, interest and other amounts owing to it or accrued for its account under this Agreement.

Notwithstanding anything to the contrary herein, the Administrative Agent may, with the consent of the Borrower only, amend, modify or supplement any Loan Document to cure any ambiguity, omission, mistake, defect or inconsistency.

Section 10.3.    Expenses; Indemnification.

(a)The Borrower shall pay (i) all reasonable, out-of-pocket costs and expenses of the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent and its Affiliates, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of the Loan Documents and any amendments, modifications or waivers thereof (whether or not the transactions contemplated in this Agreement or any other Loan Document shall be consummated), including the reasonable fees, charges and disbursements of counsel for the Administrative Agent and its Affiliates, (ii) all reasonable out-of- pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket costs and expenses (including, without limitation, the reasonable fees, charges and disbursements of outside counsel and the allocated cost of inside counsel) incurred by the Administrative Agent, the Issuing Bank or any Lender in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made or any Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the Issuing Bank, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all reasonable fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document, any other Related Transaction Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from (x) the bad faith, gross negligence or willful misconduct of such Indemnitee or (y) a claim brought by the Borrower or any other Loan Party against an Indemnitee for a material breach of such Indemnitee’s obligations hereunder or under any other Loan Document.

(c)The Borrower shall pay, and hold the Administrative Agent, the Issuing Bank and each of the Lenders harmless from and against, any and all present and future stamp, documentary, and other similar taxes with respect to this Agreement and any other Loan Documents, any collateral described therein or any payments due thereunder, and save the Administrative Agent, the Issuing Bank and each Lender harmless from and against any and all liabilities with respect to or resulting from any delay or omission to pay such taxes.

(d)To the extent that the Borrower fails to pay any amount required to be paid to the Administrative Agent, the Issuing Bank or the Swingline Lender under subsection (a), (b), or (c) hereof, each Lender severally agrees to pay to the Administrative Agent, the Issuing Bank or the Swingline Lender, as the case may be, such Lender’s pro rata share (in accordance with its respective Revolving Commitment (or Revolving Credit Exposure, as applicable) and Term Loan determined as of the time that the unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified payment, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Issuing Bank or the Swingline Lender in its capacity as such.

(e)To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to actual or direct damages) arising out of, in connection with or as a result of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated therein, any Loan or any Letter of Credit or the use of proceeds thereof; provided, that nothing in this clause (e) shall relieve the Borrower of any obligation it may have to indemnify any Indemnitee against special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.

(f)All amounts due under this Section shall be payable promptly after written demand therefor.

Section 10.4.    Successors and Assigns.

(a)The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments, Loans and other Revolving Credit Exposure at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)	Minimum Amounts.

(A)in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitments, Loans and other Revolving Credit Exposure at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans and Revolving Credit Exposure outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans and Revolving Credit Exposure of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Acceptance, as of the Trade Date) shall not be less than $1,000,000 with respect to Term Loans and
$1,000,000 with respect to Revolving Loans and in minimum increments of $1,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii)    Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans, other Revolving Credit Exposure or the Commitments assigned, except that this subsection (b)(ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Commitments on a non-pro rata basis.

(iii)    Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A)the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of such Lender or an Approved Fund of such Lender; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof;

(B)the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required unless such assignment is of (1) a Term Loan to a Lender, an Affiliate of such Lender or an Approved Fund of such Lender or (2) a Revolving Commitment to an existing Revolving Lender; and

(C)the consent of the Issuing Bank (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding), and the consent of the Swingline Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of the Revolving Commitments.

(iv)    Assignment and Acceptance. The parties to each assignment shall deliver to the Administrative Agent (A) a duly executed Assignment and Acceptance, (B) a processing and recordation fee of $3,500, (C) an Administrative Questionnaire unless the assignee is already a Lender and (D) the documents required under Section 2.20(f).

(v)	No Assignment to certain Persons. No such assignment shall be made to
(A)the Borrower or any of the Borrower’s Affiliates or Subsidiaries or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B).

(vi)    No Assignment to Natural Persons. No such assignment shall be made to a natural person.

(vii)    Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the Issuing Bank, the Swingline Lender and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swingline Loans. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.18, 2.19, 2.20 and 10.3 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided that, except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section. If the consent of the Borrower to an assignment is required hereunder (including a consent to an assignment which does not meet the minimum assignment thresholds specified above), the Borrower shall be deemed to have given its consent unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after notice thereof has actually been delivered by the assigning Lender (through the Administrative Agent) to the Borrower.

(c)The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices in Atlanta, Georgia a copy of each Assignment and

Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans and Revolving Credit Exposure owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). Information contained in the Register with respect to any Lender shall be available for inspection by such Lender at any reasonable time and from time to time upon reasonable prior notice; information contained in the Register shall also be available for inspection by the Borrower at any reasonable time and from time to time upon reasonable prior notice. In establishing and maintaining the Register, the Administrative Agent shall serve as the Borrower’s agent solely for tax purposes and solely with respect to the actions described in this Section, and the Borrower hereby agrees that, to the extent SunTrust Bank serves in such capacity, SunTrust Bank and its officers, directors, employees, agents, sub-agents and affiliates shall constitute “Indemnitees”.

(d)Any Lender may at any time, without the consent of, or notice to, the Borrower, the Administrative Agent, the Swingline Lender or the Issuing Bank, sell participations to any Person (other than a natural person, the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Issuing Bank, the Swingline Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver with respect to the following to the extent affecting such Participant:
(i) increase the Commitment of such Lender; (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder (other than a reduction in interest or fees resulting from (A) an amendment the definition of "Default Rate" or a waiver of any obligation of the Borrower to pay interest or letter of credit fees at the Default Rate or (B) an amendment of any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or LC Disbursement or to reduce any fee payable hereunder); (iii) postpone the date fixed for any payment (excluding prepayments) of any principal of, or interest on, any Loan or LC Disbursement or any fees hereunder or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date for the termination or reduction of any Commitment (other than a reduction in interest or fees resulting from (A) an amendment the definition of “Default Rate” or a waiver of any obligation of the Borrower to pay interest or letter of credit fees at the Default Rate or (B) an amendment of any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or LC Disbursement or to reduce any fee payable hereunder); (iv) change Section 2.21(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby; (v) change any of the provisions of Section 10.2(b) or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders which are required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder; (vi) release all or substantially all of the guarantors, or limit the liability of such guarantors, under any guaranty agreement guaranteeing any of the Obligations; or (vii) release all or substantially all collateral (if any) securing any of the Obligations. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.18, 2.19, and 2.20 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section; provided that such Participant agrees to be subject to Section 2.24 as though it were a Lender. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.7 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.21 as though it were a Lender.

Each Lender that sells a participation shall, acting solely for this purpose as a non- fiduciary agent of the Borrower, maintain a register in the United States on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”). The entries in the Participant Register shall be conclusive, absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. The Borrower and the Administrative Agent shall have inspection rights to such Participant Register (upon reasonable prior notice to the applicable Lender) solely for purposes of demonstrating that such Loans or other obligations under the Loan Documents are in “registered form” for purposes of the Code. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)	A Participant shall not be entitled to receive any greater payment under Sections
2.18 and 2.20 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant shall not be entitled to the benefits of Section 2.20 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.20(f) and (g) as though it were a Lender.

(f)Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including, without limitation, any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 10.5.    Governing Law; Jurisdiction; Consent to Service of Process.

(a)This Agreement and the other Loan Documents and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be construed in accordance with and be governed by the law of the State of New York.

(b)The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the United States District Court for the Southern District of New York, and of the Supreme Court of the State of New York sitting in New York county, and of any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such District Court or New York state court or, to the extent permitted by applicable law, such appellate court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or its properties in the courts of any jurisdiction.

(c)The Borrower irrevocably and unconditionally waives any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding described in subsection (b) of this Section and brought in any court referred to in subsection (b) of this Section. Each of the parties hereto irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)Each party to this Agreement irrevocably consents to the service of process in the manner provided for notices in Section 10.1. Nothing in this Agreement or in any other Loan Document will affect the right of any party hereto to serve process in any other manner permitted by law.

Section 10.6. WAIVER OF JURY TRIAL. EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 10.7. Right of Set-off. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, each Lender and the Issuing Bank shall have the right, at any time or from time to time upon the occurrence and during the continuance of an Event of Default, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, to set off and apply against all deposits (general or special, time or demand, provisional or final) of the Borrower at any time held or other obligations at any time owing by such Lender and the Issuing Bank to or for the credit or the account of the Borrower against any and all Obligations held by such Lender or the Issuing Bank, as the case may be, irrespective of whether such Lender or the Issuing Bank shall have made demand hereunder and although such Obligations may be unmatured; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.26(b) and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Banks, and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. Each Lender and the Issuing Bank agrees promptly to notify the Administrative Agent and the Borrower after any such set-off and any application made by such Lender or the Issuing Bank, as the case may be; provided that the failure to give such notice shall not affect the validity of such set-off and application. Each Lender and the Issuing Bank agrees to apply all amounts collected from any such set-off to the Obligations before applying such amounts to any other Indebtedness or other obligations owed by the Borrower and any of its Subsidiaries to such Lender or the Issuing Bank.

Section 10.8. Counterparts; Integration. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. This Agreement, the Fee Letter, the other Loan Documents, and any separate letter agreements relating to any fees payable to the Administrative Agent and its Affiliates constitute the entire agreement among the parties hereto and thereto and their affiliates regarding the subject matters hereof and thereof and supersede all prior agreements and understandings, oral or written, regarding such subject matters. Delivery of an executed counterpart to this Agreement or any other Loan Document by facsimile transmission or by electronic mail in pdf format shall be as effective as delivery of a manually executed counterpart hereof.

Section 10.9. Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates, reports, notices or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the other Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.18, 2.19, 2.20, and 10.3 and Article IX shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

Section 10.10. Severability. Any provision of this Agreement or any other Loan Document held to be illegal, invalid or unenforceable in any jurisdiction, shall, as to such jurisdiction, be ineffective to the extent of such illegality, invalidity or unenforceability without affecting the legality, validity or enforceability of the remaining provisions hereof or thereof; and the illegality, invalidity or unenforceability of a particular provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 10.11. Confidentiality. Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to take normal and reasonable precautions to maintain the confidentiality of any information relating to the Borrower or any of its Subsidiaries or any of their respective businesses, to the extent designated in writing as confidential and provided to it by the Borrower or any of its Subsidiaries, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a non-confidential basis prior to disclosure by the Borrower or any of its Subsidiaries, except that such information may be disclosed (i) to any Related Party of the Administrative Agent, the Issuing Bank or any such Lender including, without limitation, accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential), (ii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iii) to the extent requested by any regulatory agency or authority purporting to have jurisdiction over it (including any self- regulatory authority such as the National Association of Insurance Commissioners), (iv) to the extent that such information becomes publicly available other than as a result of a breach of this Section, or which becomes available to the Administrative Agent, the Issuing Bank, any Lender or any Related Party of any of the foregoing on a non-confidential basis from a source other than the Borrower or any of its Subsidiaries, (v) in connection with the exercise of any remedy hereunder or under any other Loan Documents or any suit, action or proceeding relating to this Agreement or any other Loan Documents or the enforcement of rights hereunder or thereunder, (vi) subject to execution by such Person of an agreement containing provisions substantially the same as those of this Section, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, or (B) any actual or prospective party (or its Related Parties) to any swap or derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (vii) to any rating agency, (viii) to the CUSIP Service Bureau or any similar organization, or (ix) with the consent of the Borrower. Any Person required to maintain the confidentiality of any information as provided for in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such information as such Person would accord its own confidential information. In the event of any conflict between the terms of this Section and those of any other Contractual Obligation entered into with any Loan Party (whether or not a Loan Document), the terms of this Section shall govern.

Section 10.12. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which may be treated as interest on such Loan under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate of interest (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by a Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Rate to the date of repayment (to the extent permitted by applicable law), shall have been received by such Lender.

Section 10.13. Waiver of Effect of Corporate Seal. The Borrower represents and warrants that neither it nor any other Loan Party is required to affix its corporate seal to this Agreement or any other Loan Document pursuant to any Requirement of Law, agrees that this Agreement is delivered by the Borrower under seal and waives any shortening of the statute of limitations that may result from not affixing the corporate seal to this Agreement or such other Loan Documents.

Section 10.14. Patriot Act. The Administrative Agent and each Lender hereby notifies the Loan Parties that, pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Loan Party in accordance with the Patriot Act.

Section 10.15. No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower and each other Loan Party acknowledges and agrees and acknowledges its Affiliates’ understanding that (i) (A) the services regarding this Agreement provided by the Administrative Agent and/or the Lenders are arm’s-length commercial transactions between the Borrower, each other Loan Party and their respective Affiliates, on the one hand, and the Administrative Agent and the Lenders, on the other hand, (B) each of the Borrower and the other Loan Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate, and (C) the Borrower and each other Loan Party is capable of evaluating and understanding, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Administrative Agent and the Lenders is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower, any other Loan Party or any of their respective Affiliates, or any other Person, and
(B)neither the Administrative Agent nor any Lender has any obligation to the Borrower, any other Loan Party or any of their Affiliates with respect to the transaction contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, the other Loan Parties and their respective Affiliates, and each of the Administrative Agent and the Lenders has no obligation to disclose any of such interests to the Borrower, any other Loan Party or any of their respective Affiliates. To the fullest extent permitted by law, each of the Borrower and the other Loan Parties hereby waives and releases any claims that it may have against the Administrative Agent or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 10.16. Location of Closing. Each Lender and the Issuing Bank acknowledges and agrees that it has delivered, with the intent to be bound, its executed counterparts of this Agreement to the Administrative Agent, c/o King & Spalding LLP, 1185 Avenue of the Americas, New York, New York 10036. Each Loan Party acknowledges and agrees that it has delivered, with the intent to be bound, its executed counterparts of this Agreement and each other Loan Document, together with all other documents, instruments, opinions, certificates and other items required under Section 3.1, to the Administrative Agent, c/o King & Spalding LLP, 1185 Avenue of the Americas, New York, New York 10036. All parties agree that the closing of the transactions contemplated by this Agreement has occurred in New York.

Section 10.17. Swaps. Nothing herein constitutes an offer or recommendation to enter into any “swap” or trading strategy involving a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act. Any such offer or recommendation, if any, will only occur after the Administrative Agent has received appropriate documentation from the applicable Loan Party regarding whether such Loan Party is qualified to enter into a swap under applicable law.

(remainder of page left intentionally blank)

THE NEW JERSEY IMAGING NETWORK, L.L.C.

By: Gerard Tufani

Name: GERARD TUFANI

Title: CFO

Signature Page to
Revolving Credit and Term Loan Agreement

By: /s/ Dave Felty
Name: Dave Felty
Title: Managing Director

Signature Page to
Revolving Credit and Term Loan Agreement

MANUFACTURERS AND TRADERS TRUST COMPANY, as a Lender

By: ______________________________
Name: Jessica Woo
Title: Vice President

Signature Page to
Revolving Credit and Term Loan Agreement

CALIFORNIA BANK & TRUST, as a Lender

By: ______________________________

Name: Ronald Won

Title: Vice President

Signature Page to
Revolving Credit and Term Loan Agreement

SCHEDULE I

Commitment Amounts

Lender	Revolving Commitment Amount	Term Loan Commitment Amount
SunTrust Bank	$5,000,000	$20,000,000
Manufacturers and Traders Trust	$2,500,000	$10,000,000
California Bank & Trust	$2,500,000	$10,000,000
TOTAL	$10,000,000	$40,000,000

DMSLIBRARY01:26881240.1

SCHEDULE 1.1

Consolidated EBITDA

Consolidated EBITDA for the fiscal month ending from January 31, 2015 is $1,200,385.42. Consolidated EBITDA for the fiscal month ending from February 28, 2015 is $1,200,385.42. Consolidated EBITDA for the fiscal month ending from March 31, 2015 is $1,200,385.42.
Consolidated EBITDA for the fiscal month ending from April 30, 2015 is $1,200,385.42. Consolidated EBITDA for the fiscal month ending from May 31, 2015 is $1,200,385.42. Consolidated EBITDA for the fiscal month ending from June 30, 2015 is $1,200,385.42

SCHEDULE 4.14

Subsidiaries

None.

SCHEDULE 4.16

Deposit and Disbursement Accounts

The deposit accounts, lockbox accounts, disbursement accounts, investment accounts described below:

Loan Party	Name and Address of Bank	Type of Account	Account Numbers	Account Receives Payments of Health Care Receivables from Government Agency (Y/N)
The New Jersey	Bank of America,	Collections	381032713712	Y
Imaging Network,	N.A.	and
L.L.C.	1025 Main St.,	Checking
	Waltham, MA
	2451
	Phone: (888) 852-
	5000 Ext 1218
The New Jersey	JP Morgan Chase	Collections	551883577	Y
Imaging Network, L.L.C.	Bank, NA 2200 Ross Ave., 6th	and Checking
	Floor, Dallas, TX
	75201
	Phone: (214) 965-
	3983
The New Jersey	Bank of America,	Collections	1233110172	Y
Imaging Network,	N.A.
L.L.C.	135 S. LaSalle St.,
	Chicago, IL 60603
	Phone: (312) 904-
	8831
The New Jersey	Wells Fargo Bank,	Collections	2000018474260	Y
Imaging Network,	National
L.L.C.	Association
	600 W. Cuthberth
	Blvd., 1st Floor,
	Haddon Township,
	NJ 08108
	Phone: (856) 858-
	7636
The New Jersey	Wells Fargo Bank,	Collections	2000052397730	Y
Imaging Network,	National

L.L.C.	Association
600 W. Cuthberth
Blvd., 1st Floor,
Haddon Township,
NJ 08108
Phone: (856) 858-
7636

SCHEDULE 4.18

Material Agreements

The Material Agreements described below:

1.	Management Agreement dated as of September 30, 2015 between the Borrower and New Jersey Imaging Partners, Inc.

2.	Asset Purchase Agreement, dated as of August 6, 2015, by and between the Borrower and Saint Barnabas Outpatient Centers Corp., a New Jersey non-profit corporation.

3.
Asset Purchase Agreement, dated as of August 6, 2015, by and between the Borrower, New Jersey Imaging Partners, Inc., a New Jersey corporation, and Rutherford Imaging LLC, a New Jersey limited liability company.

4.	Employee Leasing Agreement Agreement, dated as of September 30, 2015, by and between the Borrower and New Jersey Imaging Partners, Inc., a New Jersey corporation.

5.	Radiology Services Agreement, dated as of September 30, 2015, by and between Borrower and Diagnostic Radiology Associates, P.A.

SCHEDULE 4.19

Health Care Matters

The material Health Care Permits described below:

New Jersey Imaging Center Licenses

Center	Number	Expiration
Heights Imaging Center (Haddon Heights)	22622	1/31/2016
DRA of Clifton	22437	3/31/2016
401 Medical Imaging (Englewood C)	22563	3/31/2016
Progressive Med Imaging at Kennedy Ctr (Union City)	22927	5/31/2016
DRA of Morris Sussex at Randolph	22284	7/31/2016
Diagnostic Imaging of Northfield (W Orange)	22760	7/31/2016
OMIC West	23375	7/31/2016
DRA of Cranford	23061	8/31/2016
DRA of Edison	22297	8/31/2016
DRA of Hackensack	23025	8/31/2016
DRA of Morristown at Cedar Knolls	24689	9/30/2016
Medical Imaging (Rutherford)	23489	10/31/2015
Union Imaging Center	23213	11/30/2015
Radnet at Washington Twp	23239	11/30/2015
OMIC East	22257	11/30/2015
Progressive Imaging of Belleville	24805	12/30/2015
DRA of Menlo Park	24879	12/31/2015
Radnet at Marlton	22723	12/31/2015

New Jersey Radioactive Materials License

Progressive Imaging of Belleville - License #629311 - RAD140001 Expiration 10/31/2024 Union Imaging Center - License #438523-RAD130002 Expiration 4/30/2023
DRA of Edison - License #450438-RAD130001 Expiration 5/31/2023 OMIC East - License #462449-RAD140001 Expiration 10/31/2022

American College of Radiology Accreditation

Facility Name	Modality	Date ACR Expires	Accreditation #
DRA of Clifton	CT	9/15/17	CTAP 00677-01
	MRI	4/11/18	MRAP - 01152-03

DRA of Cranford	CT	4/29/17	CTAP - 00322-02
	MRI	6/16/17	MRAP -02973-01

DRA of Edison	MRI	10/18/16	MRAP-02440-01
	O MRI	10/18/2016	MRAP-02440-03

	CT	6/30/18	CTAP-00039-02

DRA of Menlo Park	MRI	7/30/18	MRAP 53218

DRA of Morristown at CK	MRI	5/28/16	MRAP - 52637-01
	O MRI	5/28/16	MRAP - 52637-02
	CT	11/1/16	CTAP - 52583-01

DRA of MS at Randolph	MRI	12/24/15	MRAP - 01911-03
	CT	12/2/16	CTAP-52652-01

Diagnostic Imaging of NF	MRI	3/20/16	MRAP - 00889-01
	CT	6/2/17	CTAP - 00200-02

Heights Imaging	MRI	12/7/15	MRAP-00746
	CT	8/30/17	CTAP-00433

Union Imaging Center	CT/PET	10/18/2017, 3/31/2017	CTAP- 09513-01, PETAP#50065-01
	MRI	4/16/16	MRAP - 01203-03
	O MRI	4/16/16	MRAP - 01203-04

DRA at 401 Medical	MRI	6/6/18	MRAP - 00943-03
	CT	6/9/18	CTAP - 00586-03

Medical Imaging, PA	MRI	4/7/18	MRAP - 04726-01
	CT	8/21/17	CTAP - 00869-01

DRA of Union City	MRI	1/29/17	MRAP - 02718-01
	CT	4/6/17	CTAP - 00587-02

DRA of Hackensack	MRI	5/22/17	MRAP - 03280-02

	CT	10/15/17	CTAP - 52983-01

Progressive at Belleville	MRI	5/27/18	MRAP-03382-02
	CT	11/24/16	CTAP-00253-02
	PET/CT	11/30/18	PETAP-00946-02

Radnet at Marlton	MRI	12/15/15	MRAP - 02233-03
	CT	4/1/17	CTAP - 01009-03

Radnet at Washington Twp	MRI	5/14/16	MRAP -03949
	CT	4/25/16	CTAP -01010

OMIC East	MRI	1/30/16	MRAP - 00707
	CT	7/2/16	CTAP - 00462
	PET/CT	2/14/18	PETAP - 00148

OMIC West	MRI	10/9/16	MRAP -01807

CT	1/12/17	CTAP - 00345

SCHEDULE 7.1

Existing Indebtedness

The Indebtedness described below:

1.
Indebtedness under that certain Master Lease Agreement dated as of July 31, 2012 (and related schedules and amendments thereto) between Borrower and General Electric Capital Corporation, the aggregate outstanding principal amount of which is $1,340,721.70 on the Closing Date.

2.
Indebtedness under that certain Master Equipment Lease Agreement dated as of December 13, 2012 (and related schedules and amendments thereto) between Borrower and Siemens Financial Services, Inc., the aggregate outstanding principal amount of which is $1,455,017.67 on the Closing Date.

3.
Indebtedness under that certain Master Security Agreement dated as of August 27, 2015 (and related schedules and amendments thereto) between Borrower and General Electric Capital Corporation, the aggregate outstanding principal amount of which is $483,493.00 on the Closing Date.

SCHEDULE 7.2

Existing Liens

Security and other interests described in the following UCC Financing Statements shall constitute Liens under this Agreement:

Entity Name	Filing Office	File Number File Date	Secured Party	Collateral Description
The New Jersey Imaging Network, L.L.C.	New Jersey Department of the Treasury	50309854 08/02/2012	General Electric Capital Corporation	Specific equipment.
The New Jersey Imaging Network, L.L.C.	New Jersey Department of the Treasury	50346400 09/25/2012	General Electric Capital Corporation	Specific equipment.
The New Jersey Imaging Network, L.L.C.	New Jersey Department of the Treasury	26333656 03/06/2013	Siemens Financial Services, Inc.	Specific equipment lease.
The New Jersey Imaging Network, L.L.C.	New Jersey Department of the Treasury	26369716 05/07/2013	Siemens Financial Services, Inc.	Specific equipment lease.
The New Jersey Imaging Network, L.L.C.	New Jersey Department of the Treasury	26369723 05/07/2013	Siemens Financial Services, Inc.	Specific equipment lease.
The New Jersey Imaging Network, L.L.C.	New Jersey Department of the Treasury	26392332 06/28/2013	Siemens Financial Services, Inc.	Specific equipment lease.
The New Jersey Imaging Network, L.L.C.	New Jersey Department of the Treasury	50801725 04/14/2014	Siemens Financial Services, Inc.	Specific equipment lease.

The New Jersey Imaging Network, L.L.C.	New Jersey Department of the Treasury	50808113 04/21/2014	Siemens Financial Services, Inc.	Specific equipment lease.
The New Jersey Imaging Network, L.L.C.	New Jersey Department of the Treasury	50953790 09/19/2014	Siemens Financial Services, Inc.	Specific equipment lease.
New Jersey Imaging Network LLC	New Jersey Department of the Treasury	51076863 02/05/2015	Hologic Inc	Specific equipment.
New Jersey Imaging Partners, Inc. (to be assumed by Borrower on the Closing Date)	New Jersey Department of the Treasury	50196630 03/05/2012	General Electric Capital Corporation	Specific equipment.
New Jersey Imaging Partners, Inc. (to be assumed by Borrower on	New Jersey Department of the Treasury	51043692 12/29/2014	Key Equipment Finance, a division of KeyBank NA	Specific equipment.

the Closing Date)
New Jersey Imaging Network, L.L.C.	New Jersey Department of the Treasury	59520081 08/26/2015	General Electric Capital Corporation	Specific equipment.

SCHEDULE 7.4

Existing Investments

The Investments described below: None

SCHEDULE 7.7

Existing Transactions with Affiliates

The transactions with Affiliates described below:

1.	Transactions pursuant to the Management Agreement.

2.	Transactions pursuant to the employee lease agreement dated as of September 30, 2015 between the Borrower and New Jersey Imaging Partners, Inc.

3.	Transactions pursuant to the medical records agreement dated as of September 30, 2015 between the Borrower, Saint Barnabas Outpatient Centers Corp. and New Jersey Imaging Partners, Inc.

4.
Transactions pursuant to the lease dated as of September 30, 2015 between the Borrower and New Jersey Imaging Partners, Inc. with respect to the building and real property located at 2770 Morris Ave, Union, New Jersey.

EXHIBIT A

Form of Assignment and Acceptance

THIS ASSIGNMENT AND ACCEPTANCE (this “Assignment and Acceptance”) is made and entered into as of [ ] (the “Assignment Date”), by and between [name of assignor] (the “Assignor”) and [name of assignee] (the “Assignee”).

Reference is made to the Revolving Credit and Term Loan Agreement, dated as of September 30, 2015 (as amended, restated, amended and restated, extended, refinanced, replaced, supplemented or otherwise modified in writing from time to time and in effect on the date hereof, the “Credit Agreement”), among THE NEW JERSEY IMAGING NETWORK, L.L.C., a New Jersey limited liability company, the several banks and other financial institutions and lenders from time to time party thereto and SUNTRUST BANK, as the Administrative Agent for such lenders. Terms defined in the Credit Agreement are used herein with the same meanings.

The Assignor hereby sells and assigns, without recourse, to the Assignee, and the Assignee hereby purchases and assumes, without recourse, from the Assignor, effective as of the Effective Date set forth below, the interests set forth below (the “Assigned Interest”) in the Assignor’s rights and obligations under the Credit Agreement, including, without limitation, the interests set forth below in the Term Loan of the Assignor on the Assignment Date and the Revolving Commitment of the Assignor on the Assignment Date and the Revolving Loans owing to the Assignor which are outstanding on the Assignment Date, together with the participations in the LC Exposure and the Swingline Exposure of the Assignor on the Assignment Date, as applicable, but excluding accrued interest and fees to and excluding the Assignment Date. The Assignee hereby acknowledges receipt of a copy of the Credit Agreement. From and after the Effective Date, (i) the Assignee shall be a party to and be bound by the provisions of the Credit Agreement and, to the extent of the Assigned Interest, have the rights and obligations of a Lender thereunder and (ii) the Assignor shall, to the extent of the Assigned Interest, relinquish its rights and be released from its obligations under the Credit Agreement.

This Assignment and Acceptance is being delivered to the Administrative Agent together with (i) any documentation required to be delivered by the Assignee pursuant to Section 2.20(g) of the Credit Agreement, duly completed and executed by the Assignee, and (ii) if the Assignee is not already a Lender under the Credit Agreement, an Administrative Questionnaire in the form supplied by the Administrative Agent, duly completed by the Assignee. The Assignee shall pay the fee payable to the Administrative Agent pursuant to Section 10.4(b) of the Credit Agreement.

The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby, and
(b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the

26271777

Exhibit A - 1

transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iii) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.1 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase the Assigned Interest, and on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and
(iv)    attached to this Assignment and Acceptance is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee, and
(b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and
(ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date, unless otherwise agreed in writing by the Administrative Agent.

This Assignment and Acceptance shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Acceptance may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Acceptance by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance. This Assignment and Acceptance shall be governed by and construed in accordance with the laws of the State of New York.

Legal Name of the Assignor:

Legal Name of the Assignee:

Assignee’s Address for Notices:

Effective Date of Assignment (the “Effective Date”):

Assigned Interest:

Facility	Principal Amount Assigned	Percentage Assigned of Loan / Commitment[1]
	$[ ]	[ ]%
	$[ ]	[ ]%

[Signature Page Follows]

1    Set forth, to at least 8 decimals, as a percentage of the aggregate Loans/Commitments of all Lenders thereunder.

The terms set forth above are hereby agreed to by the undersigned:

[Name of Assignor], as the Assignor

By:         Name:
Title:

[Name of Assignee], as the Assignee

By:         Name:
Title:

The undersigned hereby consent[s] to the within assignment2:

THE NEW JERSEY IMAGING NETWORK, L.L.C. ,
as the Borrower

By:         Name:
Title:

SUNTRUST BANK,
as the Administrative Agent, the Issuing Bank and the Swingline Lender

By:         Name:
Title:

2    Consents to be included to the extent required by Section 10.4(b) of the Credit Agreement.

EXHIBIT B

Form of Guaranty and Security Agreement

[Attached]

Execution Version

GUARANTY AND SECURITY AGREEMENT

dated as of September 30, 2015 made by
THE NEW JERSEY IMAGING NETWORK, L.L.C.,
as the Borrower and
THE OTHER GRANTORS FROM TIME TO TIME PARTY HERETO

in favor of

SUNTRUST BANK,
as Administrative Agent

TABLE OF CONTENTS

ARTICLE IDefinitions    1
Section 1.1    Definitions    1
Section 1.2    Other Definitional Provisions; References    5
ARTICLE IIGuarantee    5
Section 2.1    Guarantee    5
Section 2.2    Payments    7
ARTICLE III    Grant of Security Interest    7
Section 3.1    Grant of Security Interest    7
Section 3.2    Transfer of Pledged Securities    8

Section 3.3	Grantors Remain Liable under Accounts, Chattel Paper and Payment Intangibles 8
ARTICLE IVAcknowledgments, Waivers and Consents    9
Section 4.1    Acknowledgments, Waivers and Consents    9
Section 4.2    No Subrogation, Contribution or Reimbursement    11
ARTICLE VRepresentations and Warranties    12
Section 5.1    Confirmation of Representations in Credit Agreement    12
Section 5.2    Benefit to the Guarantors    12
Section 5.3    First Priority Liens    12
Section 5.4    Legal Name, Organizational Status, Chief Executive Office    12
Section 5.5    Prior Names, Prior Chief Executive Offices    12
Section 5.6    Goods    12
Section 5.7    Chattel Paper    13
Section 5.8    Truth of Information; Accounts    13
Section 5.9    Governmental Obligors    Error! Bookmark not defined.
Section 5.10    Copyrights, Patents and Trademarks    13
Section 5.11    Vehicles    13
ARTICLE VICovenants    14
Section 6.1    Covenants in Credit Agreement    14
Section 6.2    Maintenance of Perfected Security Interest; Further Documentation    14
Section 6.3    Maintenance of Records    15
Section 6.4    Right of Inspection.    15
Section 6.5    Further Identification of Collateral    15
Section 6.6    Changes in Names, Locations.    15
Section 6.7    Compliance with Contractual Obligations    16
Section 6.8    Limitations on Dispositions of Collateral    16
Section 6.9    Pledged Securities    16
Section 6.10    Limitations on Modifications, Waivers, Extensions of Agreements
Giving Rise to Accounts    17
Section 6.11    Analysis of Accounts    17

Section 6.12    Instruments and Tangible Chattel Paper    17
Section 6.13    Copyrights, Patents and Trademarks    17
Section 6.14    Commercial Tort Claims    19
ARTICLE VIIRemedial Provisions    19
Section 7.1    Pledged Securities    19
Section 7.2    Collections on Accounts    20
Section 7.3    Proceeds    21
Section 7.4    UCC and Other Remedies    21
Section 7.5    Private Sales of Pledged Securities    22
Section 7.6    Waiver; Deficiency    23
Section 7.7    Non-Judicial Enforcement    23
ARTICLE VIII    The Administrative Agent    23
Section 8.1    The Administrative Agent’s Appointment as Attorney-in-Fact    23
Section 8.2    Duty of the Administrative Agent.    24
Section 8.3    Filing of Financing Statements    25
Section 8.4    Authority of the Administrative Agent    25
ARTICLE IXSubordination of Indebtedness    25
Section 9.1    Subordination of All Guarantor Claims    25
Section 9.2    Claims in Bankruptcy    26
Section 9.3    Payments Held in Trust    26
Section 9.4    Liens Subordinate    26
Section 10.17    Reinstatement    31
ARTICLE X    Miscellaneous    27
Section 10.1    Waiver    27
Section 10.2    Notices    27
Section 10.3    Payment of Expenses, Indemnities    27
Section 10.4    Amendments in Writing    28
Section 10.5    Successors and Assigns    28
Section 10.6    Severability    28
Section 10.7    Counterparts    28
Section 10.8    Survival    28
Section 10.9    Captions    28
Section 10.10    No Oral Agreements    28
Section 10.11    Governing Law; Submission to Jurisdiction    29
Section 10.12    WAIVER OF JURY TRIAL    29
Section 10.13    Acknowledgments    29
Section 10.14    Additional Grantors    30
Section 10.15    Set-Off    30
Section 10.16    Releases    31
Section 10.17    Reinstatement    31
Section 10.18    Acceptance    32
Section 10.19    Keepwell    312
Section 10.20    Government Receivables    312

Schedules

Schedule 1    -    Notice Addresses
Schedule 2    -    Pledged Securities and Promissory Notes
Schedule 3    -    Filings and Other Actions Required to Perfect Security Interests Schedule 4    -    Legal Name, Organizational Status, Chief Executive Office Schedule 5    -    Prior Names and Prior Chief Executive Offices
Schedule 6    -    Patents and Patent Licenses Schedule 7    -    Trademarks and Trademark Licenses Schedule 8    -    Copyrights and Copyright Licenses Schedule 9    -    Vehicles
Schedule 10    -    Commercial Tort Claims Schedule 11    -    Letter-of-Credit Rights

Annexes

Annex I    -    Form of Joinder Agreement
Annex II    -    Form of Intellectual Property Security Agreement Annex III    -    Form of Acknowledgment and Consent

iii

GUARANTY AND SECURITY AGREEMENT

THIS GUARANTY AND SECURITY AGREEMENT, dated as of September 30, 2015, is made by THE NEW JERSEY IMAGING NETWORK, L.L.C., a New Jersey limited liability company (the “Borrower”), and certain Subsidiaries of the Borrower identified on the signature pages hereto as “Guarantors” (together with the Borrower and any other Subsidiary of the Borrower that becomes a party hereto from time to time after the date hereof, each, a “Grantor” and, collectively, the “Grantors”), in favor of SUNTRUST BANK, as administrative agent (in such capacity, together with its successors in such capacity, the “Administrative Agent”) for the Secured Parties (as defined below).

W I T N E S S E T H:

WHEREAS, the Borrower is entering into that certain Revolving Credit and Term Loan Agreement, dated as of the date hereof, by and among the Borrower, the lenders from time to time parties thereto and the Administrative Agent, providing for revolving credit and term loan facilities (as amended, restated, supplemented, replaced, increased, refinanced or otherwise modified from time to time, the “Credit Agreement”); and

WHEREAS, it is a condition precedent to the obligations of the Lenders, the Issuing Bank and the Administrative Agent under the Loan Documents that the Grantors are required to enter into this Agreement, pursuant to which the Grantors (other than the Borrower) shall guaranty all Obligations of the Borrower and the Grantors (including the Borrower) shall grant Liens on all of their personal property to the Administrative Agent, on behalf of the Secured Parties, to secure their respective Obligations;

NOW, THEREFORE, in consideration of the premises and to induce the Administrative Agent, the Lenders and the Issuing Bank to enter into the Credit Agreement and to induce the Lenders and the Issuing Bank to make their respective extensions of credit to the Borrower thereunder, each Grantor hereby agrees with the Administrative Agent, for the ratable benefit of the Secured Parties, as follows:

ARTICLE I DEFINITIONS
Section 1.1    Definitions.

(a)Each term defined above shall have the meaning set forth above for all purposes of this Agreement. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings assigned to such terms in the Credit Agreement, and the terms “Account Debtor”, “Account”, “Chattel Paper”, “Commercial Tort Claim”, “Deposit Account”, “Document”, “Electronic Chattel Paper”, “Equipment”, “Financial Asset”, “Fixtures”, “General Intangible”, “Goods”, “Instrument”, “Inventory”, “Investment Property”, “Letter-of-Credit Right”, “Payment Intangible”, “Proceeds”, “Securities Account”, “Security”, “Supporting Obligation”, and “Tangible Chattel Paper” shall have the meanings assigned to such terms in the UCC as in effect on the date hereof.

(b)	The following terms shall have the following meanings:

“Agreement” shall mean this Guaranty and Security Agreement, as amended, restated, supplemented or otherwise modified from time to time.

“Collateral” shall have the meaning set forth in Section 3.1.

“Copyright Licenses” shall mean any and all present and future agreements providing for the granting of any right in or to Copyrights (whether the applicable Grantor is licensee or licensor thereunder), including, without limitation, any thereof referred to in Schedule 8.

“Copyrights” shall mean, collectively, with respect to each Grantor, all copyrights, whether registered or unregistered, owned by or assigned to such Grantor and all registrations and applications for the foregoing (whether by statutory or common law, whether established or registered in the United States, any State thereof, or any other country or any political subdivision thereof and, in each case, whether owned by or licensed to such Grantor), and all goodwill associated therewith, now existing or hereafter adopted or acquired, together with any and all (i) rights and privileges arising under applicable law with respect to such Grantor’s use of any copyrights, (ii) reissues, continuations, extensions and renewals thereof and amendments thereto, (iii) income, fees, royalties, damages and payments now and hereafter due and/or payable thereunder and with respect thereto, including damages, claims and payments for past, present or future infringements thereof, (iv) rights corresponding thereto throughout the world and (v) rights to sue for past, present or future infringements thereof, including, without limitation, any thereof referred to in Schedule 8.

“Excluded Property” shall mean (a) any voting Capital Stock in excess of 65% of the issued and outstanding voting Capital Stock of any Foreign Subsidiary; (b) any General Intangible, permit, lease, license, contract or other Instrument of a Grantor to the extent the grant of a security interest in such General Intangible, permit, lease, license, contract or other Instrument in the manner contemplated by this Agreement, under the terms thereof or under applicable law, is prohibited and would result in the termination thereof or give the other parties thereto the right to terminate, accelerate or otherwise alter such Grantor’s rights, titles and interests thereunder (including upon the giving of notice or the lapse of time or both) or (c) any United States intent-to-use trademark applications to the extent that, and solely during the period in which the grant of a security interest therein would impair the validity or enforceability of or render void or result in the cancellation of, any registration issued as a result of such intent-to-use trademark applications under applicable law; provided that upon submission and acceptance by the United States Patent and Trademark Office of an amendment to allege pursuant to 15
U.S.C. Section 1060(a) (or any successor provision), such intent-to-use trademark application shall be considered Collateral; provided, further that (i) any such limitation described in the foregoing clause (b) on the security interests granted hereunder shall only apply to the extent that any such prohibition or right to terminate or accelerate or alter the Grantor’s rights could not be rendered ineffective pursuant to the UCC or any other applicable law (including Debtor Relief Laws) and (ii) in the event of the termination or elimination of any such prohibition or right or the requirement for any consent contained in any applicable law, General Intangible, permit, lease, license, contract or other Instrument, to the extent sufficient to permit any such item to become Collateral hereunder, or upon the granting of any such consent, or waiving or terminating any requirement for such consent, a security interest in such General Intangible, permit, lease, license, contract or other Instrument shall be automatically and simultaneously granted hereunder and shall be included as Collateral hereunder; provided, further that “Excluded Property” shall not include any proceeds, products, substitutions or replacements of Excluded Property (unless such proceeds, products, substitutions or replacements would otherwise constitute Excluded Property).

“Government Receivable” shall mean any Account that is payable by a Government Receivable Debtor pursuant to a Government Reimbursement Program.

“Government Receivable Debtor” shall mean any Governmental Authority that is responsible for payment of an Account under any Government Reimbursement Program.

“Government Receivable Deposit Account” shall mean a deposit account of any Grantor into which collections of Government Receivables are deposited.

“Government Reimbursement Program” shall mean (a) Medicare, (b) Medicaid, (c) the Federal Employees Health Benefit Program under 5 U.S.C. §§ 8902 et seq., (d) TRICARE, (e) CHAMPVA, (f) any state health plan adopted pursuant to Title XIX of the Social Security Act and (g) any other state or federal health care program.

“Guaranteed Obligations” shall have the meaning set forth in Section 2.1(a).

“Guarantors” shall mean, collectively, each Grantor other than the Borrower.

“Issuers” shall mean, collectively, each issuer of a Pledged Security.

“Monetary Obligation” shall mean a monetary obligation secured by Goods or owed under a lease of Goods and includes a monetary obligation with respect to software used in Goods.

“Note” shall mean an instrument that evidences a promise to pay a Monetary Obligation and any other instrument within the description of “promissory note” as defined in Article 9 of the UCC.

“Patent Licenses” shall mean any and all present and future agreements providing for the granting of any right in or to Patents (whether the applicable Grantor is licensee or licensor thereunder), including, without limitation, any thereof referred to in Schedule 6.

“Patents” shall mean, collectively, with respect to each Grantor, all letters patent issued or assigned to, and all patent applications and registrations made by, such Grantor (whether established or registered or recorded in the United States, any State thereof or any other country or any political subdivision thereof and, in each case, whether owned by or licensed to such Grantor), and all goodwill associated therewith, now existing or hereafter adopted or acquired, together with any and all (i) rights and privileges arising under applicable law with respect to such Grantor’s use of any patents, (ii) inventions and improvements described and claimed therein, (iii) reissues, divisions, continuations, renewals, extensions and continuations-in-part thereof and amendments thereto, and rights to obtain any of the foregoing, (iv) income, fees, royalties, damages, claims and payments now or hereafter due and/or payable thereunder and with respect thereto including damages and payments for past, present or future infringements thereof, (v) rights corresponding thereto throughout the world and (vi) rights to sue for past, present or future infringements thereof, including, without limitation, any thereof referred to in Schedule 6.

“Pledged Certificated Stock” shall mean all certificated securities of any Subsidiary of any Grantor and any other Capital Stock or Stock Equivalent of any Subsidiary of any Grantor, other than Excluded Property, evidenced by a certificate, instrument or other similar document, in each case now owned or at any time hereafter acquired by any Grantor, and any dividend or distribution of cash, instruments or other property made on, in respect of or in exchange for the foregoing from time to time, including in each case those interests set forth on Schedule 2.

“Pledged Securities” shall mean, collectively, all Pledged Certificated Stock and all Pledged Uncertificated Stock.

“Pledged Uncertificated Stock” shall mean any Capital Stock or Stock Equivalent of any Subsidiary of any Grantor, other than Pledged Certificated Stock and Excluded Property, in each case now owned or at any time hereafter acquired by any Grantor, including all right, title and interest of any

Grantor as a limited or general partner in any Subsidiary that is a partnership or as a member of any Subsidiary that is a limited liability company not constituting Pledged Certificated Stock, all right, title and interest of any Grantor in, to and under any organizational document of any Subsidiary that is a partnership or limited liability company to which it is a party, and any dividend or distribution of cash, instruments or other property made on, in respect of or in exchange for the foregoing from time to time, including in each case those interests set forth on Schedule 2.

“Qualified ECP Guarantor” shall mean, in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant Guarantor or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an "eligible contract participant" under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Secured Obligations” shall have the meaning set forth in Section 3.1.

“Secured Parties” shall mean the Administrative Agent, the Lenders, the Issuing Bank, the Lender-Related Hedge Providers and the Bank Product Providers.

“Securities Act” shall mean the Securities Act of 1933, as amended and in effect from time to time.

“Stock Equivalents” shall mean all securities convertible into or exchangeable for Capital Stock or any other Stock Equivalent and all warrants, options or other rights to purchase, subscribe for or otherwise acquire any Capital Stock or any other Stock Equivalent, whether or not presently convertible, exchangeable or exercisable.

“Trademark Licenses” shall mean any and all present and future agreements providing for the granting of any right in or to Trademarks (whether the applicable Grantor is licensee or licensor thereunder), including, without limitation, any thereof referred to in Schedule 7.

“Trademarks” shall mean, collectively, with respect to each Grantor, all trademarks, service marks, slogans, logos, certification marks, trade dress, uniform resource locations (URL’s), domain names, corporate names, trade names and other source or business identifiers, whether registered or unregistered, owned by or assigned to such Grantor and all registrations and applications for the foregoing (whether by statutory or common law, whether established or registered in the United States, any State thereof, or any other country or any political subdivision thereof and, in each case, whether owned by or licensed to such Grantor), and all goodwill associated therewith, now existing or hereafter adopted or acquired, together with any and all (i) rights and privileges arising under applicable law with respect to such Grantor’s use of any trademarks, (ii) reissues, continuations, extensions and renewals thereof and amendments thereto, (iii) income, fees, royalties, damages and payments now and hereafter due and/or payable thereunder and with respect thereto, including damages, claims and payments for past, present or future infringements thereof, (iv) rights corresponding thereto throughout the world and
(v)rights to sue for past, present or future infringements thereof, including, without limitation, any thereof referred to in Schedule 7.

“UCC” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York.

“Vehicles” shall mean all vehicles covered by a certificate of title law of any state and, in any event, shall include, without limitation, the vehicles listed on Schedule 9 and all tires and other appurtenances to any of the foregoing.

Section 1.2 Other Definitional Provisions; References. The definition of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any exhibit, schedule, agreement, instrument or other document herein shall be construed as referring to such exhibit, schedule, agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits, Schedules and Annexes shall, unless otherwise stated, be construed to refer to Articles and Sections of, and Exhibits, Schedules and Annexes to, this Agreement as from time to time amended, supplemented or otherwise modified and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. Where the context requires, terms relating to the Collateral or any part thereof, when used in relation to a Grantor, shall refer to such Grantor’s Collateral or the relevant part thereof.

ARTICLE II GUARANTEE
Section 2.1    Guarantee.

(a)    Each Guarantor unconditionally guarantees, jointly with the other Guarantors and severally, as a primary obligor and not merely as a surety, (i) the due and punctual payment of all Obligations of the Borrower and the other Loan Parties, including, without limitation, (A) the principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (B) each payment required to be made by the Borrower under the Credit Agreement in respect of any Letter of Credit, when and as due, including payments in respect of reimbursement or disbursements, interest thereon and obligations to provide cash collateral, and (C) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the Loan Parties to the Administrative Agent, the Lenders and the Issuing Bank under the Credit Agreement and the other Loan Documents; (ii) the due and punctual performance of all covenants, agreements, obligations and liabilities of the Loan Parties under or pursuant to the Credit Agreement and the other Loan Documents; (iii) the due and punctual payment of all Bank Product Obligations of any other Loan Party; and (iv) the due and punctual payment and performance of all Hedging Obligations owed by any other Loan Party to any Lender-Related Hedge Provider (all the monetary and other obligations referred to in the preceding clauses (i) through (iv) being collectively called the “Guaranteed Obligations”); provided, however, that in no event shall

“Guaranteed Obligations” of any Guarantor include any Excluded Swap Obligation of such Guarantor. Each Guarantor further agrees that the Guaranteed Obligations may be extended or renewed, in whole or in part, without notice to or further assent from such Guarantor, and that such Guarantor will remain bound upon its guarantee notwithstanding any extension or renewal of any Guaranteed Obligations.

(b)    Each Guarantor further agrees that its guarantee constitutes a guarantee of payment when due and not of collection, and waives any right to require that any resort be had by the Administrative Agent or any Secured Party to any of the security held for payment of the Guaranteed Obligations or to any balance of any deposit account or credit on the books of the Administrative Agent or any Secured Party in favor of the Borrower or any other Guarantor.

(c)    It is the intent of each Guarantor and the Administrative Agent that the maximum obligations of the Guarantors hereunder shall be, but not in excess of:

(i)    in a case or proceeding commenced by or against any Guarantor under the provisions of Title 11 of the United States Code, 11 U.S.C. §§101 et seq., as amended and in effect from time to time (the “Bankruptcy Code”), on or within one year from the date on which any of the Guaranteed Obligations are incurred, the maximum amount which would not otherwise cause the Guaranteed Obligations (or any other obligations of such Guarantor owed to the Administrative Agent or the Secured Parties) to be avoidable or unenforceable against such Guarantor under (i) Section 548 of the Bankruptcy Code or (ii) any state fraudulent transfer or fraudulent conveyance act or statute applied in any such case or proceeding by virtue of Section 544 of the Bankruptcy Code; or

(ii)    in a case or proceeding commenced by or against any Guarantor under the Bankruptcy Code subsequent to one year from the date on which any of the Guaranteed Obligations are incurred, the maximum amount which would not otherwise cause the Guaranteed Obligations (or any other obligations of such Guarantor to the Administrative Agent or the Secured Parties) to be avoidable or unenforceable against such Guarantor under any state fraudulent transfer or fraudulent conveyance act or statute applied in any such case or proceeding by virtue of Section 544 of the Bankruptcy Code; or

(iii)    in a case or proceeding commenced by or against any Guarantor under any law, statute or regulation other than the Bankruptcy Code (including, without limitation, any other bankruptcy, reorganization, arrangement, moratorium, readjustment of debt, dissolution, liquidation or similar debtor relief laws), the maximum amount which would not otherwise cause the Guaranteed Obligations (or any other obligations of such Guarantor to the Administrative Agent or the Secured Parties) to be avoidable or unenforceable against such Guarantor under such law, statute or regulation, including, without limitation, any state fraudulent transfer or fraudulent conveyance act or statute applied in any such case or proceeding.

The substantive laws under which the possible avoidance or unenforceability of the Guaranteed Obligations (or any other obligations of such Guarantor to the Administrative Agent or the Secured Parties) as may be determined in any case or proceeding shall hereinafter be referred to as the “Avoidance Provisions”. To the extent set forth in clauses (i), (ii) and (iii) of this subsection, but only to the extent that the Guaranteed Obligations would otherwise be subject to avoidance or found unenforceable under the Avoidance Provisions, if any Guarantor is not deemed to have received valuable consideration, fair value or reasonably equivalent value for the Guaranteed Obligations, or if the Guaranteed Obligations would render such Guarantor insolvent, or leave such Guarantor with an unreasonably small capital to conduct its business, or cause such Guarantor to have incurred debts (or to have intended to have incurred debts) beyond its ability to pay such debts as they mature, in each case as of the time any of the Guaranteed Obligations are deemed to have been incurred under the Avoidance

Provisions and after giving effect to the contribution by such Guarantor, the maximum Guaranteed Obligations for which such Guarantor shall be liable hereunder shall be reduced to that amount which, after giving effect thereto, would not cause the Guaranteed Obligations (or any other obligations of such Guarantor to the Administrative Agent or the Secured Parties), as so reduced, to be subject to avoidance or unenforceability under the Avoidance Provisions.

This subsection is intended solely to preserve the rights of the Administrative Agent and the Secured Parties hereunder to the maximum extent that would not cause the Guaranteed Obligations of such Guarantor to be subject to avoidance or unenforceability under the Avoidance Provisions, and neither the Grantors nor any other Person shall have any right or claim under this subsection as against the Administrative Agent or any Secured Party that would not otherwise be available to such Person under the Avoidance Provisions.

(d)    Each Guarantor agrees that if the maturity of any of the Guaranteed Obligations is accelerated by bankruptcy or otherwise, such maturity shall also be deemed accelerated for the purpose of this guarantee without demand or notice to such Guarantor. The guarantee contained in this Article shall remain in full force and effect until all Guaranteed Obligations are irrevocably satisfied in full and all Commitments have been irrevocably terminated, notwithstanding that, from time to time during the term of the Credit Agreement, no Obligations may be outstanding.

Section 2.2 Payments. Each Guarantor hereby agrees and guarantees that payments hereunder will be paid to the Administrative Agent without set-off or counterclaim in U.S. dollars at the office of the Administrative Agent specified pursuant to the Credit Agreement.

ARTICLE III

GRANT OF SECURITY INTEREST

Section 3.1 Grant of Security Interest. Each Grantor hereby pledges, assigns and transfers to the Administrative Agent, and grants to the Administrative Agent, for the ratable benefit of the Secured Parties, a security interest in, all of the following property now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest and whether now existing or hereafter coming into existence (collectively, the “Collateral”), as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations (collectively, the “Secured Obligations”) ; provided, however, that, notwithstanding the foregoing, in no event shall “Secured Obligations” include any Excluded Swap Obligations of any Guarantor:

(a)	all Accounts and Chattel Paper;

(b)	all Copyrights and Copyright Licenses;

(c)	all Commercial Tort Claims;

(d)	all contracts;

(e)	all Deposit Accounts;

(f)	all Documents;

(g)	all General Intangibles;

(h)	all Goods (including, without limitation, all Inventory, all Equipment and all
Fixtures);

(i)	all Instruments;

(j)	all Investment Property;

(k)	all Letter-of-Credit Rights;

(l)	all Notes and all intercompany obligations between the Loan Parties;

(m)	all Patents and Patent Licenses;

(n)	all Pledged Securities;

(o)	all Trademarks and Trademark Licenses;

(p)	all Vehicles;

(q)all books and records, Supporting Obligations and related letters of credit or other claims and causes of action, in each case to the extent pertaining to the Collateral; and

(r)to the extent not otherwise included, substitutions, replacements, accessions, products and other Proceeds (including, without limitation, insurance proceeds, licenses, royalties, income, payments, claims, damages and proceeds of suit) of any or all of the foregoing and all collateral security, guarantees and other Supporting Obligations given with respect to any of the foregoing;

provided that, notwithstanding the foregoing, no Lien or security interest is hereby granted on any Excluded Property, and, to the extent that any Collateral later becomes Excluded Property, the Lien granted hereunder will automatically be deemed to have been released; provided, further, that if and when any property shall cease to be Excluded Property, a Lien on and security interest in such property shall automatically be deemed granted therein.

Section 3.2 Transfer of Pledged Securities. All certificates and instruments representing or evidencing the Pledged Certificated Stock shall be delivered to and held pursuant hereto by the Administrative Agent or a Person designated by the Administrative Agent and, in the case of an instrument or certificate in registered form, shall be duly indorsed to the Administrative Agent or in blank by an effective endorsement (whether on the certificate or instrument or on a separate writing), and accompanied by any required transfer tax stamps to effect the pledge of the Pledged Securities to the Administrative Agent. Notwithstanding the preceding sentence, all Pledged Certificated Stock must be delivered or transferred in such manner, and each Grantor shall take all such further action as may be requested by the Administrative Agent, as to permit the Administrative Agent to be a “protected purchaser” to the extent of its security interest as provided in Section 8-303 of the UCC.

Section 3.3 Grantors Remain Liable under Accounts, Chattel Paper and Payment Intangibles. Anything herein to the contrary notwithstanding, each Grantor shall remain liable under each of the Accounts, Chattel Paper and Payment Intangibles to observe and perform all of the conditions and obligations to be observed and performed by it thereunder, all in accordance with the terms of any agreement giving rise to each such Account, Chattel Paper or Payment Intangible. Neither the Administrative Agent nor any other Secured Party shall have any obligation or liability under any Account, Chattel Paper or Payment Intangible (or any agreement giving rise thereto) by reason of or arising out of this Agreement or the receipt by the Administrative Agent or any such other Secured Party of any payment relating to such Account, Chattel Paper or Payment Intangible pursuant hereto, nor shall the Administrative Agent or any other Secured Party be obligated in any manner to perform any of the obligations of any Grantor under or pursuant to any Account, Chattel Paper or Payment Intangible (or any agreement giving rise thereto) to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by it or as to the sufficiency of any performance by any party under any Account, Chattel Paper or Payment Intangible (or any agreement giving rise thereto), to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.

ARTICLE IV ACKNOWLEDGMENTS, WAIVERS AND CONSENTS
Section 4.1    Acknowledgments, Waivers and Consents.

(a)Each Guarantor acknowledges and agrees that the obligations undertaken by it under this Agreement involve the guarantee of, and each Grantor acknowledges and agrees that the obligations undertaken by it under this Agreement involve the provision of collateral security for, obligations of Persons other than such Grantor and that such Grantor’s guarantee and provision of collateral security for the Secured Obligations are absolute, irrevocable and unconditional under any and all circumstances. In full recognition and furtherance of the foregoing, each Grantor understands and agrees, to the fullest extent permitted under applicable law and except as may otherwise be expressly and specifically provided in the Loan Documents, that each Grantor shall remain obligated hereunder (including, without limitation, with respect to each Guarantor the guarantee made by it herein and, with respect to each Grantor, the collateral security provided by such Grantor herein), and the enforceability and effectiveness of this Agreement and the liability of such Grantor, and the rights, remedies, powers and privileges of the Administrative Agent and the other Secured Parties under this Agreement and the other Loan Documents, shall not be affected, limited, reduced, discharged or terminated in any way:

(i)    notwithstanding that, without any reservation of rights against any Grantor and without notice to or further assent by any Grantor, (A) any demand for payment of any of the Secured Obligations made by the Administrative Agent or any other Secured Party may be rescinded by the Administrative Agent or such other Secured Party and any of the Secured Obligations continued; (B) the Secured Obligations, the liability of any other Person upon or for any part thereof or any collateral security or guarantee therefor or right of offset with respect thereto may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by, or any indulgence or forbearance in respect thereof granted by, the Administrative Agent or any other Secured Party;
(C)the Credit Agreement, the other Loan Documents and all other documents executed and delivered in connection therewith or in connection with Hedging Obligations and Bank Product Obligations included as Obligations may be amended, modified, supplemented or terminated, in whole or in part, as the Administrative Agent (or the Required Lenders, all Lenders, or the other parties thereto, as the case may be) may deem advisable from time to time; (D) the Borrower, any Guarantor or any other Person may from time to time accept or enter into new or additional agreements, security documents, guarantees or other instruments in addition to, in exchange for or relative to any Loan Document, all or any part of the Secured Obligations or any collateral now or in the future serving as security for the Secured Obligations; (E) any collateral security, guarantee or right of offset at any time held by the Administrative Agent or any other Secured Party for the payment of the Secured Obligations may be sold, exchanged, waived, surrendered or released;

and (F) any other event shall occur which constitutes a defense or release of sureties generally; and

(ii)    regardless of, and each Grantor hereby expressly waives to the fullest extent permitted by law any defense now or in the future arising by reason of, (A) the illegality, invalidity or unenforceability of the Credit Agreement, any other Loan Document, any of the Secured Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by the Administrative Agent or any other Secured Party; (B) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by any Grantor or any other Person against the Administrative Agent or any other Secured Party; (C) the insolvency, bankruptcy arrangement, reorganization, adjustment, composition, liquidation, disability, dissolution or lack of power of any Grantor or any other Person at any time liable for the payment of all or part of the Secured Obligations or the failure of the Administrative Agent or any other Secured Party to file or enforce a claim in bankruptcy or other proceeding with respect to any Person, or any sale, lease or transfer of any or all of the assets of any Grantor, or any changes in the shareholders of any Grantor; (D) the fact that any collateral or Lien contemplated or intended to be given, created or granted as security for the repayment of the Secured Obligations shall not be properly perfected or created, or shall prove to be unenforceable or subordinate to any other Lien, it being recognized and agreed by each of the Grantors that it is not entering into this Agreement in reliance on, or in contemplation of the benefits of, the validity, enforceability, collectability or value of any of the collateral for the Secured Obligations; (E) any failure of the Administrative Agent or any other Secured Party to marshal assets in favor of any Grantor or any other Person, to exhaust any collateral for all or any part of the Secured Obligations, to pursue or exhaust any right, remedy, power or privilege it may have against any Grantor or any other Person or to take any action whatsoever to mitigate or reduce any Grantor’s liability under this Agreement or any other Loan Document; (F) any law which provides that the obligation of a surety or guarantor must neither be larger in amount nor in other respects more burdensome than that of the principal or which reduces a surety’s or guarantor’s obligation in proportion to the principal obligation; (G) the possibility that the Secured Obligations may at any time and from time to time exceed the aggregate liability of such Grantor under this Agreement; or (H) any other circumstance or act whatsoever, including any action or omission of the type described in subsection (a)(i) of this Section (with or without notice to or knowledge of any Grantor), which constitutes, or might be construed to constitute, an equitable or legal discharge or defense of the Borrower for the Obligations, or of such Guarantor under the guarantee contained in Article II, or with respect to the collateral security provided by such Grantor herein, or which might be available to a surety or guarantor, in bankruptcy or in any other instance.

(b)Each Grantor hereby waives to the extent permitted by law (i) except as expressly provided otherwise in any Loan Document, all notices to such Grantor, or to any other Person, including, but not limited to, notices of the acceptance of this Agreement, the guarantee contained in Article II or the provision of collateral security provided herein, or the creation, renewal, extension, modification or accrual of any Secured Obligations, or notice of or proof of reliance by the Administrative Agent or any other Secured Party upon the guarantee contained in Article II or upon the collateral security provided herein, or of default in the payment or performance of any of the Secured Obligations owed to the Administrative Agent or any other Secured Party and enforcement of any right or remedy with respect thereto, or notice of any other matters relating thereto; the Secured Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guarantee contained in Article II and the collateral security provided herein and no notice of creation of the Secured Obligations or any extension of credit already or hereafter contracted by or extended to the Borrower need be given to any Grantor, and all dealings between the Borrower and any of the Grantors, on the one hand, and the Administrative Agent and the other Secured Parties, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon the guarantee contained in Article II and on the collateral security provided herein; (ii) diligence and demand of payment, presentment, protest, dishonor and notice of dishonor; (iii) any statute of limitations affecting any Grantor’s liability hereunder or the enforcement thereof; (iv) all rights of revocation with respect to the Secured Obligations, the guarantee contained in Article II and the provision of collateral security herein; and (v) all principles or provisions of law which conflict with the terms of this Agreement and which can, as a matter of law, be waived.

(c)When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against any Grantor, the Administrative Agent or any other Secured Party may, but shall be under no obligation to, join or make a similar demand on or otherwise pursue or exhaust such rights and remedies as it may have against the Borrower, any other Grantor or any other Person or against any collateral security or guarantee for the Secured Obligations or any right of offset with respect thereto, and any failure by the Administrative Agent or any other Secured Party to make any such demand, to pursue such other rights or remedies or to collect any payments from the Borrower, any other Grantor or any other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of the Borrower, any other Grantor or any other Person or any such collateral security, guarantee or right of offset, shall not relieve any Grantor of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Administrative Agent or any other Secured Party against any Grantor. For the purposes hereof, “demand” shall include the commencement and continuance of any legal proceedings. Neither the Administrative Agent nor any other Secured Party shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Secured Obligations or for the guarantee contained in Article II or any property subject thereto.

Section 4.2 No Subrogation, Contribution or Reimbursement. Until all Secured Obligations are irrevocably satisfied in full (other than contingent indemnification obligations for which a claim has not been made) and all commitments of each Secured Party under the Credit Agreement or any other Loan Document have been irrevocably terminated, notwithstanding any payment made by any Grantor hereunder or any set-off or application of funds of any Grantor by the Administrative Agent or any other Secured Party, no Grantor shall be entitled to be subrogated to any of the rights of the Administrative Agent or any other Secured Party against the Borrower or any other Grantor or any collateral security or guarantee or right of offset held by the Administrative Agent or any other Secured Party for the payment of the Secured Obligations, nor shall any Grantor seek or be entitled to seek any indemnity, exoneration, participation, contribution or reimbursement from the Borrower or any other Grantor in respect of payments made by such Grantor hereunder, and each Grantor hereby expressly waives, releases and agrees not to exercise any or all such rights of subrogation, reimbursement, indemnity and contribution. Each Grantor further agrees that to the extent that such waiver and release set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement, indemnity and contribution such Grantor may have against the Borrower or any other Grantor or against any collateral or security or guarantee or right of offset held by the Administrative Agent or any other Secured Party shall be junior and subordinate to any rights the Administrative Agent and the other Secured Parties may have against the Borrower and such Grantor and to all right, title and interest the Administrative Agent and the other Secured Parties may have in such collateral or security or guarantee or right of offset. The Administrative Agent, for the benefit of the Secured Parties, may use, sell or dispose of any item of collateral or security as it sees fit without regard to any subrogation rights any Grantor may have, and upon any disposition or sale, any rights of subrogation any Grantor may have shall terminate.

ARTICLE V REPRESENTATIONS AND WARRANTIES
To induce the Administrative Agent and the other Secured Parties to enter into the Credit
Agreement and the other Loan Documents, to induce the Lenders and the Issuing Bank to make their respective extensions of credit to the Borrower thereunder and to induce the Lender-Related Hedge Providers and the Bank Product Providers to enter into Hedging Obligations and Bank Product Obligations with the Grantors, each Grantor represents and warrants to the Administrative Agent and each other Secured Party as follows:

Section 5.1 Confirmation of Representations in Credit Agreement. Each Grantor represents and warrants to the Secured Parties that the representations and warranties set forth in Article IV of the Credit Agreement as they relate to such Grantor (in its capacity as a Loan Party or a Subsidiary of the Borrower, as the case may be) or to the Loan Documents to which such Grantor is a party are true and correct in all material respects (without duplication of any materiality qualifier therein); provided that each reference in each such representation and warranty to the Borrower’s knowledge shall, for the purposes of this Section, be deemed to be a reference to such Guarantor’s knowledge.

Section 5.2 Benefit to the Guarantors. Each Guarantor is a Subsidiary of the Borrower, and the guaranty and surety obligations of each Guarantor pursuant to this Agreement reasonably may be expected to benefit, directly or indirectly, such Guarantor; and each Guarantor has determined that this Agreement is necessary and convenient to the conduct, promotion and attainment of the business of such Guarantor and the Borrower.

Section 5.3 Pledged Securities; Promissory Notes. As of the Closing Date, Schedule 2 correctly sets forth (a) all duly authorized, issued and outstanding Capital Stock of each Guarantor and each other Person that is beneficially owned by each Grantor and (b) all promissory notes held by each Grantor and all intercompany notes between the Grantors.

Section 5.4 First Priority Liens. As of the Closing Date, the Liens and security interests granted pursuant to this Agreement (a) upon completion of the UCC financing statement filing set forth on Schedule 3 will constitute valid perfected Liens on, and security interests in, all of the Collateral in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, to the extent such Liens may be perfected by filing a UCC financing statement, as collateral security for such Grantor’s obligations, enforceable in accordance with the terms hereof against all creditors of such Grantor and any Persons purporting to purchase any Collateral from such Grantor and (b) are prior to all other Liens on the Collateral in existence on the Closing Date, except for Liens expressly permitted under Section 7.2 of the Credit Agreement that have priority over the Liens on the Collateral by operation of law.

Section 5.5 Legal Name, Organizational Status, Chief Executive Office. On the Closing Date, the correct legal name of such Grantor, such Grantor’s jurisdiction of organization, organizational identification number, federal (and, if applicable, state) taxpayer identification number and the location of such Grantor’s chief executive office or sole place of business are specified on Schedule 4.

Section 5.6    Prior Names, Prior Chief Executive Offices. Schedule 5 correctly sets forth
(a)all names and trade names that such Grantor has used in the last five years and (b) the chief executive office of such Grantor over the last five years (if different from that which is set forth in Section 5.5).

Section 5.7    Goods. Except as disclosed to the Administrative Agent in writing from time to time, no portion of the Collateral constituting Goods with an aggregate value of $250,000 or more is at any time in the possession of a bailee that has issued a negotiable or non-negotiable document covering such Collateral.

Section 5.8 Chattel Paper. No Collateral constituting Chattel Paper or Instruments contains any statement therein to the effect that such Collateral has been assigned by any Grantor to an identified party other than the Administrative Agent, and the grant of a security interest in such Collateral in favor of the Administrative Agent hereunder does not violate the rights of any other Person as a secured party.

Section 5.9 Truth of Information. All information with respect to the Collateral set forth in any schedule, certificate or other writing at any time heretofore or hereafter furnished by such Grantor to the Administrative Agent or any other Secured Party, and all other written information heretofore or hereafter furnished by such Grantor to the Administrative Agent or any other Secured Party, is and will be true and correct in all material respects as of the date furnished.

Section 5.10 Accounts. The amount represented by such Grantor to the Administrative Agent and the other Secured Parties from time to time as owing by each Account Debtor or by all Account Debtors in respect of the Accounts, Chattel Paper and Payment Intangibles will at such time accurately reflect in all material respects the amount actually owing by such Account Debtor or Account Debtors thereunder. As of the Closing Date, the place where each Grantor keeps its records concerning the Accounts, Chattel Paper and Payment Intangibles comprising a portion of the Collateral is 3830 Park Ave, Edison, NJ 08820.

Section 5.11 [Reserved.]Copyrights, Patents and Trademarks. Schedule 6 correctly sets forth all Patents and Patent Licenses owned by such Grantor in its own name as of the Closing Date. Schedule 7 correctly sets forth all Trademarks and Trademark Licenses owned by such Grantor in its own name as of the Closing Date. Schedule 8 correctly sets forth all Copyrights and Copyright Licenses owned by such Grantor in its own name as of the Closing Date. To the best of each such Grantor’s knowledge, as of the Closing Date, each Patent and Trademark is valid, subsisting, unexpired and enforceable and has not been abandoned. Except as set forth in any such Schedule, as of the Closing Date, none of such Patents, Trademarks and Copyrights is the subject of any licensing or franchise agreement. As of the Closing Date, no holding, decision or judgment has been rendered by any Governmental Authority which would limit, cancel or question the validity of any Patent, Trademark or Copyright. As of the Closing Date, no action or proceeding is pending (i) seeking to limit, cancel or question the validity of any Patent, Trademark or Copyright, or (ii) which would have a material adverse effect on the value of any Patent, Trademark or Copyright.

Section 5.13 Vehicles. All Vehicles owned by such Grantor as of the Closing Date that are not encumbered by Liens expressly permitted under Section 7.2 of the Credit Agreement are set forth on Schedule 9.

Section 5.14    Commercial Tort Claims. Schedule 10 correctly sets forth all Commercial Tort Claims of such Grantor in existence as of the Closing Date.

Section 5.15    Letter-of-Credit Rights. Schedule 11 correctly sets forth all letters of credit under which such Grantor is named as the beneficiary in existence as of the Closing Date.

ARTICLE VI COVENANTS
Each Grantor covenants and agrees with the Administrative Agent and the other Secured
Parties that, from and after the date of this Agreement until the Secured Obligations (other than contingent indemnification obligations for which a claim has not been made) shall have been paid in full, no Letter of Credit shall be outstanding and all Commitments shall have been terminated:

Section 6.1 Covenants in Credit Agreement. In the case of each Guarantor, such Guarantor shall take, or shall refrain from taking, as the case may be, each action that is necessary to be taken or not taken, as the case may be, so that no Default or Event of Default is caused by the failure to take such action or to refrain from taking such action by such Guarantor or any of its Subsidiaries.

Section 6.2    Maintenance of Perfected Security Interest; Further Documentation.

(a)    Such Grantor shall maintain the security interest created by this Agreement as a perfected security interest having at least the priority described in Section 5.4 and shall defend such security interest against the claims and demands of all Persons whomsoever, except with respect to Liens expressly permitted under Section 7.2 of the Credit Agreement.

(b)    Subject to the provisions of Section 10.20, at any time and from time to time, upon the request of the Administrative Agent or any other Secured Party, and at the sole expense of such Grantor, such Grantor will promptly and duly give, execute, deliver, indorse, file or record any and all financing statements, continuation statements, amendments, notices (including, without limitation, notifications to financial institutions and any other Person), contracts, agreements, assignments, certificates, stock powers or other instruments, obtain any and all governmental approvals and consents and take or cause to be taken any and all steps or acts that the Administrative Agent may reasonably request to create, perfect, establish the priority of, or to preserve the validity, perfection or priority of, the Liens granted by this Agreement or to enable the Administrative Agent or any other Secured Party to enforce its rights, remedies, powers and privileges under this Agreement with respect to such Liens or to otherwise obtain or preserve the full benefits of this Agreement and the rights, powers and privileges herein granted.

(c)    Subject to the provisions of Section 10.20 and the terms of the Credit Agreement, without limiting the obligations of the Grantors under subsection (b) of this Section, (i) upon the request of the Administrative Agent or any other Secured Party, such Grantor shall take or cause to be taken all actions (other than any actions required to be taken by the Administrative Agent) reasonably requested by the Administrative Agent to cause the Administrative Agent to (A) have “control” (within the meaning of Sections 9-104, 9-105, 9-106, and 9-107 of the UCC) over any Collateral constituting Deposit Accounts, Electronic Chattel Paper, Investment Property (including the Pledged Securities), or Letter-of-Credit Rights, including, without limitation, executing and delivering any agreements, in form and substance reasonably satisfactory to the Administrative Agent, with securities intermediaries, issuers or other Persons in order to establish “control”, and each Grantor shall promptly notify the Administrative Agent and the other Secured Parties of such Grantor’s acquisition of any such Collateral, and (B) be a “protected purchaser” (as defined in Section 8-303 of the UCC); and (ii) with respect to any Collateral constituting Goods in an amount in excess of $250,000 that are in the possession of a bailee, such Grantor shall provide prompt notice to the Administrative Agent and the other Secured Parties of any such Collateral then in the possession of such bailee, and such Grantor shall take or cause to be taken all actions (other than any actions required to be taken by the Administrative Agent or any other Secured Party) necessary or requested by the Administrative Agent to cause the Administrative Agent to have a perfected security interest in such Collateral under applicable law.

(d)    This Section and the obligations imposed on each Grantor by this Section shall be interpreted as broadly as possible in favor of the Administrative Agent and the other Secured Parties in order to effectuate the purpose and intent of this Agreement.

Section 6.3 Maintenance of Records. Such Grantor will keep and maintain at its own cost and expense satisfactory and complete records of the Collateral, including, without limitation, a record of all payments received and all credits granted with respect to the Accounts comprising any part of the Collateral. For the Administrative Agent’s and the other Secured Parties’ further security, the Administrative Agent, for the ratable benefit of the Secured Parties, shall have a security interest in all of such Grantor’s books and records pertaining to the Collateral.

Section 6.4 Right of Inspection. Upon request (with reasonable prior notice, unless an Event of Default has occurred and is continuing), the Administrative Agent and the other Secured Parties and their respective representatives shall at all reasonable times have full and free access during normal business hours to all the books, correspondence and records of such Grantor, and the Administrative Agent and the other Secured Parties and their respective representatives may examine the same, take extracts therefrom and make photocopies thereof and shall upon request (with reasonable prior notice, unless an Event of Default has occurred and is continuing) at all reasonable times during normal business hours also have the right to enter into and upon any premises where any of the Collateral (including, without limitation, Inventory or Equipment) is located for the purpose of inspecting the same, observing its use or otherwise protecting its interests therein, and such Grantor agrees to render to the Administrative Agent and the other Secured Parties and their respective representatives, at such Grantor’s sole cost and expense, such clerical and other assistance as may be reasonably requested with regard to any of the foregoing. The Administrative Agent and the other Secured Parties shall be bound by the provisions of Section 10.11 of the Credit Agreement with respect to information obtained pursuant to this Section.

Section 6.5 Further Identification of Collateral. Such Grantor will furnish to the Administrative Agent and the other Secured Parties from time to time, at such Grantor’s sole cost and expense, statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as the Administrative Agent may reasonably request, all in reasonable detail.

Section 6.6 Changes in Names, Locations. Such Grantor recognizes that financing statements pertaining to the Collateral have been or may be filed where such Grantor is organized. Without limitation of any other covenant herein, such Grantor will not cause or permit (i) any change to be made in its legal name, identity or corporate, limited liability company, or limited partnership structure or (ii) any change to (A) the identity of any warehouseman, common carrier, other third party transporter, bailee or any agent or processor in possession or control of any Collateral in an amount in excess of
$250,000, (B) such Grantor’s jurisdiction of organization or (C) such Grantor’s headquarters location, in each case, unless such Grantor shall have first (1) notified the Administrative Agent of such change at least 30 days prior to the date of such change (or such shorter time as the Administrative Agent may approve in its sole discretion), and (2) taken all action reasonably requested by the Administrative Agent or any other Secured Party for the purpose of maintaining the perfection and priority of the Administrative Agent’s security interests under this Agreement, and unless such Grantor shall otherwise be in compliance with Section 7.3 of the Credit Agreement. In any notice furnished pursuant to this Section, such Grantor will expressly state in a conspicuous manner that the notice is required by this

Agreement and contains facts that may require additional filings of financing statements or other notices for the purposes of continuing perfection of the Administrative Agent’s security interest in the Collateral.

Section 6.7 Compliance with Contractual Obligations. Such Grantor will perform and comply in all material respects with all of its contractual obligations relating to the Collateral.

Section 6.8 Limitations on Dispositions of Collateral. The Administrative Agent and the other Secured Parties do not authorize the Grantors to, and each Grantor agrees not to, sell, transfer, lease or otherwise dispose of any of the Collateral, or attempt, offer or contract to do so, except to the extent expressly permitted by the Credit Agreement.

Section 6.9    Pledged Securities.

(a)If such Grantor shall become entitled to receive or shall receive any stock certificate or other instrument (including, without limitation, any certificate or instrument representing a dividend or a distribution in connection with any reclassification, increase or reduction of capital or any certificate or instrument issued in connection with any reorganization), option or rights in respect of the Capital Stock or other equity interests of any nature of any Issuer, whether in addition to, in substitution of, as a conversion of, or in exchange for, any shares (or such other interests) of the Pledged Securities, or otherwise in respect thereof, except as otherwise provided herein or in the Credit Agreement, such Grantor shall accept the same as the agent of the Administrative Agent and the other Secured Parties, hold the same in trust for the Administrative Agent and the other Secured Parties and deliver the same forthwith to the Administrative Agent in the exact form received, duly indorsed by such Grantor to the Administrative Agent, if required, together with an undated stock power or other equivalent instrument of transfer acceptable to the Administrative Agent covering such certificate or instrument duly executed in blank by such Grantor and with, if the Administrative Agent so requests, signature guaranteed, to be held by the Administrative Agent, subject to the terms hereof, as additional collateral security for the Secured Obligations.

(b)Without the prior written consent of the Administrative Agent, such Grantor will not (i) unless such Capital Stock or other equity interests is Collateral hereunder or unless otherwise permitted hereby, vote to enable, or take any other action to permit, any Issuer to issue any Capital Stock or other equity interests of any nature or to issue any other securities or interests convertible into or granting the right to purchase or exchange for any Capital Stock or other equity interests of any nature of any Issuer, (ii) sell, assign, transfer, exchange or otherwise dispose of, or grant any option with respect to, the Pledged Securities or Proceeds thereof (except pursuant to a transaction expressly permitted by the Credit Agreement), (iii) create, incur or permit to exist any Lien (except for Liens expressly permitted under Section 7.2 of the Credit Agreement) or option in favor of, or any claim of any Person with respect to, any of the Pledged Securities or Proceeds thereof, or any interest therein, except for the security interests created by this Agreement or (iv) enter into any agreement or undertaking restricting the right or ability of such Grantor or the Administrative Agent to sell, assign or transfer any of the Pledged Securities or Proceeds thereof.

(c)In the case of each Grantor which is an Issuer, and each other Issuer that executes the Acknowledgment and Consent in the form of Annex III (which the applicable Grantor shall use its commercially reasonable efforts to obtain from each such other Issuer), such Issuer agrees that (i) it will be bound by the terms of this Agreement relating to the Pledged Securities issued by it and will comply with such terms insofar as such terms are applicable to it, (ii) it will notify the Administrative Agent promptly in writing of the occurrence of any of the events described in subsection (a) of this Section with respect to the Pledged Securities issued by it and (iii) the terms of Section 7.1(c) and Section 7.5 shall apply to it, mutatis mutandis, with respect to all actions that may be required of it pursuant to Section 7.1(c) and Section 7.5 with respect to the Pledged Securities issued by it.

(d)Such Grantor shall furnish to the Administrative Agent such powers and other equivalent instruments of transfer as may be required by the Administrative Agent to assure the transferability of and the perfection of the security interest in the Pledged Securities when and as often as may be reasonably requested by the Administrative Agent.

(e)The Pledged Securities will constitute not less than 100% of the Capital Stock or other equity interests of the Issuer thereof owned by any Grantor, except Pledged Securities of any Foreign Subsidiary shall be limited to not more than 65% of the voting Capital Stock and 100% of the non-voting Capital Stock of such Foreign Subsidiary.

(f)Such Grantor shall not, without executing and delivering, or causing to be executed and delivered, to the Administrative Agent such agreements, documents and instruments as the Administrative Agent may reasonably require, issue or acquire any Pledged Security that consists of an interest in a partnership or a limited liability company which (i) is dealt in or traded on a securities exchange or in a securities market, (ii) by its terms expressly provides that it is a Security governed by Article 8 of the UCC, (iii) is held in a Securities Account or (iv) constitutes a Security or a Financial Asset.

Section 6.10 Limitations on Modifications, Waivers, Extensions of Agreements Giving Rise to Accounts. Such Grantor will not (i) amend, modify, terminate or waive any provision of any Chattel Paper, Instrument or any agreement giving rise to an Account or Payment Intangible comprising a portion of the Collateral, or (ii) fail to exercise promptly and diligently each and every right which it may have under any Chattel Paper, Instrument and each agreement giving rise to an Account or Payment Intangible comprising a portion of the Collateral (other than any right of termination), in each case except where such action or failure to act, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

Section 6.11 Analysis of Accounts. The Administrative Agent shall have the right at any time and from time to time upon reasonable prior notice to make test verifications of the Accounts, Chattel Paper and Payment Intangibles comprising a portion of the Collateral in any manner and through any medium that it reasonably considers advisable, and each Grantor, at such Grantor’s sole cost and expense, shall furnish all such assistance and information as the Administrative Agent may reasonably require in connection therewith. At any time and from time to time, upon the Administrative Agent’s reasonable request and at the expense of each Grantor, such Grantor shall furnish to the Administrative Agent reports showing reconciliations, aging and test verifications of, and trial balances for, the Accounts, Chattel Paper and Payment Intangibles comprising a portion of the Collateral, and all original and other documents evidencing, and relating to, the agreements and transactions which gave rise to the Accounts, Chattel Paper and Payment Intangibles comprising a portion of the Collateral, including, without limitation, all original orders, invoices and shipping receipts.

Section 6.12 Instruments and Tangible Chattel Paper. If any amount payable under or in connection with any of the Collateral shall be or become evidenced by an Instrument or Tangible Chattel Paper and the value of such Instrument or Tangible Chattel Paper is $250,000 or more, each such Instrument or Tangible Chattel Paper, shall be delivered to the Administrative Agent as soon as practicable, duly endorsed in a manner satisfactory to the Administrative Agent to be held as Collateral pursuant to this Agreement.

Section 6.13    Copyrights, Patents and Trademarks.

(a)Such Grantor (either itself or through licensees) will, with respect to each Trademark material to the conduct of its business, (i) maintain as in the past the quality of services offered under such material Trademark, (ii) maintain such material Trademark in full force and effect, free from any claim of abandonment for non-use, (iii) employ such material Trademark with the appropriate notice of registration, (iv) not adopt or use any mark which is confusingly similar or a colorable imitation of such material Trademark unless the Administrative Agent, for the ratable benefit of the Secured Parties, shall obtain a perfected security interest in such mark pursuant to this Agreement, and
(v) not (and not permit any licensee or sublicensee thereof to) do any act, or knowingly omit to do any act, whereby any such material Trademark may become invalidated.

(b)Such Grantor will not, with respect to any Patent material to the conduct of its business, do any act, or knowingly omit to do any act, whereby any such material Patent may become abandoned or dedicated.

(c)Such Grantor will not, with respect to any Copyright material to the conduct of its business, do any act, or knowingly omit to do any act, whereby any such material Copyright may become abandoned or dedicated.

(d)Such Grantor will notify the Administrative Agent and the other Secured Parties immediately if it knows, or has reason to know, that any application or registration relating to any material Copyright, Patent or Trademark may become abandoned or dedicated, or of any material adverse determination or development (including, without limitation, the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office, the United States Copyright Office or any court or tribunal in any country) regarding such Grantor’s ownership of any material Copyright, Patent or Trademark or its right to register the same or to keep and maintain the same.

(e)Whenever a Grantor, either by itself or through any agent, employee, licensee or designee, shall file an application for the registration of any Copyright, Patent or Trademark with the United States Copyright Office, the United States Patent and Trademark Office or any similar office or agency in any other country or any political subdivision thereof, such Grantor shall report such filing to the Administrative Agent and the other Secured Parties within five (5) Business Days after the last day of the fiscal quarter in which such filing occurs. Upon request of the Administrative Agent, such Grantor shall execute and deliver an Intellectual Property Security Agreement substantially in the form of Annex II, and any and all other agreements, instruments, documents, and papers as the Administrative Agent may request to evidence the Administrative Agent’s and the other Secured Parties’ security interest in any Copyright, Patent or Trademark and the goodwill and General Intangibles of such Grantor relating thereto or represented thereby, and such Grantor hereby constitutes the Administrative Agent its attorney- in-fact to execute and file all such writings for the foregoing purposes, all acts of such attorney being hereby ratified and confirmed; such power being coupled with an interest is irrevocable until the Secured Obligations (other than contingent indemnification obligations for which a claim has not been made) are paid in full and the Commitments are terminated.

(f)Such Grantor will take all reasonable and necessary steps, including, without limitation, in any proceeding before the United States Copyright Office, the United States Patent and Trademark Office, or any similar office or agency in any other country or any political subdivision thereof, to maintain and pursue each application (and to obtain the relevant registration) and to maintain each registration of the Copyrights, Patents and Trademarks material to the conduct of its business, including, without limitation, filing of applications for renewal, affidavits of use and affidavits of incontestability.

(g)In the event that any Copyright, Patent or Trademark material to any Grantor's business and which is included in the Collateral is infringed, misappropriated or diluted by a third party, such Grantor shall promptly notify the Administrative Agent and the other Secured Parties after it learns thereof and shall promptly sue for infringement, misappropriation or dilution, to seek injunctive relief where appropriate and to recover any and all damages for such infringement, misappropriation or dilution, or take such other actions as such Grantor shall reasonably deem appropriate under the circumstances to protect such Copyright, Patent or Trademark.

Section 6.14 Vehicles. At any time an Event of Default has occurred and is continuing, such Grantor shall take all actions requested by the Administrative Agent to perfect the Administrative Agent’s security interest in all Vehicles that are not encumbered by Liens expressly permitted under Section 7.2 of the Credit Agreement.

Section 6.15 Commercial Tort Claims. If such Grantor shall at any time hold or acquire a Commercial Tort Claim that satisfies the requirements of the following sentence, such Grantor shall, within 30 days after such Commercial Tort Claim satisfies such requirements, notify the Administrative Agent and the other Secured Parties in a writing signed by such Grantor containing a brief description thereof, and granting to the Administrative Agent in such writing (for the benefit of the Secured Parties) a security interest therein and in the Proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to the Administrative Agent. The provisions of the preceding sentence shall apply only to a Commercial Tort Claim that satisfies the following requirements: (i) the monetary value claimed by or payable to the relevant Grantor in connection with such Commercial Tort Claim shall exceed $250,000, and (ii) either (A) such Grantor shall have filed a law suit or counterclaim or otherwise commenced legal proceedings (including, without limitation, arbitration proceedings) against the Person against whom such Commercial Tort Claim is made, or
(B)such Grantor and the Person against whom such Commercial Tort Claim is asserted shall have entered into a settlement agreement with respect to such Commercial Tort Claim. In addition, to the extent that the existence of any Commercial Tort Claim held or acquired by any Grantor is disclosed by such Grantor in any public filing with the Securities Exchange Commission or any successor thereto or analogous Governmental Authority, or to the extent that the existence of any such Commercial Tort Claim is disclosed in any press release issued by any Grantor, then, upon the request of the Administrative Agent, the relevant Grantor shall, within 30 days after such request is made, transmit to the Administrative Agent and the other Secured Parties a writing signed by such Grantor containing a brief description of such Commercial Tort Claim and granting to the Administrative Agent in such writing (for the benefit of the Secured Parties) a security interest therein and in the Proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to the Administrative Agent.

ARTICLE VII REMEDIAL PROVISIONS
Section 7.1    Pledged Securities.

(a)    Unless an Event of Default shall have occurred and be continuing and the Administrative Agent shall have given notice to the relevant Grantor of the Administrative Agent’s intent to exercise its corresponding rights pursuant to subsection (b) of this Section, each Grantor shall be permitted to receive all cash dividends paid in respect of the Pledged Securities paid in the normal course of business of the relevant Issuer, to the extent permitted in the Credit Agreement, and to exercise all voting and corporate rights with respect to the Pledged Securities.

(b)    If an Event of Default shall occur and be continuing, then at any time in the Administrative Agent’s discretion, without notice, (i) the Administrative Agent shall have the right to receive any and all cash dividends, payments or other Proceeds paid in respect of the Pledged Securities and make application thereof to the Obligations in accordance with Section 8.2 of the Credit Agreement, and (ii) any or all of the Pledged Securities shall be registered in the name of the Administrative Agent or its nominee, and the Administrative Agent or its nominee may thereafter exercise (x) all voting, corporate and other rights pertaining to such Pledged Securities at any meeting of shareholders (or other equivalent body) of the relevant Issuer or Issuers or otherwise and (y) any and all rights of conversion, exchange and subscription and any other rights, privileges or options pertaining to such Pledged Securities as if it were the absolute owner thereof (including, without limitation, the right to exchange at its discretion any and all of the Pledged Securities upon the merger, consolidation, reorganization, recapitalization or other fundamental change in the organizational structure of any Issuer, or upon the exercise by any Grantor or the Administrative Agent of any right, privilege or option pertaining to such Pledged Securities, and in connection therewith, the right to deposit and deliver any and all of the Pledged Securities with any committee, depositary, transfer agent, registrar or other designated agency upon such terms and conditions as the Administrative Agent may determine), all without liability except to account for property actually received by it, but the Administrative Agent shall have no duty to any Grantor to exercise any such right, privilege or option and shall not be responsible for any failure to do so or delay in so doing.

(c)    Each Grantor hereby authorizes and instructs each Issuer of any Pledged Securities pledged by such Grantor hereunder (and each Issuer party hereto hereby agrees) to (i) comply with any instruction received by it from the Administrative Agent in writing (x) after an Event of Default has occurred and is continuing and (y) that is otherwise in accordance with the terms of this Agreement, without any other or further instructions from such Grantor, and each Grantor agrees that each Issuer shall be fully protected in so complying, and (ii) unless otherwise expressly permitted hereby, pay any dividends or other payments with respect to the Pledged Securities directly to the Administrative Agent.

(d)    After the occurrence and during the continuation of an Event of Default, if the Issuer of any Pledged Securities is the subject of bankruptcy, insolvency, receivership, custodianship or other proceedings under the supervision of any Governmental Authority, then all rights of the Grantor in respect thereof to exercise the voting and other consensual rights which such Grantor would otherwise be entitled to exercise with respect to the Pledged Securities issued by such Issuer shall cease, and all such rights shall thereupon become vested in the Administrative Agent who shall thereupon have the sole right to exercise such voting and other consensual rights, but the Administrative Agent shall have no duty to exercise any such voting or other consensual rights and shall not be responsible for any failure to do so or delay in so doing.

Section 7.2 Collections on Accounts. Each Grantor shall have full power and authority to collect upon its Accounts, Instruments, Chattel Paper and Payment Intangibles comprising a portion of the Collateral; provided, however, the Administrative Agent may curtail or terminate said authority at any time after the occurrence and during the continuance of an Event of Default. Upon the request of the Administrative Agent at any time after the occurrence and during the continuance of an Event of Default, each Grantor shall notify the applicable Account Debtors (other than any Government Receivable Debtor) that the applicable Accounts (other than Government Receivables), Chattel Paper and Payment Intangibles comprising a portion of the Collateral have been assigned to the Administrative Agent for the ratable benefit of the Secured Parties and that payments in respect thereof shall be made directly to the Administrative Agent. At any time an Event of Default has occurred and is continuing, the Administrative Agent may in its own name or in the name of others communicate with the applicable Account Debtors (other than, to the extent prohibited by applicable law, any Government Receivable Debtor) to verify with them to its satisfaction the existence, amount and terms of any applicable Accounts

(other than Government Receivables to the extent prohibited by applicable law), Chattel Paper or Payment Intangibles comprising a portion of the Collateral.

Section 7.3 Proceeds. If required by the Administrative Agent at any time after the occurrence and during the continuance of an Event of Default, any payments of Accounts, Instruments, Chattel Paper and Payment Intangibles comprising a portion of the Collateral, when collected or received by each Grantor, and any other cash or non-cash Proceeds received by each Grantor upon the sale or other disposition of any Collateral, shall be forthwith (and, in any event, within two (2) Business Days) deposited by such Grantor in the exact form received, duly indorsed by such Grantor to the Administrative Agent in a special collateral account maintained by the Administrative Agent subject to withdrawal by the Administrative Agent for the ratable benefit of the Secured Parties only, as hereinafter provided, and, until so turned over, shall be held by such Grantor in trust for the Administrative Agent for the ratable benefit of the Secured Parties segregated from other funds of any such Grantor. Each deposit of any such Proceeds shall be accompanied by a report identifying in detail the nature and source of the payments included in the deposit. All Proceeds of the Collateral (including, without limitation, Proceeds constituting collections of Accounts, Chattel Paper, Instruments or Payment Intangibles comprising a portion of the Collateral) while held by the Administrative Agent (or by any Grantor in trust for the Administrative Agent for the ratable benefit of the Secured Parties) shall continue to be collateral security for all of the Secured Obligations and shall not constitute payment thereof until applied as hereinafter provided. At such intervals as may be agreed upon by each Grantor and the Administrative Agent, or, if an Event of Default shall have occurred and be continuing, at any time at the Administrative Agent’s election, the Administrative Agent shall apply all or any part of the funds or Proceeds on deposit in said special collateral account on account of the Secured Obligations in the order set forth in Section 8.2 of the Credit Agreement, and any part of such funds or Proceeds which the Administrative Agent elects not so to apply and deems not required as collateral security for the Secured Obligations shall be paid over from time to time by the Administrative Agent to each Grantor or to whomsoever may be lawfully entitled to receive the same.

Section 7.4    UCC and Other Remedies.

(a)If an Event of Default shall occur and be continuing, the Administrative Agent, on behalf of the Secured Parties, may exercise in its discretion, in addition to all other rights, remedies, powers and privileges granted to them in this Agreement, the other Loan Documents, and in any other instrument or agreement securing, evidencing or relating to the Secured Obligations, all rights, remedies, powers and privileges of a secured party under the UCC (regardless of whether the UCC is in effect in the jurisdiction where such rights, remedies, powers or privileges are asserted) or any other applicable law or otherwise available at law or equity. Without limiting the generality of the foregoing, at any time an Event of Default has occurred and is continuing, the Administrative Agent, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon any Grantor or any other Person (all and each of which demands, presentments, protests, advertisements and notices are hereby waived), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell, lease, assign, give option or options to purchase, or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of the Administrative Agent or any other Secured Party or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. The Administrative Agent or any other Secured Party shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in any Grantor, which right or equity is hereby waived and released. If an Event of Default shall occur and be continuing, each Grantor further agrees, at the Administrative Agent’s request, to assemble the Collateral and make it available to the Administrative Agent at places which the Administrative Agent shall reasonably select, whether at such Grantor’s premises or elsewhere. Any such sale or transfer by the Administrative Agent either to itself or to any other Person shall be absolutely free from any claim of right by any Grantor, including any equity or right of redemption, stay or appraisal which such Grantor has or may have under any rule of law, regulation or statute now existing or hereafter adopted. Upon any such sale or transfer, the Administrative Agent shall have the right to deliver, assign and transfer to the purchaser or transferee thereof the Collateral so sold or transferred. The Administrative Agent shall apply the net proceeds of any action taken by it pursuant to this Section, after deducting all reasonable costs and expenses of every kind incurred in connection therewith or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of the Administrative Agent and the other Secured Parties hereunder, including, without limitation, reasonable attorneys’ fees and disbursements, to the payment in whole or in part of the Obligations, in accordance with Section 8.2 of the Credit Agreement, and only after such application and after the payment by the Administrative Agent of any other amount required by any provision of law, including, without limitation, Section 9-615 of the UCC, need the Administrative Agent account for the surplus, if any, to any Grantor. To the extent permitted by applicable law, each Grantor waives all claims, damages and demands it may acquire against the Administrative Agent or any other Secured Party arising out of the exercise by them of any rights hereunder. If any notice of a proposed sale or other disposition of Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least 10 days before such sale or other disposition.

(b)In the event that the Administrative Agent elects not to sell the Collateral, the Administrative Agent retains its rights to dispose of or utilize the Collateral or any part or parts thereof in any manner authorized or permitted by law or in equity and to apply the proceeds of the same towards payment of the Secured Obligations. Each and every method of disposition of the Collateral described in this Agreement shall constitute disposition in a commercially reasonable manner. The Administrative Agent may appoint any Person as agent to perform any act or acts necessary or incident to any sale or transfer of the Collateral.

Section 7.5 Private Sales of Pledged Securities. Each Grantor recognizes that the Administrative Agent may be unable to effect a public sale of any or all the Pledged Securities, by reason of certain prohibitions contained in the Securities Act and applicable state securities laws or otherwise, and may be compelled to resort to one or more private sales thereof to a restricted group of purchasers which will be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof. Each Grantor acknowledges and agrees that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner. The Administrative Agent shall be under no obligation to delay a sale of any of the Pledged Securities for the period of time necessary to permit the Issuer thereof to register such securities for public sale under the Securities Act, or under applicable state securities laws, even if such Issuer would agree to do so. Each Grantor agrees to use its best efforts to do or cause to be done all such other acts as may reasonably be necessary to make such sale or sales of all or any portion of the Pledged Securities pursuant to this Section valid and binding and in compliance with any and all other applicable Requirements of Law. Each Grantor further agrees that a breach of any of the covenants contained in this Section will cause irreparable injury to the Administrative Agent and the other Secured Parties, that the Administrative Agent and the other Secured Parties have no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section shall be specifically enforceable against such Grantor, and such Grantor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants.

Section 7.6 Deficiency. Each Grantor waives and agrees not to assert any rights or privileges which it may acquire under the UCC or any other applicable law that violate or contravene the terms of the Loan Documents or are adverse to the interests of the Administrative Agent and the other Secured Parties. Each Grantor shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay its Obligations or Guaranteed Obligations, as the case may be, and the fees and disbursements of any attorneys employed by the Administrative Agent or any other Secured Party to collect such deficiency.

Section 7.7 Non-Judicial Enforcement. The Administrative Agent may enforce its rights hereunder without prior judicial process or judicial hearing, and, to the extent permitted by law, each Grantor expressly waives any and all legal rights which might otherwise require the Administrative Agent to enforce its rights by judicial process.

ARTICLE VIII

THE ADMINISTRATIVE AGENT

Section 8.1    The Administrative Agent’s Appointment as Attorney-in-Fact.

(a)Each Grantor hereby irrevocably constitutes and appoints the Administrative Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in- fact with full irrevocable power and authority in the place and stead of such Grantor and in the name of such Grantor or in its own name, for the purpose of carrying out the terms of this Agreement at any time an Event of Default shall have occurred and be continuing, to take any and all reasonably appropriate action and to execute any and all documents and instruments which may be reasonably necessary or desirable to accomplish the purposes of this Agreement at any time an Event of Default shall have occurred and be continuing, and, without limiting the generality of the foregoing, each Grantor hereby gives the Administrative Agent the power and right, on behalf of such Grantor, without notice to or assent by such Grantor, to do any or all of the following at any time an Event of Default shall have occurred and be continuing:

(i)    pay or discharge Taxes and Liens levied or placed on or threatened against the Collateral, effect any repairs or any insurance called for by the terms of this Agreement and pay all or any part of the premiums therefor and the costs thereof;

(ii)    execute, in connection with any sale provided for in Section 7.4 or Section 7.5, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral; and

(iii)    (A) direct any party liable for any payment under any of the Collateral to make payment of any and all moneys due or to become due thereunder directly to the Administrative Agent or as the Administrative Agent shall direct; (B) take possession of and indorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due under any Account, Instrument, General Intangible, Chattel Paper or Payment Intangible comprising a portion of the Collateral or with respect to any other Collateral, and to file any claim or to take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Administrative Agent for the purpose of collecting any or all such moneys due under any Account, Instrument or General Intangible comprising a portion of the Collateral or with respect to any other Collateral whenever payable; (C) ask or demand for, collect, and receive payment of and receipt for any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral; (D) sign and indorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications, notices and other documents in connection with any of the Collateral; (E) receive, change the address for delivery, open and dispose of mail addressed to any Grantor, and execute, assign and indorse negotiable and other instruments for the payment of money, documents of title or other evidences of payment, shipment or storage for any form of Collateral on behalf of and in the name of any Grantor; (F) commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any portion thereof and to enforce any other right in respect of any Collateral; (G) defend any suit, action or proceeding brought against such Grantor with respect to any Collateral;
(H) settle, compromise or adjust any such suit, action or proceeding and, in connection therewith, give such discharges or releases as the Administrative Agent may deem appropriate; (I) assign any Patent or Trademark (along with the goodwill of the business to which any such Trademark pertains) comprising a portion of the Collateral throughout the world for such term or terms, on such conditions, and in such manner as the Administrative Agent shall in its sole discretion determine; and (J) generally, sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Administrative Agent were the absolute owner thereof for all purposes, and do, at the Administrative Agent’s option and such Grantor’s expense, at any time, or from time to time, all acts and things which the Administrative Agent deems necessary to protect, preserve or realize upon the Collateral and the Administrative Agent’s and the other Secured Parties’ security interests therein and to effect the intent of this Agreement, all as fully and effectively as such Grantor might do.

Anything in this subsection to the contrary notwithstanding, the Administrative Agent agrees that it will not exercise any rights under the power of attorney provided for in this subsection unless an Event of Default shall have occurred and be continuing. The Administrative Agent shall give the relevant Grantor notice of any action taken pursuant to this subsection when reasonably practicable; provided that the Administrative Agent shall have no liability for the failure to provide any such notice.

(b)If any Grantor fails to perform or comply with any of its agreements contained herein within the applicable grace periods, the Administrative Agent, at its option, but without any obligation so to do, may perform or comply, or otherwise cause performance or compliance, with such agreement.

(c)The reasonable expenses of the Administrative Agent incurred in connection with actions undertaken as provided in this Section, together with interest thereon at the rate for Default Interest from the date of payment by the Administrative Agent to the date reimbursed by the relevant Grantor, shall be payable by such Grantor to the Administrative Agent on demand.

(d)Each Grantor hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof and in compliance herewith. All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable until this Agreement is terminated and the security interests created hereby are released.

Section 8.2 Duty of the Administrative Agent. The Administrative Agent’s sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under Section 9-207 of the UCC or otherwise, shall be to deal with it in the same manner as the Administrative Agent deals with similar property for its own account, and the Administrative Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which comparable secured parties accord comparable collateral. Neither the Administrative Agent, any other Secured Party nor any of their respective officers, directors, employees or agents shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Grantor or any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The powers conferred on the Administrative Agent and the other Secured Parties hereunder are solely to protect the Administrative Agent’s and the other Secured Parties’ interests in the Collateral and shall not impose any duty upon the Administrative Agent or any other Secured Party to exercise any such powers. The Administrative Agent and the other Secured Parties shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final and non- appealable judgment. To the fullest extent permitted by applicable law, the Administrative Agent shall be under no duty whatsoever to make or give any presentment, notice of dishonor, protest, demand for performance, notice of non-performance, notice of intent to accelerate, notice of acceleration, or other notice or demand in connection with any Collateral, or to take any steps necessary to preserve any rights against any Grantor or other Person or ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Collateral, whether or not it has or is deemed to have knowledge of such matters. Each Grantor, to the extent permitted by applicable law, waives any right of marshaling in respect of any and all Collateral, and waives any right to require the Administrative Agent or any other Secured Party to proceed against any Grantor or other Person, exhaust any Collateral or enforce any other remedy which the Administrative Agent or any other Secured Party now has or may hereafter have against any Grantor or other Person.

Section 8.3 Filing of Financing Statements. Pursuant to the UCC and any other applicable law, each Grantor authorizes the Administrative Agent, its counsel or its representative, at any time and from time to time, to file or record financing statements, continuation statements, amendments thereto and other filing or recording documents or instruments with respect to the Collateral without the signature of such Grantor in such form and in such offices as the Administrative Agent reasonably determines appropriate to perfect the security interests of the Administrative Agent under this Agreement. Additionally, each Grantor authorizes the Administrative Agent, its counsel or its representative, at any time and from time to time, to file or record such financing statements that describe the collateral covered thereby as “all assets of the Grantor”, “all personal property of the Grantor” or words of similar effect. A photographic or other reproduction of this Agreement shall be sufficient as a financing statement or other filing or recording document or instrument for filing or recording in any jurisdiction.

Section 8.4 Authority of the Administrative Agent. Each Grantor acknowledges that the rights and responsibilities of the Administrative Agent under this Agreement with respect to any action taken by the Administrative Agent or the exercise or non-exercise by the Administrative Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall, as between the Administrative Agent and the other Secured Parties, be governed by the Credit Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Administrative Agent and the Grantors, the Administrative Agent shall be conclusively presumed to be acting as agent for the Secured Parties with full and valid authority so to act or refrain from acting, and no Grantor shall be under any obligation, or entitlement, to make any inquiry respecting such authority.

ARTICLE IX SUBORDINATION OF INDEBTEDNESS
Section 9.1    Subordination of All Guarantor Claims. As used herein, the term “Guarantor Claims” shall mean all debts and obligations of the Borrower or any other Grantor to any Grantor,

whether such debts and obligations now exist or are hereafter incurred or arise, or whether the obligation of the debtor thereon be direct, contingent, primary, secondary, several, joint and several, or otherwise, and irrespective of whether such debts or obligations be evidenced by note, contract, open account, or otherwise, and irrespective of the Person or Persons in whose favor such debts or obligations may, at their inception, have been or may hereafter be created, or the manner in which they have been or may hereafter be acquired. After the occurrence and during the continuation of an Event of Default, no Grantor shall receive or collect, directly or indirectly, from any obligor in respect thereof any amount upon the Guarantor Claims.

Section 9.2 Claims in Bankruptcy. In the event of receivership, bankruptcy, reorganization, arrangement, debtor’s relief or other insolvency proceedings involving any Grantor, the Administrative Agent on behalf of the Secured Parties shall have the right to prove their claim in any proceeding, so as to establish their rights hereunder and receive directly from the receiver, trustee or other court custodian dividends and payments which would otherwise be payable upon Guarantor Claims. Each Grantor hereby assigns such dividends and payments to the Administrative Agent for the benefit of the Secured Parties for application against the Secured Obligations as provided under Section 8.2 of the Credit Agreement. Should the Administrative Agent or any other Secured Party receive, for application upon the Secured Obligations, any such dividend or payment which is otherwise payable to any Grantor, and which, as between such Grantor, shall constitute a credit upon the Guarantor Claims, then upon payment in full of the Secured Obligations (other than contingent indemnification obligations for which a claim has not been made) and termination of all Commitments, the intended recipient shall become subrogated to the rights of the Administrative Agent and the other Secured Parties to the extent that such payments to the Administrative Agent and the other Secured Parties on the Guarantor Claims have contributed toward the liquidation of the Secured Obligations, and such subrogation shall be with respect to that proportion of the Secured Obligations which would have been unpaid if the Administrative Agent and the other Secured Parties had not received dividends or payments upon the Guarantor Claims.

Section 9.3 Payments Held in Trust. In the event that, notwithstanding Section 9.1 and Section 9.2, any Grantor should receive any funds, payments, claims or distributions which are prohibited by such Sections, then it agrees (a) to hold in trust for the Administrative Agent and the other Secured Parties an amount equal to the amount of all funds, payments, claims or distributions so received, and
(b)that it shall have absolutely no dominion over the amount of such funds, payments, claims or distributions except to pay them promptly to the Administrative Agent, for the benefit of the Secured Parties; and each Grantor covenants promptly to pay the same to the Administrative Agent.

Section 9.4 Liens Subordinate. Each Grantor agrees that, until the Secured Obligations are paid in full (other than contingent indemnification obligations for which a claim has not been made) and all Commitments have terminated, any Liens securing payment of the Guarantor Claims shall be and remain inferior and subordinate to any Liens securing payment of the Secured Obligations, regardless of whether such encumbrances in favor of such Grantor, the Administrative Agent or any other Secured Party presently exist or are hereafter created or attach. Without the prior written consent of the Administrative Agent, no Grantor, during the period in which any of the Secured Obligations are outstanding (other than contingent indemnification obligations for which a claim has not been made) or any of the Commitments are in effect, shall (a) exercise or enforce any creditor’s right it may have against any debtor in respect of the Guarantor Claims, or (b) foreclose, repossess, sequester or otherwise take steps or institute any action or proceeding (judicial or otherwise, including, without limitation, the commencement of or joinder in any liquidation, bankruptcy, rearrangement, debtor’s relief or insolvency proceeding) to enforce any Lien held by it securing any Guarantor Claim.

Section 9.5 Notation of Records. Upon the request of the Administrative Agent, all promissory notes and all accounts receivable ledgers or other evidence of the Guarantor Claims accepted by or held by any Grantor shall contain a specific written notice thereon that the indebtedness evidenced thereby is subordinated under the terms of this Agreement.

ARTICLE X MISCELLANEOUS
Section 10.1    Waiver. No failure on the part of the Administrative Agent or any other Secured
Party to exercise and no delay in exercising, and no course of dealing with respect to, any right, remedy, power or privilege under any of the Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any of the Loan Documents preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges provided herein are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law. The exercise by the Administrative Agent of any one or more of the rights, powers and remedies herein shall not be construed as a waiver of any other rights, powers and remedies, including, without limitation, any rights of set-off.

Section 10.2 Notices. All notices and other communications provided for herein shall be given in the manner and subject to the terms of Section 10.1 of the Credit Agreement; provided that any such notice, request or demand to or upon any Guarantor shall be addressed to such Guarantor at its notice address set forth on Schedule 1.

Section 10.3    Payment of Expenses, Indemnities.

(a)    Each Grantor agrees to pay or promptly reimburse the Administrative Agent and each other Secured Party for all out-of-pocket advances, charges, costs and expenses (including, without limitation, all out-of-pocket costs and expenses of holding, preparing for sale and selling, collecting or otherwise realizing upon the Collateral and all reasonable attorneys’ fees, legal expenses and court costs) incurred by any Secured Party in connection with the exercise of its respective rights and remedies hereunder, including, without limitation, any out-of-pocket advances, charges, costs and expenses that may be incurred in any effort to enforce any of the provisions of this Agreement or any obligation of any Grantor in respect of the Collateral or in connection with (i) the preservation of the Lien of, or the rights of the Administrative Agent or any other Secured Party under, this Agreement, (ii) any actual or attempted sale, lease, disposition, exchange, collection, compromise, settlement or other realization in respect of, or care of, the Collateral, including all such out-of-pocket costs and expenses incurred in any bankruptcy, reorganization, workout or other similar proceeding, or (iii) collecting against such Grantor under the guarantee contained in Article II or otherwise enforcing or preserving any rights under this Agreement and the other Loan Documents to which such Grantor is a party.

(b)    Each Grantor agrees to pay, and to save the Administrative Agent and the other Secured Parties harmless from, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including, without limitation, court costs and reasonable attorneys’ fees and any and all liabilities with respect to, or resulting from any delay in paying, any and all stamp, excise, sales or other taxes which may be payable or determined to be payable with respect to any of the Collateral or in connection with any of the transactions contemplated by this Agreement) incurred because of, incident to, or with respect to the Collateral (including, without limitation, any exercise of rights or remedies in connection therewith) or the execution, delivery, enforcement, performance or administration of this Agreement, to the extent the Borrower would be required to do so pursuant to Section 10.3 of the Credit Agreement.

(c)    All amounts for which any Grantor is liable pursuant to this Section shall be due and payable by such Grantor to the Administrative Agent or any Secured Party upon demand.

Section 10.4 Amendments in Writing. None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except in accordance with Section 10.2 of the Credit Agreement.

Section 10.5 Successors and Assigns. This Agreement shall be binding upon the successors and assigns of each Grantor and shall inure to the benefit of the Administrative Agent and the other Secured Parties, the future holders of the Loans, and their respective successors and assigns; provided that no Grantor may assign, transfer or delegate any of its rights or Secured Obligations under this Agreement without the prior written consent of the Administrative Agent and the Lenders.

Section 10.6 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 10.7 Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Agreement by signing any such counterpart. Delivery of an executed counterpart to this Agreement by facsimile transmission or by electronic mail in pdf format shall be as effective as delivery of a manually executed counterpart hereof.

Section 10.8 Survival. The obligations of the parties under Section 10.3 shall survive the repayment of the Secured Obligations and the termination of the Credit Agreement, the Letters of Credit, the Commitments, the Hedging Obligations and the Bank Product Obligations. To the extent that any payments on the Secured Obligations or proceeds of any Collateral are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver or other Person under any bankruptcy law, common law or equitable cause, then, to such extent, the Secured Obligations so satisfied shall be revived and continue as if such payment or proceeds had not been received and the Administrative Agent’s and the other Secured Parties’ Liens, security interests, rights, powers and remedies under this Agreement and each other applicable Collateral Document shall continue in full force and effect. In such event, each applicable Collateral Document shall be automatically reinstated and each Grantor shall take such action as may be reasonably requested by the Administrative Agent and the other Secured Parties to effect such reinstatement.

Section 10.9 Captions. Captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

Section 10.10 No Oral Agreements. The Loan Documents embody the entire agreement and understanding between the parties and supersede all other agreements and understandings between such parties relating to the subject matter hereof and thereof. The Loan Documents represent the final agreement between the parties and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties.

Section 10.11    Governing Law; Submission to Jurisdiction.

(a)This Agreement and the other Loan Documents and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be construed in accordance with and be governed by the law of the State of New York.

(b)Each Grantor hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the United States District Court for the Southern District of New York, and of the Supreme Court of the State of New York sitting in New York county, and of any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such District Court or such New York state court or, to the extent permitted by applicable law, such appellate court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or its properties in the courts of any jurisdiction.

(c)Each Grantor irrevocably and unconditionally waives any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding described in subsection (b) of this Section and brought in any court referred to in subsection (b) of this Section. Each of the parties hereto irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)Each party to this Agreement irrevocably consents to the service of process in the manner provided for notices in Section 10.2. Nothing in this Agreement or in any other Loan Document will affect the right of any party hereto to serve process in any other manner permitted by law.

Section 10.12 WAIVER OF JURY TRIAL. EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 10.13    Acknowledgments.

(a)	Each Grantor hereby acknowledges that:

(i)    it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents to which it is a party;

(ii)    neither the Administrative Agent nor any other Secured Party has any fiduciary relationship with or duty to any Grantor arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Grantors, on the one hand, and the Administrative Agent and the other Secured Parties, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(iii)    no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Secured Parties or among the Grantors and the Secured Parties.

(b)Each of the parties hereto specifically agrees that it has a duty to read this Agreement and the other Loan Documents to which it is a party and agrees that it is charged with notice and knowledge of the terms of this Agreement and the other Loan Documents to which it is a party; that it has in fact read this Agreement and the other Loan Documents to which it is a party and is fully informed and has full notice and knowledge of the terms, conditions and effects of this Agreement and the other Loan Documents to which it is a party; that it has been represented by independent legal counsel of its choice throughout the negotiations preceding its execution of this Agreement and the other Loan Documents to which it is party; and has received the advice of its attorney in entering into this Agreement and the other Loan Documents to which it is a party; and that it recognizes that certain of the terms of this Agreement and other Loan Documents to which it is a party result in one party assuming the liability inherent in some aspects of the transaction and relieving the other party of its responsibility for such liability. Each Grantor agrees and covenants that it will not contest the validity or enforceability of any exculpatory provision of this Agreement or the other Loan Documents to which it is a party on the basis that such Grantor had no notice or knowledge of such provision or that the provision is not “conspicuous”.

(c)Each Grantor warrants and agrees that each of the waivers and consents set forth in this Agreement are made voluntarily and unconditionally after consultation with outside legal counsel and with full knowledge of their significance and consequences, with the understanding that events giving rise to any defense or right waived may diminish, destroy or otherwise adversely affect rights which such Grantor otherwise may have against any other Grantor, the Administrative Agent, the other Secured Parties or any other Person or against any Collateral. If, notwithstanding the intent of the parties that the terms of this Agreement shall control in any and all circumstances, any such waivers or consents are determined to be unenforceable under applicable law, such waivers and consents shall be effective to the maximum extent permitted by law.

Section 10.14 Additional Grantors. Each Person that is required to become a party to this Agreement pursuant to Section 5.12 of the Credit Agreement and is not a signatory hereto shall become a Grantor for all purposes of this Agreement upon execution and delivery by such Person of a Joinder Agreement in the form of Annex I.

Section 10.15 Set-Off. Each Grantor agrees that, in addition to (and without limitation of) any right of set-off, bankers’ lien or counterclaim a Secured Party may otherwise have, each Secured Party shall have the right and be entitled (after consultation with the Administrative Agent), at its option, at any time an Event of Default has occurred and is continuing to offset (i) balances held by it or by any of its Affiliates for account of any Grantor or any of its Subsidiaries at any of its offices, in dollars or in any other currency, and (ii) Obligations then due and payable to such Secured Party (or any Affiliate of such Secured Party), which are not paid when due, in which case it shall promptly notify the Borrower and the

Administrative Agent thereof; provided that such Secured Party’s failure to give such notice shall not affect the validity thereof.

Section 10.16    Releases.

(a)Release Upon Payment in Full. Upon the termination of the Commitments, the Cash Collateralization of all reimbursement obligations with respect to Letters of Credit in an amount equal to 105% of the aggregate LC Exposure of all Lenders and the payment in full of all Secured Obligations (other than contingent indemnification obligations for which a claim has not been made and such Cash Collateralized reimbursement obligations), the Administrative Agent, at the written request and expense of the Borrower, will promptly release, reassign and transfer the Collateral to the Grantors, without recourse, representation, warranty or other assurance of any kind, and declare this Agreement to be of no further force or effect.

(b)Further Assurances. If any of the Collateral shall be sold, transferred or otherwise disposed of by any Grantor in a transaction permitted by the Credit Agreement, then the Administrative Agent, at the request and sole expense of such Grantor, shall promptly execute and deliver to such Grantor all releases or other documents reasonably necessary for the release of the Liens created hereby on such Collateral of such Grantor, made without recourse, representation, warranty or other assurance of any kind. At the request and sole expense of the Borrower, a Grantor shall be released from its obligations hereunder in the event that all the Capital Stock of such Grantor shall be sold, transferred or otherwise disposed of in a transaction expressly permitted by the Credit Agreement; provided that the Borrower shall have delivered to the Administrative Agent, at least 10 Business Days prior to the date of the proposed release, a written request for release identifying the relevant Grantor and the terms of the sale or other disposition in reasonable detail, including the price thereof and any expenses in connection therewith, together with a certification by the Borrower stating that such transaction is in compliance with the Credit Agreement and the other Loan Documents.

(c)Retention in Satisfaction. Except as may be expressly applicable pursuant to Section 9-620 of the UCC, no action taken or omission to act by the Administrative Agent or the other Secured Parties hereunder, including, without limitation, any exercise of voting or consensual rights or any other action taken or inaction, shall be deemed to constitute a retention of the Collateral in satisfaction of the Secured Obligations or otherwise to be in full satisfaction of the Secured Obligations, and the Secured Obligations shall remain in full force and effect, until the Administrative Agent and the other Secured Parties shall have applied payments (including, without limitation, collections from Collateral) towards the Secured Obligations in the full amount then outstanding or until such subsequent time as is provided in subsection (a) of this Section.

Section 10.17 Reinstatement. The obligations of each Grantor under this Agreement (including, without limitation, with respect to the guarantee contained in Article II and the provision of collateral herein) shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Obligations is rescinded or must otherwise be restored or returned by the Administrative Agent or any other Secured Party upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any other Grantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any other Grantor or any substantial part of its property, or otherwise, all as though such payments had not been made.

Section 10.18 Acceptance. Each Grantor hereby expressly waives notice of acceptance of this Agreement, acceptance on the part of the Administrative Agent and the other Secured Parties being conclusively presumed by their request for this Agreement and delivery of the same to the Administrative Agent.

Section 10.19 Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under this Guaranty and Security Agreement in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 10.19 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 10.19, or otherwise under this Guaranty, as it relates to such other Loan Party, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section shall remain in full force and effect until this Agreement has been terminated pursuant to Section 10.16(a). Each Qualified ECP Guarantor intends that this Section 10.19 constitute, and this Section 10.19 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

Section 10.20 Government Receivables. Notwithstanding any provision to the contrary herein or in any other Loan Document, but subject to the Loan Parties compliance with the requirements set forth in Section 5.11 of the Credit Agreement (within the time period specified therein) to segregate Government Receivables from other Accounts into a Government Receivables Deposit Account, (a) the Grantors shall not be required to obtain for the benefit of the Secured Parties, and the Secured Parties shall not be entitled to request, any control agreement with respect to any Government Receivable Deposit Account, (b) the Grantors shall not be required to grant the Secured Parties, and the Secured Parties shall not be entitled to request, control over any Government Receivable Deposit Account, (c) each Secured Party hereby waives any right of offset it may have against any Government Receivable Deposit Account maintained by any Loan Party with any Secured Party, and (d) the Secured Parties shall not collect, make demand for collection or attempt to collect any Government Receivable directly from the Government Receivable Debtor.

32

IN WITNESS WHEREOF, the parties hereto have caused this Guaranty and Security Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BORROWER:

THE NEW JERSEY IMAGING NETWORK, L.L.C.

By:	Name:
Title:

Acknowledged and Agreed to as of the date hereof:

ADMINISTRATIVE AGENT:

SUNTRUST BANK, as Administrative Agent

By:	Name:
Title:

SCHEDULE 1

Notice Addresses

To each Guarantor:

c/o The New Jersey Imaging Network, L.L.C. 95 Old Short Hills Road
West Orange, NJ 07052
Attention: David Mebane, Senior Vice President, General Counsel

SCHEDULE 2

Pledged Securities and Promissory Notes

Pledged Securities

Owner	Issuer	Class of Capital Stock	No. of Shares	Certificated or Uncertificated

Promissory Notes

SCHEDULE 3

Filings and Other Actions Required to Perfect Security Interests

Uniform Commercial Code Filings (UCC-1)

Grantor	Jurisdiction

Fixture Filings

Owner	Address	Fixture Filing (Yes/No)

Bailee Agreements

Bailee	Owner	Location

SCHEDULE 4

Legal Name, Organizational Status, Chief Executive Office

Legal Name	Jurisdiction of Organization	Tax ID#	Organizational #	Location of Office

SCHEDULE 5

Prior Names and Prior Chief Executive Offices

Prior Names

(i)	Name Changes

Current Name	Former Name	Date of Name Change

(ii)	Trade Names

Loan Party	Additional Trade Names

Prior Chief Executive Offices

Loan Party	Prior Location of Office

SCHEDULE 6

Patents and Patent Licenses

U.S. Patents

Title	Patent	Patent No. and Date	Owner	Status / Next Deadline

Foreign Patents

Title	Patent	Patent No. and Date	Owner	Status / Next Deadline

Patent Licenses

SCHEDULE 7

Trademarks and Trademark Licenses

U.S. Trademarks

Trademark	Class	Registration / Application No. and Date	Owner	Status / Next Deadline

Foreign Trademarks

Trademark	Class	Registration / Application No. and Date	Owner	Status / Next Deadline

Trademark Licenses Domain Names

Domain Name	Registrant	Renewal Date

SCHEDULE 8

Copyrights and Copyright Licenses

U.S. Copyrights

Title	Registration No.	Claimant	Publication Date	Registration Date

Foreign Copyrights

Title	Registration No.	Claimant	Publication Date	Registration Date

Copyright Licenses

SCHEDULE 9

Vehicles

Owner	Make	Model	Year	VIN Number	Fair Market Value

SCHEDULE 10

Commercial Tort Claims

SCHEDULE 11

Letter-of-Credit Rights

ANNEX I

Form of Joinder Agreement

THIS JOINDER AGREEMENT, dated as of [ ] (this “Joinder Agreement”), is made by [NAME OF NEW SUBSIDIARY], a [state of incorporation] [corporation] (the “Additional Grantor”), in favor of SUNTRUST BANK, as administrative agent (in such capacity, the “Administrative Agent”) for the Secured Parties (as defined in the Guaranty and Security Agreement referred to below). All capitalized terms not defined herein shall have the meanings assigned to them in the Guaranty and Security Agreement.

WHEREAS, The New Jersey Imaging Network, L.L.C., a New Jersey limited liability company (the “Borrower”), the lenders from time to time parties thereto and the Administrative Agent have entered into a Revolving Credit and Term Loan Agreement, dated as of [ ], 2015 (as amended, restated, supplemented, replaced, increased, refinanced or otherwise modified from time to time, the “Credit Agreement”);

WHEREAS, in connection with the Credit Agreement, the Borrower and certain of its Subsidiaries have entered into the Guaranty and Security Agreement, dated as of [ ], 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Guaranty and Security Agreement”), in favor of the Administrative Agent for the benefit of the Secured Parties;

WHEREAS, the Credit Agreement requires the Additional Grantor to become a party to the Guaranty and Security Agreement; and

WHEREAS, the Additional Grantor has agreed to execute and deliver this Joinder Agreement in order to become a party to the Guaranty and Security Agreement;

NOW, THEREFORE, it is agreed:

Section 1    Guaranty and Security Agreement. By executing and delivering this Joinder Agreement, the Additional Grantor, as provided in Section 10.14 of the Guaranty and Security Agreement, hereby becomes a party to the Guaranty and Security Agreement as a Grantor thereunder with the same force and effect as if originally named therein as a Grantor and, without limiting the generality of the foregoing, hereby expressly assumes all obligations and liabilities of a Grantor thereunder and expressly grants to the Administrative Agent, for the benefit of the Secured Parties, a security interest in all Collateral now owned or at any time hereafter acquired by such Additional Grantor to secure all of such Additional Grantor’s obligations and liabilities thereunder. The information set forth in Schedule A hereto is hereby added to the information set forth in Schedules 1 through 11 to the Guaranty and Security Agreement. The Additional Grantor hereby represents and warrants that each of the representations and warranties contained in Article V of the Guaranty and Security Agreement is true and correct in all material respects (without duplication of any materiality qualifier therein) on and as of the date hereof (after giving effect to this Joinder Agreement) as if made on and as of such date.

Section 2    Governing Law. THIS JOINDER AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the undersigned has caused this Joinder Agreement to be duly executed and delivered as of the date first above written.

[NAME OF ADDITIONAL GRANTOR]

By:	Name:
Title:

Acknowledged and Agreed to as of the date hereof:

ADMINISTRATIVE AGENT:

SUNTRUST BANK, as Administrative Agent

By:	Name:
Title:

SCHEDULE A

Supplement to Schedules of Guaranty and Security Agreement

ANNEX II

Form of Intellectual Property Security Agreement

THIS    [COPYRIGHT][PATENT][TRADEMARK]    SECURITY    AGREEMENT,
dated as of [ ] (this “Security Agreement”), is made by [NAME OF GRANTOR], a [state of incorporation] [corporation] (the “Grantor”), in favor of SUNTRUST BANK, as administrative agent (in such capacity, together with its successors and permitted assigns, the “Administrative Agent”) for the Secured Parties (as defined in the Guaranty and Security Agreement referred to below).

WHEREAS, [the Grantor]1[The New Jersey Imaging Network, L.L.C., a New Jersey limited liability company (the “Borrower”)]2, the lenders from time to time parties thereto (the “Lenders”) and the Administrative Agent have entered into a Revolving Credit and Term Loan Agreement, dated as of [ ], 2015 (as amended, restated, supplemented, replaced, increased, refinanced or otherwise modified from time to time, the “Credit Agreement”);

WHEREAS, in connection with the Credit Agreement, [the Grantor and certain of its Subsidiaries]1[the Borrower and certain of its Subsidiaries, including the Grantor,]2 have entered into the Guaranty and Security Agreement, dated as of [ ], 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Guaranty and Security Agreement”), in favor of the Administrative Agent for the benefit of the Secured Parties; and

WHEREAS, the Guaranty and Security Agreement requires the Grantor to execute and deliver this Security Agreement;

NOW, THEREFORE, in consideration of the premises and in order to ensure compliance with the Credit Agreement, the Grantor hereby agrees as follows:

Section 1    Defined Terms. Capitalized terms used herein without definition are used as defined in the Guaranty and Security Agreement.

Section 2    Grant of Security Interest in [Copyright][Patent][Trademark] Collateral. The Grantor, as collateral security for the prompt and complete payment and performance when due (whether at stated maturity, by acceleration or otherwise) of the Secured Obligations of the Grantor, hereby pledges, assigns and transfers to the Administrative Agent for the benefit of the Secured Parties, and grants to the Administrative Agent for the benefit of the Secured Parties a security interest in, all of its right, title and interest in, to and under the following Collateral (the “[Copyright][Patent][Trademark] Collateral”):

[(i) all of its Copyrights and all Copyright Licenses providing for the grant by or to the Grantor of any right under any Copyright, including, without limitation, those referred to on Schedule I hereto;

(ii)	all renewals, reversions and extensions of the foregoing; and

(iii)    all income, royalties, proceeds and liabilities at any time due or payable or asserted under and with respect to any of the foregoing, including, without limitation, all rights to sue and recover at law or in equity for any past, present and future infringement, misappropriation, dilution, violation or other impairment thereof.]

1 Insert if Grantor is the Borrower.
2 Insert if Grantor is a Subsidiary Guarantor.

[(i) all of its Patents and all Patent Licenses providing for the grant by or to the Grantor of any right under any Patent, including, without limitation, those referred to on Schedule I hereto;

(ii)all reissues, reexaminations, continuations, continuations-in-part, divisions, renewals and extensions of the foregoing; and

(iii)all income, royalties, proceeds and liabilities at any time due or payable or asserted under and with respect to any of the foregoing, including, without limitation, all rights to sue and recover at law or in equity for any past, present and future infringement, misappropriation, dilution, violation or other impairment thereof.]

[(i) all of its Trademarks and all Trademark Licenses providing for the grant by or to the Grantor of any right under any Trademark, including, without limitation, those referred to on Schedule I hereto;

(ii)	all renewals and extensions of the foregoing;

(iii)all goodwill of the business connected with the use of, and symbolized by, each such Trademark; and

(iv)all income, royalties, proceeds and liabilities at any time due or payable or asserted under and with respect to any of the foregoing, including, without limitation, all rights to sue and recover at law or in equity for any past, present and future infringement, misappropriation, dilution, violation or other impairment thereof.]

Section 3    Guaranty and Security Agreement. The security interest granted pursuant to this Security Agreement is granted in conjunction with the security interest granted to the Administrative Agent pursuant to the Guaranty and Security Agreement, and the Grantor hereby acknowledges and agrees that the rights and remedies of the Administrative Agent with respect to the security interest in the [Copyright][Patent][Trademark] Collateral made and granted hereby are more fully set forth in the Guaranty and Security Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein. In the event of any conflict or inconsistency between this Security Agreement and the Guaranty and Security Agreement (or any portion hereof or thereof), the terms of the Guaranty and Security Agreement shall prevail.

Section 4    Representation and Warranty. Schedule I correctly sets forth all applied for and federally registered [Copyrights and exclusive Copyright Licenses][Patents][Trademarks] owned by such Grantor in its own name as of the date hereof.

Section 5    Grantor Remains Liable. The Grantor hereby agrees that, anything herein to the contrary notwithstanding, the Grantor shall assume full and complete responsibility for the prosecution, defense, enforcement or any other necessary or desirable actions in connection with its [Copyrights][Patents][Trademarks] and [Copyright][Patent][Trademark] Licenses subject to a security interest hereunder.

Section 6    Counterparts. This Security Agreement may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Signature pages may be detached from multiple separate counterparts and attached to a single counterpart.

Section 7    Governing Law. This Security Agreement and the rights and obligations of the parties hereto shall be governed by, and construed and interpreted in accordance with, the law of the State of New York.

IN WITNESS WHEREOF, the Grantor has caused this [Copyright][Patent][Trademark] Security Agreement to be executed and delivered by its duly authorized officer as of the date first set forth above.

[NAME OF GRANTOR]

By:	Name:
Title:

Acknowledged and Agreed to as of the date hereof:

ADMINISTRATIVE AGENT:

SUNTRUST BANK, as Administrative Agent

By:	Name:
Title:

SCHEDULE I

[Copyrights and Copyright Licenses][Patents][Trademarks]

I.REGISTERED [COPYRIGHTS][PATENTS][TRADEMARKS] [Include registration number and date]
II.[COPYRIGHT][PATENT][TRADEMARK] APPLICATIONS [Include application number and date]
[III.    EXCLUSIVE COPYRIGHT LICENSES]

[Include complete legal description of agreement (name of agreement, parties and date)]

ANNEX III

Form of Acknowledgment and Consent

The undersigned hereby acknowledges receipt of a copy of the Guaranty and Security Agreement, dated as of [ ] (as amended, restated, supplemented or otherwise modified from time to time, the “Agreement”), made by THE NEW JERSEY IMAGING NETWORK, L.L.C., a New Jersey limited liability company, and the other Grantors parties thereto for the benefit of SUNTRUST BANK, as administrative agent (the “Administrative Agent”). The undersigned agrees for the benefit of the Administrative Agent and the Secured Parties defined therein as follows:

1.    The undersigned will be bound by the terms of the Agreement relating to the Pledged Securities issued by the undersigned and will comply with such terms insofar as such terms are applicable to the undersigned.

2.    The undersigned will notify the Administrative Agent promptly in writing of the occurrence of any of the events described in Section 6.9(a) of the Agreement with respect to the Pledged Securities issued by the undersigned.

3.    The terms of Sections 7.1(c) and 7.5 of the Agreement shall apply to it, mutatis mutandis, with respect to all actions that may be required of it pursuant to Sections 7.1(c) or 7.5 of the Agreement with respect to the Pledged Securities issued by the undersigned.

[NAME OF ISSUER]

By:	Name:
Title:

Address for Notices: [     ]
[     ] Attention: [     ]
Telecopy Number: [     ]

EXHIBIT 2.3

Form of Notice of Revolving Borrowing

[Date]

SunTrust Bank,
as the Administrative Agent
for the Lenders referred to below 3333 Peachtree Road
Atlanta, Georgia 30326 Attention: Garrett O’Malley
Telecopy Number: (404) 439-7327 Ladies and Gentlemen:
Reference is made to the Revolving Credit and Term Loan Agreement, dated as of September 30, 2015 (as amended, restated, amended and restated, extended, refinanced, replaced, supplemented or otherwise modified in writing from time to time and in effect on the date hereof, the “Credit Agreement”), among the undersigned, as the Borrower, the several banks and other financial institutions and lenders from time to time party thereto, and SUNTRUST BANK, as the Administrative Agent for such lenders. Terms defined in the Credit Agreement are used herein with the same meanings. This notice constitutes a Notice of Revolving Borrowing, and the Borrower hereby requests a Revolving Borrowing under the Credit Agreement, and in that connection the Borrower specifies the following information with respect to the Revolving Borrowing requested hereby:

(A)	Aggregate principal amount of such
Revolving Borrowing1:

(B)	Date of such Revolving Borrowing[2]:

(C)	Interest rate basis[3]:

(D)	Interest Period[4]:

(E)	Location and number of the Borrower’s account to which proceeds of such
Revolving Borrowing are to be disbursed:

The Borrower hereby represents and warrants that the conditions specified in subsections (a) and (b) of Section 3.2 of the Credit Agreement are satisfied.

[Signature Page Follows]

1    Not less than $500,000 and an integral multiple of $250,000 for a Eurodollar Borrowing or less than $500,000 and an integral multiple of $100,000 for a Base Rate Borrowing.
2    Which is a Business Day.
3    Eurodollar Borrowing or Base Rate Borrowing.
4    Which must comply with the definition of “Interest Period” and end not later than the Revolving Commitment Termination Date.

Very truly yours,

THE NEW JERSEY IMAGING NETWORK, L.L.C.,
as the Borrower

By:         Name:
Title:

cc:

SunTrust Bank Agency Services
303 Peachtree Street, N.E. / 25th Floor Atlanta, Georgia 30308
Attention: Doug Weltz
Telecopy Number: (404) 495-2170 and
King & Spalding LLP
100 N Tryon Street, Suite 3900
Charlotte, NC 28202 Attention: Bryant Gatrell
Telecopy Number: (704) 503-2590

EXHIBIT 2.4

Form of Notice of Swingline Borrowing

[Date]

SunTrust Bank,
as the Administrative Agent
for the Lenders referred to below 3333 Peachtree Road
Atlanta, Georgia 30326 Attention: Garrett O’Malley
Telecopy Number: (404) 439-7327 Ladies and Gentlemen:
Reference is made to the Revolving Credit and Term Loan Agreement, dated as of September 30, 2015 (as amended, restated, amended and restated, extended, refinanced, replaced, supplemented or otherwise modified in writing from time to time and in effect on the date hereof, the “Credit Agreement”), among the undersigned, as the Borrower, the several banks and other financial institutions and lenders from time to time party thereto and SUNTRUST BANK, as the Administrative Agent for such lenders. Terms defined in the Credit Agreement are used herein with the same meanings. This notice constitutes a Notice of Swingline Borrowing, and the Borrower hereby requests a Swingline Borrowing under the Credit Agreement, and in that connection the Borrower specifies the following information with respect to the Swingline Borrowing requested hereby:

(A)	Principal amount of such Swingline Borrowing[1]:

(B)	Date of such Swingline Borrowing[2]:

(C)	Location and number of the Borrower’s account to which proceeds of such
Swingline Borrowing are to be disbursed:

The Borrower hereby represents and warrants that the conditions specified in subsections (a) and (b) of Section 3.2 of the Credit Agreement are satisfied.

[Signature Page Follows]

1    Not less than $100,000 and an integral multiple of $50,000.

2    Which is a Business Day.

Very truly yours,

THE NEW JERSEY IMAGING NETWORK, L.L.C.,
as the Borrower

By:         Name:
Title:

cc:

SunTrust Bank Agency Services
303 Peachtree Street, N.E. / 25th Floor Atlanta, Georgia 30308
Attention: Doug Weltz
Telecopy Number: (404) 495-2170 and
King & Spalding LLP
100 N Tryon Street, Suite 3900
Charlotte, NC 28202 Attention: Bryant Gatrell
Telecopy Number: (704) 503-2590

EXHIBIT 2.7

Form of Conversion/Continuation

[Date]

SunTrust Bank,
as the Administrative Agent
for the Lenders referred to below 3333 Peachtree Road
Atlanta, Georgia 30326 Attention: Garrett O’Malley
Telecopy Number: (404) 439-7327 Ladies and Gentlemen:
Reference is made to the Revolving Credit and Term Loan Agreement, dated as of September 30, 2015 (as amended, restated, amended and restated, extended, refinanced, replaced, supplemented or otherwise modified in writing from time to time and in effect on the date hereof, the “Credit Agreement”), among the undersigned, as the Borrower, the several banks and other financial institutions and lenders from time to time party thereto and SUNTRUST BANK, as the Administrative Agent for such lenders. Terms defined in the Credit Agreement are used herein with the same meanings.

This notice constitutes a Notice of Conversion/Continuation, and the Borrower hereby requests the conversion or continuation of [a Revolving Borrowing][the Term Loans] under the Credit Agreement, and in that connection the Borrower specifies the following information with respect to the [Revolving Borrowing][Term Loans] to be converted or continued as requested hereby:

(A)	[Revolving Borrowing][Term Loans] to
which this request applies:

(B)	Principal amount of [Revolving Borrowing] [Term Loans] to be converted/continued:

(C)	Effective date of election[1]:

(D)	Interest rate basis[2]:

(E)	Interest Period[3]: [Signature Page Follows]

1    Which is a Business Day.
2    Eurodollar Borrowing or Base Rate Borrowing.
3    Which must comply with the definition of “Interest Period”. No Interest Period needs to be specified if the request is for a conversion to a Base Rate Borrowing.

Very truly yours,

THE NEW JERSEY IMAGING NETWORK, L.L.C.,
as the Borrower

By:         Name:
Title:

cc:

SunTrust Bank Agency Services
303 Peachtree Street, N.E. / 25th Floor Atlanta, Georgia 30308
Attention: Doug Weltz
Telecopy Number: (404) 495-2170 and
King & Spalding LLP
100 N Tryon Street, Suite 3900
Charlotte, NC 28202 Attention: Bryant Gatrell
Telecopy Number: (704) 503-2590

EXHIBIT 2.20A

Form of U.S. Tax Compliance Certificate

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Revolving Credit and Term Loan Agreement, dated as of September 30, 2015 (as amended, restated, amended and restated, extended, refinanced, replaced, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among THE NEW JERSEY IMAGING NETWORK, L.L.C., a New Jersey limited liability company (the “Borrower”), the several banks and other financial institutions and lenders from time to time party thereto, and SUNTRUST BANK, as the Administrative Agent. Capitalized terms used herein but not otherwise defined shall have the meaning given to such term in the Credit Agreement.

Pursuant to the provisions of Section 2.20 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[Signature Page Follows]

[NAME OF LENDER]

By:	Name:
Title:

Date:     , 20[ ]

EXHIBIT 2.20B

Form of U.S. Tax Compliance Certificate

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Revolving Credit and Term Loan Agreement, dated as of September 30, 2015 (as amended, restated, amended and restated, extended, refinanced, replaced, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among THE NEW JERSEY IMAGING NETWORK, L.L.C., a New Jersey limited liability company (the “Borrower”), the several banks and other financial institutions and lenders from time to time party thereto, and SUNTRUST BANK, as the Administrative Agent. Capitalized terms used herein but not otherwise defined shall have the meaning given to such term in the Credit Agreement.

Pursuant to the provisions of Section 2.20 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code,
(iii)it is not a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[Signature Page Follows]

[NAME OF LENDER]

By:
Name:
Title:

Date:     , 20[ ]

EXHIBIT 2.20C

Form of U.S. Tax Compliance Certificate

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Revolving Credit and Term Loan Agreement, dated as of September 30, 2015 (as amended, restated, amended and restated, extended, refinanced, replaced, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among THE NEW JERSEY IMAGING NETWORK, L.L.C., a New Jersey limited liability company (the “Borrower”), the several banks and other financial institutions and lenders from time to time party thereto, and SUNTRUST BANK, as the Administrative Agent. Capitalized terms used herein but not otherwise defined shall have the meaning given to such term in the Credit Agreement.

Pursuant to the provisions of Section 2.20 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[Signature Page Follows]

[NAME OF LENDER]

By:
Name:
Title:

Date:     , 20[ ]

EXHIBIT 2.20D

Form of U.S. Tax Compliance Certificate

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Revolving Credit and Term Loan Agreement, dated as of September 30, 2015 (as amended, restated, amended and restated, extended, refinanced, replaced, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among THE NEW JERSEY IMAGING NETWORK, L.L.C., a New Jersey limited liability company (the “Borrower”), the several banks and other financial institutions and lenders from time to time party thereto, and SUNTRUST BANK, as the Administrative Agent. Capitalized terms used herein but not otherwise defined shall have the meaning given to such term in the Credit Agreement.

Pursuant to the provisions of Section 2.20 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to the Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[Signature Page Follows]

[NAME OF LENDER]

By:
Name:
Title:

Date:     , 20[ ]

EXHIBIT 3.1(b)(ii)

Form of Secretary’s Certificate

[Date]

Reference is made to the Revolving Credit and Term Loan Agreement, dated as of the date hereof (as amended, restated, amended and restated, extended, refinanced, replaced, supplemented or otherwise modified in writing from time to time and in effect on the date hereof, the “Credit Agreement”), among THE NEW JERSEY IMAGING NETWORK, L.L.C. [(the “Company”)]1[(the “Borrower”)]2, the several banks and other financial institutions and lenders from time to time party thereto and SUNTRUST BANK, as the Administrative Agent for such lenders. Terms defined in the Credit Agreement are used herein with the same meanings. This certificate is being delivered pursuant to Section 3.1(b)(ii) of the Credit Agreement.

I, [ ], [Responsible Officer] of [the Company]1[[name of other Loan Party], a subsidiary of the Borrower (the “Company”)]2, DO HEREBY CERTIFY that:

(a)    in my capacity as [Responsible Officer] of the Company, I (i) have knowledge of the business affairs of the Company, (ii) am familiar with and maintain control of its organizational documents and minute books and (iii) am authorized and empowered to issue this certificate for and on behalf of the Company;

(b)    no proceedings have been instituted or are pending or contemplated with respect to the dissolution, liquidation or sale of all or substantially all of the assets of the Company or threatening its existence;

(c)    annexed hereto as Exhibit A is a true, correct and complete copy of the certificate of [incorporation][organization][limited partnership] of the Company certified by the [Secretary of State] of the State of [     ], which has not been rescinded, cancelled, annulled, modified or further amended in any manner and is in full force and effect on the date hereof;

(d)    annexed hereto as Exhibit B is a true, correct and complete copy of the [bylaws][limited liability company agreement][limited partnership agreement] of the Company as in effect on [date]3 and at all times thereafter through the date hereof;

(e)    annexed hereto as Exhibit C is a true, correct and complete copy of certain resolutions duly adopted by the [Board of Directors] of the Company at a meeting of said [Board of Directors] duly called and held on [date], which resolutions are the only resolutions adopted by the [Board of Directors] of the Company or any committee thereof relating to the Credit Agreement and the other Loan Documents to which the Company is a party and the transactions contemplated therein and have not been rescinded, cancelled, annulled, modified or further amended in any manner and is in full force and effect on the date hereof; and

1    Insert for the Secretary’s Certificate of the Borrower.
2    Insert for the Secretary’s Certificates of the Subsidiary Guarantors.
3    This date should be prior to the date of the resolutions referred to in clause (e).

(f)    each of the persons named in Exhibit D annexed hereto is and has been at all times since [date] a duly elected and qualified officer of the Company holding the respective office set forth opposite his or her name and the signature set forth opposite of each such person is his or her genuine signature.4

(g)    annexed hereto as Exhibit E is a true, correct and complete copy of the certificate of [good standing][existence] or comparable certificate issued by the [Secretary of State] of the jurisdiction of organization of the Company and each other jurisdiction where the Company is required to be qualified to do business as a foreign corporation.

[Signature Page Follows]

4    Include all officers who are signing the Credit Agreement or any other Loan Document.

IN WITNESS WHEREOF, I have hereunto signed my name as of the date first above written.

Name: [     ]
Title:    [Responsible Officer]

I, [ ], [title] of the Company, do hereby certify that [ ] has been duly elected, is duly qualified and is the [Responsible Officer] of the Company, that the signature set forth above is [his][her] genuine signature and that [he][she] has held such office at all times since [date].5

Name: [     ]
Title:    [     ]

5    This certification should be included as part of the Secretary’s Certificate and signed by one of the officers whose incumbency is certified pursuant to clause (f) above.

EXHIBIT A

Certificate of [Incorporation][Organization][Limited Partnership]

[Attached]

EXHIBIT B

[Bylaws][Limited Liability Company Agreement][Limited Partnership Agreement]

[Attached]

EXHIBIT C

Resolutions

[Attached]

EXHIBIT D

Incumbency

Name    Title    Specimen Signature

EXHIBIT E

Certificate of [Good Standing][Existence]

[Attached]

EXHIBIT 3.1(b)(v)

Form of Officer’s Certificate

[Date]

Reference is made to the Revolving Credit and Term Loan Agreement, dated as of the date hereof (as amended, restated, amended and restated, extended, refinanced, replaced, supplemented or otherwise modified in writing from time to time and in effect on the date hereof, the “Credit Agreement”), among THE NEW JERSEY IMAGING NETWORK, L.L.C. (the “Borrower”), the several banks and other financial institutions and lenders from time to time party thereto and SUNTRUST BANK, as the Administrative Agent for such lenders. Terms defined in the Credit Agreement are used herein with the same meanings. This certificate is being delivered pursuant to Section 3.1(b)(v) of the Credit Agreement.

I, [     ], [title] of the Borrower, DO HEREBY CERTIFY that, after giving effect to the funding of the Term Loans and any initial Revolving Borrowing:

1.	No Default or Event of Default has occurred and is continuing at the date hereof.

2.All representations and warranties of each Loan Party set forth in the Loan Documents are true and correct in all material respects (other than those representations and warranties that are expressly qualified by a Material Adverse Effect or other materiality, in which case such representations and warranties shall be true and correct in all respects) on and as of the date hereof.

3.Since [date to be supplied]1, there has been no change which has had or could reasonably be expected to have a Material Adverse Effect.

4.Attached hereto as Exhibit A are true, correct and complete copies of all consents, approvals, authorizations, registrations and filings and orders required or advisable to be made or obtained under any Requirement of Law, or by any Contractual Obligation of any Loan Party, in connection with the execution, delivery, performance, validity and enforceability of the Related Transaction Documents or any of the transactions contemplated thereby, and such consents, approvals, authorizations, registrations, filings and orders are in full force and effect and all applicable waiting periods have expired, and no investigation or inquiry by any governmental authority regarding the Commitments or any transaction being financed with the proceeds thereof are ongoing.

5.Attached hereto as Exhibit B are true, correct and complete copies of all Material Agreements.

6.Attached hereto as Exhibit C are true, correct and complete copies of all Closing Date Acquisition Agreements and all other material Closing Date Acquisition Documents. All conditions precedent to the Closing Date Acquisition, other than the funding of the Loans, have been satisfied, and the Closing Date Acquisition has been consummated simultaneously with the closing and funding of the Loans in accordance with the Closing Date Acquisition Agreements, without alteration, amendment or other change, supplement or modification of the Closing Date Acquisition Agreements except for waivers of conditions that are not material or adverse to the Lenders or as otherwise approved in writing by the Required Lenders.

1    Insert the date of the last audited financial statements of the Borrower described in Section 4.4 of the Credit Agreement.

IN WITNESS WHEREOF, I have hereunto signed my name as of the date first above written.

THE NEW JERSEY IMAGING NETWORK, L.L.C.

Name: [     ]
Title:    [     ]

EXHIBIT A

Consents, Approvals, Authorizations, Registrations, Filings and Orders

[Attached]

EXHIBIT B

Material Agreements

[Attached]

EXHIBIT C

Closing Date Acquisition Agreements and Closing Date Acquisition Documents

[Attached]

EXHIBIT 5.1(c)

Form of Compliance Certificate

[Date]

SunTrust Bank,
as the Administrative Agent
for the Lenders referred to below 3333 Peachtree Road
Atlanta, Georgia 30326 Attention: Garrett O’Malley
Telecopy Number: (404) 439-7327 Ladies and Gentlemen:
Reference is made to the Revolving Credit and Term Loan Agreement, dated as of September 30, 2015 (as amended, restated, amended and restated, extended, refinanced, replaced, supplemented or otherwise modified in writing from time to time and in effect on the date hereof, the “Credit Agreement”), among THE NEW JERSEY IMAGING NETWORK, L.L.C. (the “Borrower”), the several banks and other financial institutions and lenders from time to time party thereto and SUNTRUST BANK, as the Administrative Agent for such lenders. Terms defined in the Credit Agreement are used herein with the same meanings.

I, [ ], being duly elected and qualified, and acting in my capacity as [chief executive officer][chief financial officer][treasurer] of the Borrower, DO HEREBY CERTIFY that:

1.The consolidated financial statements of the Borrower and its Subsidiaries attached hereto for the fiscal [quarter][year] ending [date] fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as at the end of such fiscal [quarter][year] on a consolidated basis, and the related statements of income[, stockholders’ equity] and cash flows of the Borrower and its Subsidiaries for such fiscal [quarter][year], in accordance with GAAP consistently applied [(subject to normal year-end audit adjustments and the absence of footnotes)].

2.The calculations set forth in Annex 1 are computations of the financial covenants set forth in Article VI of the Credit Agreement calculated from the financial statements attached hereto in accordance with the terms of the Credit Agreement.

3.Based upon a review of the activities of the Borrower and its Subsidiaries and the financial statements attached hereto during the period covered thereby, as of the date hereof, there exists [no Default or Event of Default.][a Default or Event of Default as specified below:

and the Borrower [has taken][proposes to take] the following actions with respect thereto:

    .]

4.[There has been no change in the legal name or type of organization of the Subsidiaries or any new Subsidiaries as of the end of the fiscal [quarter][year] ending [date] from the Subsidiaries identified to the Lenders [on the Closing Date][as of the most recent fiscal quarter].]

[A change has occurred in the legal name or type of organization of the Subsidiaries or a new Subsidiary exists as of the end of the fiscal [quarter][year] ending [date] from the Subsidiaries identified to the Lenders [on the Closing Date][as of the most recent fiscal quarter] as specified below:

    .]

5.[No change in GAAP or the application thereof has occurred since [the Closing Date][the most recent fiscal quarter].]

[A change has occurred in GAAP or the application thereof since [the Closing Date][the most recent fiscal quarter] and the effect of such change on the financial statements attached hereto is specified below:

    .]

[Signature Page Follows]

IN WITNESS WHEREOF, I have hereunto signed my name as of the date first above written.

THE NEW JERSEY IMAGING NETWORK, L.L.C.

Name: [     ]
Title:    [Chief    Executive    Officer][Chief    Financial Officer][Treasurer]

ANNEX I

Calculations of Financial Covenants

For the Fiscal [Quarter] [Year] ending     , 20     .

Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement. In the event of any conflict between the formulas used for such analyses and calculations provided herein and the formulas provided in the Credit Agreement, the Credit Agreement shall govern.

Consolidated EBITDA12

(1) Consolidated Net Income	$
+ (2) Consolidated Interest Expense	$
+ (3) Federal, state, local and foreign income taxes payable determined on a consolidated basis in accordance with GAAP	$
+ (4) Depreciation and amortization expenses determined on a consolidated basis in accordance with GAAP	$
+ (5) Other non-cash charges determined on a consolidated basis in accordance with GAAP, including, without limitation, non-cash stock compensation expenses	$
+ (6) Transaction costs and expenses paid in cash in connection with the Related Transactions	$
+ (7) Specified operating lease expenses to the extent that a specific operating lease has been terminated or converted to a capital lease or purchased for cash prior to the end of the term thereof	$
+ (8) Pro forma cost savings related to the Closing Date Acquisition that are expected to be realized within 12 months of the Closing Date Acquisition	$
+ (9) Pro forma cost savings relating to any Permitted Acquisition or, if approved by the Required Lenders, any other Acquisition, that are expected to be realized within 12 months of such Permitted Acquisition or other Acquisition
$
+ (10) Amount of cost savings and other operating improvements and synergies projected by the Borrower in good faith to be realized as a result of actions taken	$
+ (11) Non-recurring employee severance expenses	$
+ (12) Non-recurring, non-operational expenses including settlements of legal proceedings (net of any non-recurring, non-operational income)	$
= Consolidated EBITDA[3]	$

1 The aggregate amount added back to Consolidated EBITDA for any period pursuant to clauses (8), (9), (10), (11) and (12) shall not exceed 20% of Consolidated EBITDA for the applicable period.
2 To the extent that any Loan Party shall have consummated the Closing Date Acquisition, a Permitted Acquisition or other Acquisition approved in writing by the Required Lenders, or any sale, transfer or other disposition of any Person or business units, Consolidated EBITDA shall be calculated on a Pro Forma Basis with respect to the Person or assets or the Person or business unit disposed of.

Consolidated Fixed Charges

(1) Cash portion of Consolidated Interest Expense	$
+ (2) Scheduled principal payments (excluding prepayments required to be made pursuant to Section 2.12(c) of the Credit Agreement and other optional or mandatory prepayments) made on Consolidated Total Debt
$
= Consolidated Fixed Charges	$

Leverage Ratio

A.	Consolidated Total Debt: $

B.	Cash balances subject to Controlled Accounts or in Government Receivables Deposit Accounts in an
aggregate amount not to exceed $5,000,000:    $

C.	Line A – Line B: $

D.	Consolidated EBITDA: $

E.	Leverage Ratio (Line C ¸ Line D): to 1.00

Fixed Charge Coverage Ratio

A.	Consolidated EBITDA: $

B.	Unfinanced Cash Capital Expenditures: $

C.	Restricted Payments paid in cash to Persons other than
Loan Parties:    $

D.	Cash income taxes paid: $

E.	Line A – Line B – Line C – Line D: $

F.	Consolidated Fixed Charges: $

G.	Fixed Charge Coverage Ratio (Line E ¸ Line F): to 1.00

3 For purposes of calculating Consolidated EBITDA for any fiscal month ending before June 30, 2015, Consolidated EBITDA for any such fiscal month set forth below shall be deemed to be equal to the amount set forth below for such fiscal month:

Fiscal Month	Consolidated EBITDA
January 31, 2015	$1,200,385.42
February 28, 2015	$1,200,385.42
March 31, 2015	$1,200,385.42
April 30, 2015	$1,200,385.42
May 31, 2015	$1,200,385.42
June 30, 2015	$1,200,385.42